Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

BIOSYNEX SA,

PROJECT MERCI MERGER SUB, INC.

AND

CHEMBIO DIAGNOSTICS, INC.

DATED AS OF

JANUARY 31, 2023

v

Section 9.11	Construction	65

Section 9.12	Counterparts; Signatures	66

Exhibit A	Definitions
Exhibit B	Amended and Restated Articles of Incorporation of the Surviving Corporation
Exhibit C	Amended and Restated Bylaws of the Surviving Corporation
Annex A	Conditions to the Offer

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of January 31, 2023 (the “Agreement Date”) by and among Biosynex SA, a French société anonyme (“Parent”), Project Merci Merger Sub, Inc., a Nevada corporation and wholly-owned indirect Subsidiary of Parent (“Merger Sub”), and Chembio Diagnostics, Inc., a Nevada corporation (the “Company”). Each of Parent, Merger Sub and the Company are referred to herein as a “Party” and collectively as the “Parties”. Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, the Parties hereto intend that, on the terms and subject to the conditions set forth herein, Merger Sub shall merge with and into the Company, with the Company being the surviving corporation (the “Merger”);

WHEREAS, pursuant to this Agreement, Merger Sub has agreed to commence a tender offer (as may be amended, supplemented or modified, the “Offer”) to purchase all of the outstanding shares of Company Common Stock (such shares of Company Common Stock being hereinafter referred to as the “Shares”), for a price per Share of $0.45 (such amount or any greater amount per Share that may be paid pursuant to the Offer, and as may be adjusted in accordance with this Agreement, the “Offer Price”);

WHEREAS, as soon as practicable following the Offer Closing, Merger Sub shall merge with and into the Company, on the terms and subject to the conditions set forth in this Agreement, with the Company being the surviving corporation, with the Merger to be effected pursuant to Section 92A.133 and the other applicable provisions of the Nevada Revised Statutes (the “NRS”), whereby each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled in accordance with Section 2.2(a)) will be converted into the right to receive the Offer Price, payable to the holder in cash, without interest, subject to any withholding of Taxes as contemplated by this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the Transactions, including the Offer and the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) adopted, approved and declared advisable this Agreement and the Transactions, and (iii) recommended, by resolution, that holders of Company Common Stock accept the Offer and tender their Shares to Merger Sub pursuant to the Offer;

WHEREAS, each of the boards of directors of Parent and Merger Sub has adopted and approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and the Transactions, including the Offer and the Merger, upon the terms and subject to the conditions set forth herein;

WHEREAS, Parent shall, or shall cause the direct holder of the stock of Merger Sub to, immediately following execution and delivery of this Agreement, approve this Agreement in its capacity as sole stockholder of Merger Sub; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and to set forth certain conditions to the Offer and the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties to this Agreement agree as follows:

Article I
THE OFFER

Section 1.1            The Offer.

(a)           Provided that this Agreement shall not have been terminated in accordance with Section 8.1, and subject to the Company having provided the information required to be provided pursuant to Section 1.2(b), as promptly as practicable after the Agreement Date, and in any event on or before February 14, 2023 (the date of such commencement, the “Offer Commencement Date”), Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase all of the Shares at a price per share equal to the Offer Price. The Parties hereby acknowledge and agree that the Offer shall constitute an “offer” as defined in NRS 92A.133(4)(e).

(b)           The obligation of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment and pay for any Shares validly tendered and not validly withdrawn pursuant to the Offer shall be subject only to the satisfaction, or waiver by Merger Sub or Parent, of (x) the condition that at least that number of Shares validly tendered and not validly withdrawn prior to the Expiration Time of the Offer and received by the depositary for the Offer (determined in accordance with NRS 92A.133(g)), when added to any Shares already owned by Merger Sub, if any, equals a majority of the voting power of the then issued and outstanding Shares (the “Minimum Condition”), and (y) the other conditions set forth in Annex A (the conditions described in clauses (x) and (y) are collectively referred to as the “Offer Conditions”). Subject to the satisfaction, or waiver by Merger Sub or Parent, of the Offer Conditions, Merger Sub shall (and Parent shall cause Merger Sub to) consummate the Offer in accordance with its terms and accept for payment (the time of such acceptance for payment, the “Acceptance Time”) and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer as promptly as practicable (and in any event within one (1) Business Day) after the Expiration Time and in any event in compliance with Rule 14e-1(c) under the Exchange Act. The Offer Price payable in respect of each Share validly tendered and not validly withdrawn pursuant to the Offer shall be paid to the seller of such Share in cash, without interest, subject to the deduction or withholding of any Taxes as contemplated by this Agreement, on the terms and subject to the conditions set forth in this Agreement. The time scheduled for payment for Shares accepted for payment pursuant to and subject to the conditions of the Offer is referred to in this Agreement as the “Offer Closing”, and the date on which the Offer Closing occurs is referred to in this Agreement as the “Offer Closing Date.”

(c)           The Offer shall be made by means of an offer to purchase that describes the terms and conditions of the Offer as set forth in this Agreement. Merger Sub and Parent expressly reserve the right to waive (in whole or in part) any Offer Condition at any time and from time to time, to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided, however, that without the prior written consent of the Company, Merger Sub shall not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the number of Shares to be purchased in the Offer, (iv) amend or modify any of the Offer Conditions in a manner that is adverse to the holders of Shares or impose conditions to the Offer in addition to the Offer Conditions, (v) amend, modify or waive the Minimum Condition or (vi) extend or otherwise change the Expiration Time in a manner other than pursuant to and in accordance with this Agreement.

(d)           Unless extended as provided in this Agreement, the Offer shall initially be scheduled to expire at midnight, New York City time, at the end of the day on the date that is twenty (20) Business Days (calculated as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act) after the Offer Commencement Date (the “Initial Expiration Time”, and as such date and time may be extended, the “Expiration Time”). Notwithstanding anything to the contrary set forth in this Agreement but subject to the Parties’ respective rights to terminate this Agreement in accordance with Article VIII:

(i)               Merger Sub shall extend the Offer for any minimum period required by any rule or, regulation of the SEC or its staff, any rule or regulation of Nasdaq (including in order to comply with Rule 14e-1(b) promulgated under the Exchange Act in respect of any change in the per share price) or as may be necessary to resolve any comments of the SEC, or any other applicable Law, in each case, applicable to the Offer, the Schedule 14D-9 or the Offer Documents;

(ii)              in the event that any of the conditions to the Offer set forth on Annex A, other than the Minimum Condition and those that by their nature are to be satisfied only at the Expiration Time, are not satisfied or waived (to the extent permitted hereunder) as of any then-scheduled Expiration Time, Merger Sub may, and if requested by the Company shall (and Parent shall cause Merger Sub to), extend the Offer for one or more successive extension periods of up to ten (10) Business Days each (or any longer period as the Parties hereto may agree) in order to permit the satisfaction of all of the conditions to the Offer; and

(iii)             in the event that all of the conditions to the Offer set forth on Annex A have been satisfied or waived (if permitted hereunder), except that the Minimum Condition has not been satisfied, as of any then-scheduled Expiration Time, Merger Sub may (and, if requested by the Company, shall, and Parent shall cause Merger Sub to) extend the Offer for one or more successive extensions of ten (10) Business Days each (or any longer period as may be approved in advance by the Company), it being understood and agreed that Merger Sub shall not be required to extend the Offer pursuant to this clause (iii) on more than three (3) occasions, but may, in its sole discretion, elect to do so; and

(x) For clarity, none of clauses (i), (ii) and (iii) of this Section 1.1(d) shall be deemed to impair, limit or otherwise restrict in any manner the right of any Party to terminate this Agreement pursuant to and in accordance with the terms of Article VIII, and (y) notwithstanding herein to the contrary, in no event shall Merger Sub be required or, without the prior written consent of the Company, be permitted to extend the Offer beyond the earlier of (1) the Termination Date and (2) the valid termination of this Agreement in accordance with Section 8.1.

(e)           Merger Sub shall not terminate the Offer prior to any scheduled Expiration Time without the prior written consent of the Company, except in connection with a valid termination of this Agreement permitted in accordance with the terms of Section 8.1. In the event that this Agreement is validly terminated pursuant to Section 8.1, whether or not the Expiration Time has occurred, Merger Sub shall (and Parent shall cause Merger Sub to) promptly (and in any event within twenty-four hours of such termination), irrevocably and unconditionally terminate the Offer, not acquire any Shares pursuant thereto, and cause any depositary acting on its behalf to promptly return in accordance with applicable Law all tendered Shares to the registered holders thereof.

(f)            On the Offer Commencement Date, Merger Sub and Parent shall (i) file or cause to be filed with the SEC, in accordance with Rule 14d-3 under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”) that will contain or incorporate by reference the related offer to purchase the Shares pursuant to the Offer, the form of the related letter of transmittal, the summary advertisement and other ancillary Offer documents pursuant to which the Offer will be made and instruments pursuant to which the Offer will be made (collectively, and together with all exhibits, amendments and supplements thereto, the “Offer Documents”); and (ii) cause the Schedule TO and related Offer Documents to be disseminated to holders of Shares in accordance with applicable federal securities Laws. The Company shall promptly furnish to Merger Sub and Parent in writing all information concerning the Company and its stockholders that may be required by applicable Law to be set forth in the Offer Documents or reasonably requested in connection with any action contemplated by this Section 1.1(f). Except with respect to any amendments filed in connection with a Change of Recommendation, the Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents (including any amendment or supplement thereto) prior to the filing thereof with the SEC, and Parent and Merger Sub shall give reasonable and good faith consideration to any comments made by the Company or its legal counsel. Each of Merger Sub, Parent and the Company agrees to promptly correct any information provided by it for use in the Offer Documents if, and to the extent that such Party becomes aware that, such information shall have become false or misleading in any material respect or as otherwise required by applicable Law. Merger Sub and Parent further agree to take all steps necessary to cause the Offer Documents as so corrected (if applicable) to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable Laws. Upon receipt of any written or oral comments by Merger Sub, Parent or their counsel from any Governmental Authority or its staff with respect to the Offer Documents, or any request from any Governmental Authority or its staff for amendments or supplements to the Offer Documents, Merger Sub and Parent agree to (i) promptly provide the Company and its counsel with a copy of any such written comments or requests (or a description of any such oral comments or requests); (ii) provide the Company and its counsel a reasonable opportunity to comment on any proposed response thereto, and to give reasonable and good faith consideration to any such comments made by the Company or its legal counsel; (iii) provide the Company and its counsel an opportunity to participate with Merger Sub, Parent or their counsel in any materials discussions or meetings with any Governmental Authority or its staff regarding the Offer Documents; and (iv) provide the Company with copies of any written comments or responses submitted by Merger Sub and Parent in response thereto.

(g)          The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, merger, issuer tender offer, exchange of shares or other like change with respect to Company Common Stock occurring on or after the Agreement Date and prior to Merger Sub’s acceptance for payment of, and payment for, Company Common Stock tendered in the Offer, and such adjustment to the Offer Price shall provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action and shall as so adjusted from and after the date of such event, be the Offer Price; provided, however, that nothing in this Section 1.1(g) shall be construed to permit the Company to take any action with respect to the Company Common Stock that is prohibited by the terms of this Agreement.

(h)           All fees, costs and expenses (except for the fees, costs and expenses of each Party’s respective advisors) in connection with commencing or conducting the Offer, including any costs for engaging any solicitation agent, placing any tombstone advertisement, or filing fees or mailing expenses associated with the preparation, filing and mailing of the Offer Documents and the Schedule 14D-9, shall be borne by the Company.

Section 1.2            Company Actions.

(a)           As promptly as practicable after the Offer Documents are filed with the SEC (and in any event, within four (4) Business Days after the filing of the Schedule TO), the Company shall file or cause to be filed with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all exhibits, amendments and supplements thereto, the “Schedule 14D-9”) that, subject to Section 6.3(e) and Section 6.3(f), shall contain and reflect the Company Board Recommendation. The Company shall also include in the Schedule 14D-9 the opinion of the Company Financial Advisor. The Company hereby consents to the inclusion of the Company Board Recommendation in the Offer Documents and to the inclusion of a copy of the Schedule 14D-9 with the Offer Documents mailed or furnished to holders of Shares. Each of Merger Sub and Parent shall promptly furnish to the Company in writing all information concerning Merger Sub and Parent that may be required by applicable Law to be set forth in the Schedule 14D-9 or reasonably requested in connection with any actions contemplated by this Section 1.2(a). The Company shall cause the Schedule 14D-9 to be filed with the SEC pursuant to this Section 1.2(a) to be disseminated to the Company’s stockholders as and to the extent required by the Exchange Act concurrently with the dissemination of the Schedule TO to the holders of Company Common Stock by Merger Sub. Except with respect to any amendments filed in connection with a Change of Recommendation, the Company agrees to provide Merger Sub, Parent and their counsel reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Merger Sub, Parent or their counsel. Each of the Company, Merger Sub and Parent agrees to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent such Party has become aware that such information shall have become false or misleading in any material respect. The Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the Company’s stockholders, in each case as and to the extent required by applicable Law. Upon receipt of any written or oral comments or requests for amendments or supplements by the Company or its counsel from any Governmental Authority or its staff with respect to the Schedule 14D-9, the Company agrees to (i) promptly provide Merger Sub, Parent and their counsel with a copy of any such written comments or requests for amendments or supplements (or a description of any such oral comments); (ii) provide Merger Sub, Parent and their counsel a reasonable opportunity to comment on any proposed response thereto, and to give reasonable and good faith consideration to any such comments made by Merger Sub, Parent or their legal counsel prior to responding to any such comments or requests; (iii) provide the Company and its counsel an opportunity to participate with Merger Sub, Parent or their counsel in any materials discussions or meetings with any Governmental Authority or its staff regarding the Schedule 14D-9; and (iv) provide Merger Sub or Parent with copies of any written comments or responses submitted by the Company in response thereto.

(b)           In connection with the Offer, no later than two (2) Business Days prior to the Offer Commencement Date, the Company shall, or shall cause its transfer agent to, promptly furnish Merger Sub and Parent with (i) mailing labels containing the names and addresses of all record holders of Shares; and (ii) security position listings of Shares held in stock depositories, each as of a recent date, and of those Persons who become record or beneficial owners subsequent to such date, together with other readily available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. The Company shall furnish Merger Sub and Parent with such additional information, including updated listings and computer files of record holders and beneficial holders of Shares, mailing labels, addresses, and security position listings, and such other assistance as Merger Sub, Parent or their agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Parent and Merger Sub shall use such information only in connection with the Offer and the Merger and shall take such actions as may be reasonably required to protect the unauthorized disclosure or use of information received by it pursuant to this Section 1.2(b) and shall use reasonable best efforts to have such information returned or destroyed in accordance with the terms of the Confidentiality Agreement governing such information.

Article II
THE MERGER

Section 2.1            The Merger.

(a)           Upon the terms and subject to the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) of such conditions at the Closing), at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the NRS whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”) as a wholly-owned indirect Subsidiary of Parent. The Merger shall be effected pursuant to NRS 92A.133 and shall be effected as soon as practicable following consummation of the Offer; provided, however, that, if, notwithstanding the foregoing, the Merger is not permitted to be effected pursuant to NRS 92A.133 for any reason, then the Parties shall take all actions necessary to cause the authorization of this Agreement and the Merger, and the consummation of the Merger as promptly as practicable after the consummation of the Offer pursuant to the applicable provisions of the NRS.

(b)           The consummation of the Merger shall take place at a closing (the “Closing”) to be held remotely via electronic transmission of related documentation or similar means, on a date and at a time to be agreed upon by Parent and the Company, which date shall be (i) as soon as practicable following, but in any event on the same date as the Offer Closing, except that if the conditions set forth in Section 7.1(a) shall not be satisfied or, to the extent permitted hereunder and by applicable law, waived as of such date, the Closing shall take place no later than the first Business Day on which all conditions set forth in Section 7.1(a) are satisfied or, to the extent permitted hereunder and by applicable law, waived, unless this Agreement has been terminated pursuant to its terms prior to such time or date or (ii) another time or date as Parent and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

(c)           At the Closing, the Company shall file articles of merger in requisite and customary form and substance, and as agreed upon with Parent, with the Office of the Nevada Secretary of State and make all other filings or recordings required by the NRS in connection with the Merger. The Merger shall become effective at such time as the articles of merger is duly filed with the office of the Nevada Secretary of State (or at such later effective time permitted under the NRS as may be mutually agreed to by the Parties and as specified in the articles of merger) (the time as of which the Merger becomes effective, the “Effective Time”).

(d)           From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under the NRS.

Section 2.2            Conversion of Shares of Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of any Shares or any shares of capital stock of Merger Sub or Parent:

(a)           except as otherwise provided in Section 2.2(b) or Section 2.2(d), each share of Company Common Stock outstanding immediately prior to the Effective Time which is the subject of, and not irrevocably accepted for purchase in the Offer, other than Dissenting Shares (if any), shall be converted into the right to receive the Offer Price in cash, without interest (such amount, as may be adjusted in accordance with Section 2.7, the “Merger Consideration”), and each holder of any such share of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 2.3;

(b)           each share of Company Common Stock held by the Company as a treasury share, and share of Company Common Stock owned by a wholly-owned Company Subsidiary or by Parent or its Subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

(c)           any Shares irrevocably accepted for purchase in the Offer shall be cancelled and shall cease to exist, and no Merger Consideration shall be delivered in exchange therefor; and

(d)           each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the Shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.3            Surrender and Payment.

(a)           Prior to the Acceptance Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of paying the Merger Consideration as provided in Section 2.2(a). Parent shall provide (or shall cause to be provided) to the Exchange Agent, at or prior to the Effective Time, cash sufficient to pay the Merger Consideration in respect of (i) certificated shares of Company Common Stock (the certificates representing such certificated shares, the “Certificates”) and (ii) the uncertificated shares of Company Common Stock (the “Uncertificated Shares”) (but not, for the avoidance of doubt, the Company RSU Merger Consideration) (such cash, the “Exchange Fund”). If, for any reason (including losses) the Exchange Fund is inadequate to pay the Merger Consideration in respect of the Certificates and the Uncertificated Shares (excluding, for the avoidance of doubt, the Company RSU Merger Consideration), Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit in trust additional cash with the Exchange Agent sufficient to pay all such amounts, and Parent and the Surviving Corporation shall in any event be liable for the payment thereof. All cash deposited with the Exchange Agent shall only be used for the purposes provided in this Agreement, or as otherwise agreed by the Company and Parent before the Effective Time. Promptly after the Effective Time (but in no event later than five (5) Business Days after the Effective Time), Parent shall cause the Exchange Agent to send to each holder of Certificates as of immediately prior to the Effective Time (other than Parent or any Subsidiary of Parent) a letter of transmittal, in form and substance reasonably acceptable to the Surviving Corporation, and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange. Notwithstanding anything to the contrary in this Agreement, no record holder of Uncertificated Shares will be required to deliver an executed letter of transmittal to the Exchange Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.3 with respect of such Uncertificated Shares.

(b)           Each former holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest or dividends will be paid or accrue on any Merger Consideration payable to former holders of Certificates or Uncertificated Shares.

(c)           If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay in advance to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)           After the Effective Time, the transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II.

(e)           Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.3(a)that remains unclaimed by former holders of Shares one year after the Effective Time shall be returned to Parent, upon demand, and any such former holder who has not exchanged Shares for the Merger Consideration in accordance with this Section 2.3 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such cancelled Shares without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any former holder of Shares for any amounts paid to a public official or any Governmental Authority pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by former holders of Shares immediately prior to such time when such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f)            The agreement with the Exchange Agent shall provide that the Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided, that (i) no such investment (including any losses thereon) shall relieve Parent or the Exchange Agent from making the payments required by this Article II, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (iii) all such investments shall be in (w) short-term direct obligations of the United States of America, (x) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (y) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (z) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as directed by Parent.

Section 2.4            No Dissenter’s Rights. Pursuant to NRS 92A.390, no holder of any Shares will have or be entitled to assert dissenter’s rights or any other rights of appraisal as a result of or in connection with this Agreement or the Transactions. Notwithstanding anything in this Agreement to the contrary, if it is determined that such right to dissent is not eliminated by operation of any applicable Laws, Shares outstanding immediately prior to the Effective Time and held by a holder who has not validly tendered such Shares in the Offer or consented thereto in writing and who has properly demanded payment of fair value (as defined in NRS 92A.320) for such Shares in accordance with the requirements of the NRS 92A.300 through 92A.500, inclusive (collectively, the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration, and the holders of Dissenting Shares shall be entitled to only such rights as are granted by NRS 92A.300 through 92A.500, inclusive. If any holder of Dissenting Shares fails to perfect, withdraws or otherwise loses the right to demand payment of fair value in respect of such Dissenting Shares pursuant to NRS 92A.300 through 92A.500, inclusive, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, as set forth in Section 2.2. The Company shall give Parent prompt notice of any written demands received by the Company for appraisals or payment of fair value in respect of the Shares and any withdrawals of such demands, as well as copies of any instruments or documents served pursuant to the NRS and received by the Company with respect to such demands, and the Parent shall have the right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands. Each holder of Dissenting Shares who becomes entitled to payment for such Dissenting Shares under the provisions of the NRS will receive payment thereof from the Surviving Corporation and as of the Effective Time such Shares will no longer be outstanding and will automatically be cancelled and retired and will cease to exist.

Section 2.5            Company Equity Awards. At the Effective Time, by virtue of the Merger and without any action on part of any Party, the holders of any Company Equity Award or any other Person:

(a)           Each Company Option that is outstanding immediately prior to the Effective Time shall automatically terminate for no consideration.

(b)           Each unvested Company RSU that is outstanding immediately prior to the Effective Time (including each unvested Company RSU that becomes vested at the Acceptance Time or Effective Time) shall automatically be canceled and converted into the right to receive an amount of cash equal to the Merger Consideration without any interest thereon (the “Company RSU Merger Consideration”).

(c)           Parent shall pay through the Surviving Corporation’s payroll (subject to deduction by the Surviving Corporation for any required withholding), the aggregate Company RSU Merger Consideration no later than ten (10) Business Days after the Effective Time.

(d)           The Company Board (or, if appropriate, any committee thereof administering the Stock Plans) and the Company, as applicable, shall take such actions as are necessary (i) to approve and effectuate the foregoing provisions of this Section 2.5 and (ii) to terminate each of the Stock Plans, effective as of and subject to the occurrence of the Effective Time.

Section 2.6            Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the delivery by such Person of a written indemnity agreement in form and substance reasonably acceptable to Parent, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this Article II.

Section 2.7            Adjustments to Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, merger, issuer tender offer, exchange of shares or other like change with respect to Company Common Stock occurring on or after the Agreement Date and prior to the Effective Time, and such adjustment to the Merger Consideration shall provide to the holders of Company Common Stock and Company Equity Awards the same economic effect as contemplated by this Agreement prior to such action and shall, as so adjusted from and after the date of such event, be the Merger Consideration; provided, however, that nothing in this Section 2.7 shall be construed to permit the Company to take any action with respect to the Company Common Stock that is prohibited by the terms of this Agreement.

Section 2.8           Withholding. Notwithstanding anything to the contrary here in, each of Parent, Merger Sub, the Surviving Corporation, its Subsidiaries and any other withholding agent (each a “Withholding Party”) shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement, including consideration payable to any holder or former holder of Company Equity Awards, such amounts as it is required to deduct and withhold with respect to the making of such payment pursuant to the Code or under any other provision of federal, state, local or foreign Tax Law. Prior to any such deduction or withholding, each Withholding Party shall use commercially reasonable efforts to cooperate with any Person receiving a payment subject to withholding under this Agreement (other than any payment received as consideration for Company Equity Awards) to reduce or eliminate any such deduction or withholding, including by allowing such Person to provide documentation to the Withholding Party with a view to reducing or eliminating such withholding. To the extent that amounts are so deducted or withheld and timely and properly paid over to the appropriate Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article III
THE SURVIVING CORPORATION

Section 3.1            Articles of Incorporation. At the Effective Time, the articles of incorporation of the Surviving Corporation shall be amended and restated to be in the form set forth on Exhibit B, until thereafter amended in accordance with the NRS and such articles of incorporation.

Section 3.2            Bylaws. At the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be amended and restated to be in the form set forth on Exhibit C, until thereafter amended in accordance with the NRS and such bylaws; provided that no additional amendments may be made to such bylaws until ten (10) days after the Effective Time.

Section 3.3            Directors and Officers.

(a)           The directors of the Surviving Corporation shall from and after the Effective Time until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation be the individuals who are the directors of Merger Sub immediately prior to the Effective Time.

(b)           The officers of the Surviving Corporation shall from and after the Effective Time until their respective successors have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation be the individuals who are the officers of Merger Sub immediately prior to the Effective Time.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (i) disclosed in the Company SEC Reports that are publicly available on the internet website of the SEC prior to the Agreement Date (other than any predictive, cautionary or forward-looking statements therein) or (ii) set forth in the disclosure letter (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein), provided that any disclosure set forth with respect to any particular Section shall be deemed to be disclosed in reference to any other applicable Section if the disclosure in respect of the particular Section is sufficient on its face to inform Parent of the applicability of such disclosure to such other Section (the “Company Disclosure Letter”), the Company hereby represents and warrants to Merger Sub and Parent as follows:

Section 4.1            Organization. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada. Each of the Subsidiaries of the Company (the “Company Subsidiaries”) (i) is a corporation, limited liability company, limited partnership or other legal Entity duly organized, validly existing and (ii) where applicable, in good standing under the Laws of the jurisdiction of its organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be in good standing (to the extent applicable) would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has all requisite corporate or similar power and authority to enable it to own, operate and lease its properties, own and use its assets and to carry on its business as now conducted, except for such power and authority, the lack of which, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect. The copies of the articles of incorporation and bylaws, as amended, of the Company which have been made available to Parent (the “Company Charter Documents”) are complete and correct copies of such documents and contain all amendments thereto as in effect on the Agreement Date. There are no provisions of the Company Charter Documents, and the Company has not taken or permitted to occur any action that would have the effect of limiting or precluding, in each case, as contemplated by this Agreement, the (i) ability of the Company to consummate the Merger under NRS 92A.133 (and not a vote of the Company’s stockholders pursuant to NRS 92A.120) by virtue of satisfaction of the ownership threshold requirements of NRS 92A.133 pursuant to the Offer, or (ii) exemption, pursuant to NRS 92A.390, of the Merger from dissenter’s rights under NRS 92A.300 to 92A.500, inclusive.

Section 4.2            Capitalization.

(a)           The authorized capital stock consists of (i) 100,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share, of the Company (the “Company Preferred Stock”). As of the close of business on January 27, 2023 (the “Capitalization Date”): (A) 36,725,858 shares of Company Common Stock were issued and outstanding, including shares of Company Common Stock in respect of vested Company RSUs but which for the avoidance of doubt does not include the shares described in clause (B); (B) 48,057 shares of Company Common Stock were held by the Company in its treasury; (C) there were outstanding Company Options to purchase 3,657,163 shares of Company Common Stock; (D) 1,570,779 shares of Company Common Stock were issuable in respect of outstanding Company RSUs; (E) 236,180 shares of Company Common Stock were available for the future grant of Company Equity Awards under the Stock Plans; and (F) no shares of Company Preferred Stock were issued and outstanding. Such issued and outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to any Stock Plan or pursuant to the agreements set forth on Schedule 4.2(a)(i) of the Company Disclosure Letter, or as contemplated or permitted by this Agreement will be when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid, nonassessable and not subject to (or issued in violation of) any preemptive or similar rights. There are no outstanding contractual obligations of the Company of any kind to redeem, purchase or otherwise acquire any Equity Interests of the Company (excluding (1) the withholding or retirement of shares of Company Common Stock to satisfy Tax obligations with respect to Company Equity Awards and (2) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options). Other than the Company Common Stock, there are no outstanding bonds, debentures, notes or other Indebtedness or securities of the Company having the right to vote (or, other than Company Equity Awards convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Neither the Company nor any Company Subsidiary is a party to any voting agreement with respect to any Equity Interests of the Company or any Company Subsidiary. Section 4.2(a)(ii) of the Company Disclosure Letter sets forth, as of the Capitalization Date, a list of the holders of Company Equity Awards, including (to the extent applicable) the date on which each such Company Equity Award was granted, the number of shares of Company Common Stock subject to such Company Equity Award, the expiration date of such Company Equity Award, the price at which such Company Equity Award may be exercised, and the applicable Stock Plan pursuant to which such Company Equity Award was granted. From the Capitalization Date to the date of this Agreement, the Company has not issued or granted any Equity Interests, other than pursuant to the exercise or settlement of Company RSUs. All outstanding Company Options have an exercise price that is higher than the Merger Consideration.

(b)           Except as set forth in Section 4.2(a)(ii) and in Section 4.2(b) of the Company Disclosure Letter, as of the Capitalization Date, no (i) shares of capital stock or other voting securities of, (ii) other equity or voting interests in, (iii) securities convertible into or exchangeable for, or options, warrants or other rights to acquire or receive any, capital stock, voting securities or other equity interests in or (iv) stock appreciation rights, “phantom” stock rights or other rights that give the holder thereof any economic or voting interest of a nature accruing to the holders of capital stock in (clauses (i), (ii), (iii), and (iv) collectively, “Equity Interests”) the Company were issued, reserved for issuance or outstanding. Except as set forth in Section 4.2(a)(ii) of the Company Disclosure Letter, there are no outstanding commitments, agreements, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound (A) obligating the Company or any of the Company Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Interests in the Company or any of the Company Subsidiaries or (B) obligating the Company or any of the Company Subsidiaries to issue, grant, extend or enter into any such commitment, agreement, arrangement or undertaking.

Section 4.3            Authorization; No Conflict.

(a)           The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Offer, the Merger and the other Transactions are within the Company’s corporate powers and, assuming that the Transactions are consummated in accordance with NRS 92A.133 and have been duly authorized by all necessary corporate action on the part of the Company. The Company has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms (except as enforceability is subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)           The Company Board, by resolutions adopted at a meeting duly called and held, has unanimously (i) determined that this Agreement and the Transactions, including the Offer and the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) adopted, approved and declared advisable this Agreement and the Transactions, and (iii) duly adopted resolutions recommending, subject to Section 6.3, that the holders of Company Common Stock accept the Offer and tender their Shares to Merger Sub pursuant to the Offer (such recommendation, the “Company Board Recommendation”), which resolutions, subject to Section 6.3, have not been rescinded, modified or withdrawn in any way.

(c)           The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action by or in respect of or filing with any Governmental Authority, other than (i) the filing of the articles of merger with respect to the Merger with the Office of the Nevada Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the Securities Act and the Exchange Act, (iii) compliance with any applicable rules of Nasdaq, and (iv) any additional actions or filings, except those that the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)           The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Company Charter Documents, (ii) assuming compliance with the matters referred to in Section 4.3(c), contravene, conflict with or result in a violation or breach of any provision of any applicable Law or Order, or (iii) except as disclosed on Schedule 4.3(d) of the Company Disclosure Letter and assuming compliance with the matters referred to in Section 4.3(c), require any consent or other action by any Person under, result in any breach of, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or the loss of any benefit to which the Company or any of the Company Subsidiaries is entitled under, any Contract, or (iv) result in the creation or imposition of any Lien upon any asset of the Company or any of the Company Subsidiaries, except in the case of clauses (iii) through (iv), for such violations, conflicts, reaches, defaults, terminations, accelerations or Liens that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.4            Subsidiaries.

(a)           Section 4.4 of the Company Disclosure Letter sets forth, as of the Agreement Date, a complete and accurate list and the Equity Interest of each Person that is owned, directly or indirectly, by the Company and their respective jurisdictions of organization. The Company owns, directly or indirectly, 100% of the Equity Interests of the Company Subsidiaries. Other than equity securities held in the ordinary course of business for cash management purposes, the Company does not own or hold the right to acquire any equity securities, ownership interests or voting interests (including voting debt) of, or securities exchangeable or exercisable therefor, or investments in, any other Person.

(b)           All of the outstanding Equity Interests in each Company Subsidiary are, where applicable, duly authorized, validly issued, fully paid, nonassessable and not subject to (or issued in violation of) any preemptive or similar rights, and such Equity Interests are owned by the Company or by a Company Subsidiary free and clear of any Liens (other than Permitted Liens) or limitations on voting rights. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the Equity Interests of any Company Subsidiary.

(c)           The Company has not agreed and is not obligated to make, and is not bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(d)           The Company has delivered or made available to Parent accurate and complete copies of the articles or certificate of incorporation and bylaws (or equivalent organizational documents, as applicable) of the Company Subsidiaries, in each case as in effect on the date hereof. None of the Company Subsidiaries are in material violation of any of the provisions of their articles or certificate of incorporation and bylaws (or equivalent organizational documents, as applicable).

Section 4.5            SEC Reports and Financial Statements.

(a)           Since January 1, 2020, the Company has timely filed or furnished with the United States Securities and Exchange Commission (the “SEC”) all reports, schedules, forms, registration statements, definitive proxy statements and other documents (including exhibits and all information incorporated by reference) required to be filed or furnished by the Company with the SEC (such documents, together with any documents filed or furnished, as applicable, by the Company with the SEC during such period on a voluntary basis, the “Company SEC Reports”). As of their respective filing dates, and giving effect to any amendments or supplements thereto filed prior to the Agreement Date, the Company SEC Reports (i) complied in all material respects as to form with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

(b)           The consolidated balance sheets and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows (including, in each case, any related notes and schedules thereto) of the Company contained in the Company SEC Reports, as of their respective dates of filing with the SEC (or, if such Company SEC Reports were amended prior to the Agreement Date, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, subject to year-end adjustments, the absence of footnotes and to any other adjustments described therein, including in any notes thereto) applied on a consistent basis during the periods involved (except as otherwise noted therein or to the extent required by GAAP) and present fairly in all material respects the consolidated financial position and the consolidated results of operations, comprehensive loss, stockholders’ equity and cash flows of the Company and the Company Subsidiaries in accordance with GAAP as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to year-end adjustments, the absence of footnotes and to any other adjustments described therein, including in any notes thereto), except to the extent that information contained in such Company SEC Report has been reviewed, amended, modified or supplemented (prior to the date of the Agreement) by a subsequent Company SEC Report.

(c)           Neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent, matured or otherwise, and whether or not required to be reflected or reserved against on a balance sheet (or notes thereto) prepared in accordance with GAAP, except: (i) liabilities reflected or reserved against in the consolidated balance sheet (or the notes thereto) of the Company as of September 30, 2022 included in the Company SEC Reports (the “Balance Sheet”), (ii) liabilities incurred after September 30, 2022 in the ordinary course of business (none of which relate to breach of Contract, breach of warranty, tort, infringement or violation of applicable Law), (iii) liabilities incurred in connection with the Transactions, (iv) executory obligations under any Contract (none of which is a liability for a breach thereof) (provided that, with respect to Company Material Contracts in effect on the Agreement Date, such Contract was made available to Parent prior to the Agreement Date and, with respect to Contracts entered into subsequent to the Agreement Date, such Contract was entered into in accordance with Section 6.2), or (v) liabilities that would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(d)           The Company maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and include those policies and procedures that pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of assets of the Company and provide reasonable assurance: (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed only in accordance with the authorization of management and directors of the Company and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that would materially affect the Company’s financial statements. As of the Agreement Date, neither the Company nor the Company’s independent registered public accounting firm has identified or been made aware of any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over financial reporting, in each case that has not been subsequently remediated.

(e)           The Company maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that are designed to ensure that (i) all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(f)            The Schedule 14D-9 will, when filed with the SEC, and any amendments or supplements thereto, when filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company’s stockholders, as applicable, comply in all material respects with the applicable requirements of the Exchange Act. None of the information supplied or to be supplied by or on behalf of the Company expressly for inclusion or incorporation by reference in the Schedule TO and the other Offer Documents, or the Schedule 14D-9, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company’s stockholders, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The representations and warranties contained in this Section 4.5(f) shall not apply to statements or omissions included or incorporated by reference in the Schedule TO, the Schedule 14D-9 or other Offer Documents, as applicable, based upon information supplied by the Parent, Merger Sub, or any Subsidiary of Parent or any of their respective Representatives specifically for use or incorporation by reference therein.

(g)           Neither the Company nor any of the Company Subsidiaries is a party to or has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company’s Subsidiaries in the Company’s published financial statements or other Company SEC Reports.

(h)           As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports. To the Knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

(i)            Except as otherwise set forth in the Company SEC Reports, the Company is in compliance in all material respects with the applicable listing rules and policies of Nasdaq.

Section 4.6            Absence of Material Adverse Changes, etc. Between September 30, 2022 and the Agreement Date, (a) except for actions expressly contemplated by this Agreement, the Company and the Company Subsidiaries have conducted their business in all material respects in the ordinary course of business, (b) the Company and the Company Subsidiaries have not taken any actions that, if taken after the Agreement Date, would require Parent’s consent pursuant to Section 5.2(b), and (c) there has not been or occurred any event, condition, change, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 4.7            Litigation. There are, and since January 1, 2020, there have been, no Legal Proceedings pending or, to the Knowledge of the Company, threatened, to which the Company or any of the Company Subsidiaries is a party, or, to the Knowledge of the Company, by, against or affecting any present officer, director or employee of the Company or any Company Subsidiary in such individual’s capacity as such that, individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect. There are no Orders outstanding against the Company or any of the Company Subsidiaries that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company no investigation or review by any Governmental Authority with respect to the Company or any Company Subsidiary is pending or is being threatened, other than any investigations or reviews that would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.8            Broker’s or Finder’s Fees. Except for Craig-Hallum Capital Group LLC or any of its respective Affiliates (the “Company Financial Advisor”), no agent, broker, Person or firm acting on behalf of the Company or any Company Subsidiary or under the Company’s or any Company Subsidiary’s authority is or will be entitled to any advisory or broker’s or finder’s or other similar fee or commission from any of the Parties hereto in connection with any of the Transactions. The Company has made available to Parent (or any of their respective Subsidiaries) accurate and complete copies of any agreements between the Company Financial Advisor and the Company or any of its Subsidiaries.

Section 4.9            Company Plans.

(a)           Section 4.9(a) of the Company Disclosure Letter sets forth a complete and accurate list of each material Company Plan (other than any offer letter or other employment Contract that (i) is terminable “at-will”, (ii) is terminable following a notice period imposed by applicable Law, or (iii) does not materially deviate from the Company’s standard form made available to Parent prior to the Agreement Date) and separately identifies those material Company Plans maintained outside of the United States primarily for the benefit of employees of the Company or any of its Subsidiaries working outside of the United States (such plans hereinafter being referred to as “Non-U.S. Company Plans”).

(b)           With respect to each material Company Plan, the Company has made available to Parent true and correct copies of the following documents (if applicable): (i) each written Company Plan and all amendments thereto, if any, or, with respect to any unwritten Company Plan, a summary of the material terms thereof; (ii) the current summary plan description of each Company Plan and any material modifications thereto, if any, or any written summary provided to participants with respect to any plan for which no summary plan description exists; (iii) the most recent determination letter (or if applicable, advisory or opinion letter) from the Internal Revenue Service or other Governmental Authority; (iv) the most recent annual report on Form 5500 or such similar report, statement or information return required to be filed with or delivered to any Governmental Authority, if any; (v) all material non-routine communications with any Governmental Authority regarding any Company Plan; and (vii) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto.

(c)           Neither the Company nor any other Person that would be or, at any relevant time, would have been considered, a single employer with the Company under the Code or ERISA has during the past six (6) years maintained, contributed to, or been required to contribute to and neither the Company nor any Company Subsidiary has any current or contingent liability or obligation under or with respect to, (i) a plan subject to Title IV of ERISA or Code Section 412, including any “single employer” defined benefit plan or any “multiemployer plan” each as defined in Section 4001 of ERISA, (ii) a “multiple employer plan” as defined in Section 413(c) of the Code, or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(d)           Each Company Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code or receive any other favorable tax treatment, is so qualified and is the subject of a favorable determination letter (or, if applicable, advisory or opinion letter) from the Internal Revenue Service that has not been revoked or meets the requirements for such treatment and, to the Knowledge of the Company, no event has occurred and no facts or conditions exist that would reasonably be expected to adversely affect the qualified status of any such Company Plan or result in the imposition of any liability, penalty or Tax under ERISA, the Code or other applicable Law. No “prohibited transaction,” within the meaning of Section 4975 of the Code or breach of fiduciary duty has occurred with respect to any Company Plan.

(e)           Except to the extent required under Section 601 et seq. of ERISA or 4980B of the Code (or any other similar state or local Law) for which the covered Person bears the full cost of coverage, neither the Company or any Company Subsidiary nor any Company Plan has any present or future obligation to provide post-employment or post-termination welfare benefits to or make any payment to, or with respect to, any Person including any former employee, officer or director or contractor of the Company or any Company Subsidiary, or any current or former Company Employee pursuant to any retiree medical benefit plan or other retiree welfare plan or Company Plan.

(f)            Each Company Plan and Non-U.S. Company Plans have been established, maintained, funded, operated and administered in accordance with its provisions and in material compliance with all applicable provisions of ERISA, the Code and other applicable Law. All payments and contributions required to be made under the terms of any Company Plan have been made or the amount of such payment or contribution obligation has been reflected in the Company SEC Reports which are publicly available prior to the Agreement Date. No disputed claims for benefits or Legal Proceeding is pending or, to the Knowledge of the Company, threatened in connection with any Company Plan, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(g)           All Non-U.S. Company Plans comply in all material respects with applicable local Law, and all such plans that are intended to be funded and/or book-reserved are funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions. As of the date hereof, there is no pending or, to the Knowledge of the Company, threatened material litigation relating to any Non-U.S. Company Plan.

(h)           Neither the Company nor any Company Subsidiary maintains any obligations to indemnify, “gross-up” or reimburse any individual in respect of any Taxes or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(i)            Except as set forth in Section 4.9(i) of the Company Disclosure Letter, neither the execution of this Agreement nor the consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any current or former director, officer, Company Employee or individual independent contractor to any material compensation or benefits, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any material compensation or benefits or trigger any other material obligation under any Company Plan or otherwise, (iii) result in any breach or violation of, default under or limit the Company’s right to amend, modify or terminate any Company Plan or (iv) give rise to payments or benefits that, separately or in the aggregate, could be nondeductible to the payor under Section 280G of the Code or would result in an excise Tax on any recipient under Section 4999 of the Code.

Section 4.10          Opinions of Company Financial Advisor. The Company Board has received from the Company Financial Advisor a written opinion, to the effect that, based on various assumptions and limitations set forth therein, as of the date of such opinion, the Merger Consideration to be received by the holders of Company Common Stock (other than Parent and its Affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders. It is agreed and understood that such opinion is for the benefit of the Company Board and may not be relied on by Parent, Merger Sub or their respective Affiliates.

Section 4.11          Taxes.

(a)           The Company and each of the Company Subsidiaries has (i) timely filed all income and other material Tax Returns required to be filed by it in the manner prescribed by applicable Law and all such Tax Returns are true, correct and complete in all material respects; (ii) timely paid in full all income and other material Taxes required to be paid by the Company or any Company Subsidiary (whether or not shown as due and owing on such Tax Return); and (iii) withheld and timely paid over to the appropriate Governmental Authority all material Taxes required to have been withheld and paid by such Person and complied in all material respects with all reporting and recordkeeping requirements relating to such Taxes required to be withheld. All material Taxes of the Company and each of the Company Subsidiaries that have been incurred but are not yet due and payable (i) for periods covered by the Company’s audited financial statements, have been accrued and adequately disclosed on such audited financial statements in accordance with GAAP, and (ii) for periods not covered by such audited financial statements, have been accrued on the books and records of the Company in accordance with GAAP.

(b)           There is no claim, audit, action, suit or proceeding currently pending or, to the Knowledge of the Company, threatened against or with respect to the Company or any Company Subsidiary in respect of any Taxes or Tax Return, and there has been no such claim, audit, action, suit or proceeding within the past five (5) years, nor has the Company or any Company Subsidiary received any written notices within the past five (5) years from any Governmental Authority relating to any issue which might affect the Tax liability of the Company or any Company Subsidiary. No deficiency for any Taxes has been asserted in writing or assessed by any Governmental Authority against any of the Company or any Company Subsidiary, except for deficiencies that have been satisfied by payment, settled, withdrawn or otherwise resolved. No claim has been made by any Governmental Authority in a jurisdiction in which the Company or any Company Subsidiary, as applicable, does not file Tax Returns that the Company or such Company Subsidiary, as applicable, is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction. Neither the Company nor any Company Subsidiary has granted any request, agreement or consent to waive or extend any statute of limitations relating to the payment or collection of Taxes of the Company or the Company Subsidiaries that has not expired and no request for any such waiver or extension is currently pending. None of the Company or any Company Subsidiary is subject to any private letter ruling of the U.S. Internal Revenue Services or any comparable rulings of any Governmental Authority.

(c)           Neither the Company nor any Company Subsidiary has been a party to a “listed transaction” or “transaction of interest” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) and (6) (or similar provisions of state, local, or foreign Law).

(d)           Neither the Company nor any Company Subsidiary is a party to (i) any Tax sharing agreement, Tax indemnity obligation or similar agreement, or (ii) any other arrangement or practice with respect to Taxes. Neither the Company nor any of its Subsidiaries (X) has been a member of an affiliated, consolidated, combined, unitary or similar group filing income Tax Returns (other than a group the common parent of which was the Company) or (Y) has any liability for the Taxes of another Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract (other than Contracts entered into in the ordinary course of business the principal purpose of which is unrelated to Taxes) or otherwise.

(e)           There are no Liens for Taxes on any of the assets of the Company or any Company Subsidiary other than Permitted Liens.

(f)            Neither the Company nor any of the Company Subsidiaries will be required to include any item of material income in, or exclude any item of material deduction from, taxable income for any period (or portion thereof) ending after the Closing Date as a result of: (i) change in, or use of an improper, method of accounting for a taxable period ending on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous or similar provision of state, local or foreign Law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 (or any corresponding or similar provision of state, local, or foreign Law); (iv) an installment sale or open transaction disposition made on or prior to the Closing Date; (v) a prepaid amount or deferred revenue received on or prior to the Closing Date; (vi) Sections 951 or 951A of the Code (or, in each case, any corresponding or similar provision of state, local or foreign Law) or (vii) any gain recognition agreement to which the Company or any Company Subsidiary is a party under Section 367 of the Code (or any corresponding or similar provision of federal, state, local or foreign Law). Neither the Company nor any of the Company Subsidiaries will be required to make any payment after the Closing Date as a result of an election under Section 965 of the Code.

(g)           Within the past five (5) years, neither the Company nor any of the Company Subsidiaries has distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h)           The Company has not been, and will not be, a United States real property holding company within the meaning of Section 897(c) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(i)            Except as set forth in Section 4.11(i) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries has deferred any Taxes under Section 2302 of the CARES Act, claimed any Tax credit under Section 2301 of the CARES Act or otherwise taken any action to elect or avail itself of any provision of the CARES Act relating to Taxes.

(j)            Section 4.11(j) of the Company Disclosure Letter sets forth the entity classification of each of the Company Subsidiaries for U.S. federal income tax purposes and each such Company Subsidiary has been so classified at all times since its date of formation.

(k)           No Company Subsidiary organized under the laws of a country other than the United States (i) is engaged in the conduct of a United States trade or business for U.S. federal income tax purposes; (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code; (iii) is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) or is treated as a U.S. corporation under Section 7874(b) of the Code; or (iv) has elected under Section 897(i) of the Code to be treated as a U.S. corporation.

Section 4.12          Compliance with Laws; Permits; Governmental Authorizations.

(a)           Neither the Company nor any of the Company Subsidiaries is, or since January 1, 2020 has been, in violation of any Law (including Health Law) or Order applicable to the Company or the Company Subsidiaries or by which any of their respective properties or businesses are bound or any regulation issued under any of the foregoing or has been notified by any Governmental Authority of any violation by the Company or any Company Subsidiary of, or any investigation with respect to, any such Law (including Health Law) or Order, except for any such violation that would not, or would not reasonably be expected to individually or in the aggregate, have a Company Material Adverse Effect.

(b)           Since January 1, 2020, neither the Company, any Company Subsidiary, nor any director, officer or employee of the Company or any Company Subsidiary nor, to the Knowledge of the Company, any Representative, agent, consultant, or any other person (in each case, acting for or on behalf of the Company or Company Subsidiary) has violated any provision of any Anti-Corruption Laws, Health Laws or Trade Control Laws by having: (i) directly or indirectly paid, offered, authorized, gifted or promised to make or offer any contribution, gift, entertainment or other expense, (ii) made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind to or for the benefit of foreign or domestic government officials or employees, or to foreign or domestic political parties, candidates thereof or campaigns, (iii) paid, offered, authorized, gifted or promised to make or offer any bribe, payoff, influence payment, kickback, rebate, or any other payment or item of value of similar nature, (iv) established or maintained any fund of corporate monies or other properties, (v) failed, or caused the failure, to make and keep books and records of the Company or any Company Subsidiaries, related to any of the foregoing, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the Company or any Company Subsidiaries, (vi) taken, caused to be taken or failed to have taken any other action in connection with the business of the Company that would cause the Company to violate any Anti-Corruption Laws or Trade Control Laws, (vii) been a Sanctioned Person or (viii) engaged in any dealings with, for the benefit of, or on behalf of any Sanctioned Person or Sanctioned Country; except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect. The Company has established and maintains policies and procedures and a compliance program designed to reasonably assure and ensure compliance with Anti-Corruption Laws, Trade Control Laws and Health Laws.

(c)           The Company and the Company Subsidiaries each hold all Governmental Authorizations and all governmental franchises, licenses, permits, Regulatory Permits, authorizations and approvals (“Permits”) necessary to enable the Company and each Company Subsidiary to conduct its business in the manner in which its business is currently being conducted, except where failure to hold such Governmental Authorizations would not reasonably be expected to have a Company Material Adverse Effect. The Governmental Authorizations and Permits held by the Company and the Company Subsidiaries are valid and in full force and effect, except where the failure to be valid or in full force and effect would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of the Company Subsidiaries is in compliance with the terms and requirements of such Governmental Authorizations, except where failure to be in compliance would not reasonably be expected to be material or to have a Company Material Adverse Effect.

(d)           This Section 4.12 does not apply to Company Plans, which are covered in Section 4.9.

Section 4.13          Regulatory Matters.

(a)           The Company and Company Subsidiaries have filed with the applicable regulatory authorities (including the FDA or any other Governmental Authority performing functions similar to those performed by the FDA) all required material filings, declarations, listings, registrations, reports or submissions. All such filings, declarations, listings, registrations, reports or submissions were in material compliance with applicable Law when filed, and no material deficiencies have been asserted in writing to any of the Company and Company Subsidiaries by any applicable Governmental Authority with respect to any such filings, declarations, listings, registrations, reports or submissions.

(b)           Except as would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2020, (i) the Company and the Company Subsidiaries have and have had in effect all necessary and applicable Regulatory Permits required by any Health Authority to permit the conduct of their respective businesses as currently conducted, (ii) all of such Regulatory Permits are in full force and effect and (iii) each of the Company and applicable Company Subsidiary is in compliance with, and is not in default under, each such Regulatory Permit.

(c)           Except as would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2020, the Company, the Company Products, and the facilities in which the Company Products are developed, tested, made, processed, labeled, packaged, handled or stored are in compliance with all applicable requirements under applicable Health Laws, any comparable applicable foreign Laws, and all terms and conditions of all applicable Regulatory Permits.

(d)           Set forth on Section 4.13(c) of the Company Disclosure Letter is a list and description of all Regulatory Permits. Other than the Regulatory Permits in Section 4.13(c) of the Company Disclosure Letter and except as set forth in Section 4.13(c) of the Company Disclosure Letter, there are no additional Regulatory Permits required by any Health Authority to permit the conduct of their respective businesses as currently conducted, except where the failure to have such Regulatory Permits would not reasonably be expected to have a Company Material Adverse Effect, individually or in the aggregate.

(e)           Except as would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2020, none of the Company, any of the Company Subsidiaries or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any other Health Authority or (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Health Authority. None of the Company, any of the Company Subsidiaries or any of their respective directors, officers, employees or agents is the subject of any pending or, to the Knowledge of the Company, threatened investigation by the FDA, or the subject of any investigation by any other Health Authority or Governmental Authority, that, assuming such investigations were determined or resolved adversely, would be reasonably expected to have a Company Material Adverse Effect.

(f)            Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries (i) has received any material written notice from any Health Authority or Governmental Authority (including a warning, untitled, or notice of violation letter or Form FDA 483) alleging any violation of, or non-compliance with, any Health Law, (ii) is subject to any material enforcement, regulatory or administrative proceedings against or affecting the Company or any Company Subsidiary relating to or arising under any Health Law and, to the Knowledge of the Company, no such enforcement, regulatory or administrative proceeding has been threatened, or (iii) is a party to any corporate integrity agreement, monitoring agreement, deferred prosecution agreement, consent decree, settlement order, or other similar agreement, in each case, entered into with or imposed by any Governmental Authority, and no such action is pending as of the date hereof.

(g)           Since January 1, 2020, except as would not reasonably be expected to have a Company Material Adverse Effect, neither any the Company, Company Subsidiaries, nor any of their officers, directors, managers, employees, or agents are or have been: (i) excluded, suspended or debarred from participation, or are otherwise determined to be or identified as ineligible to participate, in any Governmental Health Program, (ii) subject to a civil monetary penalty assessed under Section 1128A of the Social Security Act, sanctioned, indicted or convicted of a crime, or pled nolo contendere or to sufficient facts, in connection with any allegation of violation of any Governmental Health Program requirement or Law, (iii) to the Knowledge of the Company, the target or subject of any investigation relating to any offense of any Governmental Health Program, (iv) party to any individual integrity agreement, corporate integrity agreement or other formal or informal agreement (e.g., deferred prosecution agreement) with any Governmental Authority concerning any Health Law, (v) listed on the Office of Inspector General’s List of Excluded Individuals and Entities, (vi) listed on the General Services Administration’s published list of parties excluded from federal procurement programs and non-procurement programs, or (vii) subjected to any other debarment, exclusion or sanction list or database.

(h)           Except as set forth on Section 4.13(h) of the Company Disclosure Letter, all manufacturing operations conducted by or for the benefit of the Company and the Company Subsidiaries have been conducted in compliance in all material respects with all applicable Health Laws, including good manufacturing practices regulations, and no Company Product has been recalled, withdrawn or suspended (whether voluntarily or otherwise) or has been adulterated or misbranded by the Company or a Company Subsidiary in a manner that would reasonably be expected to result in action by a Governmental Authority. No proceedings seeking the recall, withdrawal, suspension or seizure of any such Company Product or pre-market approvals or marketing authorizations are pending or, to the Knowledge of the Company, threatened against the Company, nor have any such proceedings been pending at any time.

(i)            Neither the Company nor the Company Subsidiaries are considered to be Covered Entities or a Business Associate pursuant to HIPAA.

(j)            This Section 4.13 does not apply to Company Plans, which are covered in Section 4.9.

Section 4.14          Intellectual Property; IT Assets; Data Privacy.

(a)           Section 4.14(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and accurate list of (i) all Company Intellectual Property that is Registered Intellectual Property that has not otherwise lapsed, been abandoned, expired or been cancelled (“Company Registered Intellectual Property”), (ii) a high level, non-confidential description of any invention disclosures and draft patent applications included in the Company Intellectual Property, (iii) all material unregistered Trademarks owned or purported to be owned by the Company or any of its Subsidiaries and (iv) all material unregistered Software for any Company Product, indicating for each such item in clause (i), as applicable, the owner, the application, publication or registration number, and date and jurisdiction of filing or issuance, as applicable. All necessary registration, maintenance, renewal, and other relevant filing fees due through the date of this Agreement have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Governmental Authority or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the Company Registered Intellectual Property in full force and effect.

(b)           Except for matters identified on Section 4.14(b) of the Company Disclosure Letter, the Company is the sole and exclusive owner (including owner of record) of all right, title and interest in and to each item of Company Intellectual Property noted in Section 4.14(a) of the Company Disclosure Letter, except for Permitted Liens and the Company Intellectual Property exclusively licensed to the Company.

(c)           Each material item of Company Registered Intellectual Property (other than applications for Company Registered Intellectual Property) is subsisting and, with respect to material items of Company Registered Intellectual Property issued by an applicable Governmental Authority, valid and enforceable (assuming registration where required for enforcement), and there are no Legal Proceedings (including any interferences, cancellation proceedings, oppositions, or other contested proceedings) pending or, to the Knowledge of the Company, threatened, against the Company or any of the Company Subsidiaries (or to the Knowledge of the Company, any other Person), with respect to any such item of Intellectual Property Rights, and there are no claims pending by a third Person against the Company or any of the Company Subsidiaries (or to the Knowledge of the Company, any other Person), challenging the validity, enforceability, registration, ownership or use of any Company Intellectual Property.

(d)           Except as set forth in Section 4.14(d)(i) of the Company Disclosure Letter, the Company and the Company Subsidiaries, as applicable, own free and clear of all Liens (other than Permitted Liens) or otherwise possess adequate rights to use, all Intellectual Property Rights used in, held for use in or necessary for their respective businesses as currently conducted (including with respect to any and all Company Products). Except as noted in Section 4.14(b) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has granted to any Person a joint ownership interest of, or has granted, or permitted any Person to retain, any exclusive rights that remain in effect in, any Company Intellectual Property. The Company Intellectual Property noted in Section 4.14(a) of the Company Disclosure Letter and Licensed Intellectual Property noted in Section 4.14(d)(ii) of the Company Disclosure Letter include all Intellectual Property Rights that are necessary and sufficient to enable the operation and conduct of the businesses of the Company and the Company Subsidiaries as currently being conducted or as contemplated to be conducted.

(e)           Since January 1, 2017, the conduct of the businesses of the Company and the Company Subsidiaries and the Company Products have not infringed, violated, or misappropriated the Intellectual Property Rights of any third-party and do not infringe, violate or misappropriate the Intellectual Property Rights of any third-party. Except as set forth on Section 4.14(e) of the Company Disclosure Letter, no Legal Proceeding has been filed or threatened in writing against the Company or any Company Subsidiary by any third-party since January 1, 2017 (i) alleging that the conduct of the businesses of the Company or the Company Subsidiaries infringes, violates or misappropriates the Intellectual Property Rights of any third-party or (ii) challenging or contesting the ownership, validity, scope, registrability, enforceability or use of any Company Intellectual Property other than office actions in the ordinary course of prosecution.

(f)            To the Knowledge of the Company, no Person has been or is misappropriating, infringing, diluting or violating any Company Intellectual Property. No such claims have been made in writing (including cease and desist letters or offers to take a license) against any Person by the Company or any Company Subsidiary.

(g)           No current or former director, officer, employee, contractor or consultant of the Company or the Company Subsidiaries jointly owns or retains any license or similar right under any material Company Intellectual Property. All Persons who contributed to the creation or development of any material Company Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary have signed written documents obligating them to assign and have validly and presently assigned, in writing, to the Company or the Company Subsidiaries their rights and interests therein, except where such Company Intellectual Property automatically vested in the Company by operation of Law. No current or former directors, officers, employees, contractors or consultants of the Company or any of the Company Subsidiaries has made a written claim, or to the Knowledge of the Company, threatened to make any claim, of ownership or right, in whole or in part, to any material Company Intellectual Property or to any remuneration in connection therewith.

(h)           The Company and each of the Company Subsidiaries have exercised commercially reasonable efforts to protect their rights in all Company Intellectual Property, including Trade Secrets, material to the business of the Company or any of the Company Subsidiaries that are Company Intellectual Property, including through the development of policies for the protection of such Company Intellectual Property, and, to the Knowledge of the Company, there has been no unauthorized use, disclosure or misappropriation by any Person of any such Company Intellectual Property, including Trade Secrets, except where failure to do so would not be material to the Company and the Company Subsidiaries, taken as a whole. Each current and former employee, consultant or independent contractor of the Company or any Company Subsidiary who has had access to any Company Intellectual Property has entered into a written agreement with the Company or Company Subsidiary to protect the secrecy and confidentiality of such Trade Secrets, except where failure to do so would not be material. The Company and the Company Subsidiaries have not disclosed any confidential Company Intellectual Property or Trade Secrets to any third party other than pursuant to a written non-disclosure and confidentiality agreement restricting the use and disclosure thereof in a manner sufficient for the protection thereof and there has been no breach of any such agreement. In connection with the Company’s and the Company Subsidiaries’ license grants to third-parties of any licenses to use any Source Code to any Software for any Company Product for which the Company and the Company Subsidiaries have determined to maintain as a Trade Secret, such arrangements contain customary contractual protections designed to appropriately limit the rights of such third-party licensees and preserve the Company’s rights to the Trade Secrets embodied by such Source Code, except where such failure to do so would not be material to the Company and the Company Subsidiaries, taken as a whole.

(i)            No Person other than the Company and the Company Subsidiaries has an actual or contingent right to access or possess (including pursuant to escrow), a copy in any form of any Source Code for any Software owned by the Company and all such Source Code is in their sole possession and has been maintained as strictly confidential. No Software owned by the Company is subject to Copyleft Terms.

(j)            No government funding and no facilities of a university, college, other educational institution or research center were used in the development of any Company Intellectual Property where, as a result of such funding or the use of such facilities, such Entity has any right, title or interest in such Company Intellectual Property, and (ii) no former or current employee, consultant or independent contractor of the Company or any Company Subsidiary who contributed to the creation or development of any Company Intellectual Property has performed services for the government or a university, college, other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any Company Subsidiary.

(k)           To the Knowledge of the Company, since January 1, 2020, except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, the Processing of any Personal Data by or on behalf of the Company and the Company Subsidiaries has not violated, and does not violate, any applicable Privacy and Data Security Requirements. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, there is no Legal Proceeding pending, asserted in writing or threatened in writing against the Company or any of the Company Subsidiaries alleging a violation of any Privacy and Data Security Requirement or any Person’s right of privacy or publicity. Neither the Company nor its Subsidiaries has (i) received any written communications from or (ii) to the Knowledge of the Company, been the subject of any claim, charge, investigation or regulatory inquiry by a data protection authority or any other Governmental Authority, in each of (i) and (ii), regarding the Processing of Personal Data. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, the execution and performance of this Agreement will not breach or otherwise cause any violation on the part of the Company or any of the Company Subsidiaries of any applicable Privacy and Data Security Requirements.

(l)            The IT Assets operate and perform in all material respects sufficient to permit the operation of the Company’s and Company Subsidiaries’ business as currently conducted. Since January 1, 2020, (i) there has been no information security incident or data breach or unauthorized access that has compromised the confidentiality, integrity or availability of any of the IT Assets or data thereon, and (ii) the Company and the Company Subsidiaries have used security measures designed to protect the IT Assets from, and the IT Assets do not contain, any time bombs, spyware, viruses, worms, trojan horses, bugs or faults, breakdowns, contaminants or continued substandard performance that would be expected to cause any disruption or interruption in or to the use of any such IT Assets or to the business of the Company and Company Subsidiaries.

(m)          Since January 1, 2020, the Company and Company Subsidiaries have (i) implemented and maintained reasonable technical, administrative and organizational safeguards to protect Personal Data and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction, or disclosure, and (ii) except as would not reasonably be expected, individually or in the aggregate, to result in a material liability, required that its third party vendors and any third-party with access to Personal Data collected by or on behalf of the Company and Company Subsidiaries has implemented and maintained the same. To the Knowledge of the Company, there has been no unauthorized access to, unlawful Processing, disclosure or use, or accidental or unlawful destruction, loss or alteration to (i) any Personal Data, business proprietary or sensitive information related to the business of or used by the Company or the Company Subsidiaries or (ii) any IT Assets that Process Personal Data related to the business of or used by the Company or the Company Subsidiaries, its respective Personal Data processors, customers, subcontractors or vendors, or any other Persons on its or their behalf. Neither the Company nor the Company Subsidiaries has notified or plans to notify, either voluntarily or as required by any Privacy and Data Security Requirements, any affected individual, any third-party, any Governmental Authority or the media of any breach or non-permitted use or Processing or disclosure of Personal Data related to the business of or used by the Company or the Company Subsidiaries. Neither the Company, the Company Subsidiaries, nor any third party acting at their direction or authorization has paid: (i) any perpetrator of any data breach incident or cyber-attack; or (ii) any third party with actual or alleged information about a data breach incident or cyber-attack, pursuant to a request for payment from or on behalf of such perpetrator or other third party.

Section 4.15          Employment Matters.

(a)           Neither the Company nor any Company Subsidiary is a party to or otherwise bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union, works council, labor organization or similar organized employee representative (collectively, “CBAs”), nor is any such Contract, agreement or understanding presently being negotiated, nor are any Company Employees represented by any labor union, works council, or other labor organization. To the Knowledge of the Company, there is no representation or organizing campaign representing any employees of the Company or any Company Subsidiaries pending or threatened, nor have there been any such campaigns since January 1, 2020. Since January 1, 2020, no labor union, works council, other labor organization, or group of Company Employees has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There is, and since January 1, 2020, there has been, no pending or, to the Knowledge of the Company, threatened, labor strike, dispute, walkout, work stoppage, slow-down, lockout or other material labor dispute involving the Company or any of the Company Subsidiaries which, individually or in the aggregate, has resulted in, or would reasonably be expected to have a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2020, (a) neither the Company nor any Company Subsidiary has engaged in any unfair labor practice and there are no unfair labor practice charges or complaints against the Company or any Company Subsidiary pending, or, to the Knowledge of the Company, threatened, before a Governmental Authority, (b) the Company and each Company Subsidiary has been in compliance with all applicable Laws with respect to labor and employment, including all Laws relating to labor relations, employment and employment practices, occupational safety and health standards, terms and conditions of employment, wages and hours, classification of employees and independent contractors, immigration and workers’ compensation, and (c) no Legal Proceeding with respect to the Company or any of the Company Subsidiaries in relation to the employment or alleged employment of any individual is ongoing, pending or, to the Knowledge of the Company, threatened. Since January 1, 2020, the Company and the Company Subsidiaries have not received or been involved in any complaints or claims or Legal Proceedings against any Company Employee relating to sexual harassment or discrimination.

(b)           To the Knowledge of the Company, no senior executive or other key employee of the Company or any of the Company Subsidiaries (i) has provided notice of his or her intention to terminate his or her employment as a result of or following the consummation of the transactions contemplated by this Agreement or (ii) is party to any confidentiality, non-competition, non-solicitation, proprietary rights or other such agreement that would materially restrict the performance of such Person’s employment duties with the Company or the Company Subsidiaries or the ability of the Company and/or any of the Company Subsidiaries to conduct its or their business.

(c)           The Company is in material compliance with its obligations to make all payments due from the Company and any of the Company Subsidiaries on account of any wages, salaries, commissions, bonuses or other direct compensation for any services performed for the Company or any of the Company Subsidiaries, and any employee health and welfare insurance and other benefits.

Section 4.16         Insurance. All material insurance policies, material self-insurance programs and arrangements relating to the business, assets and operations of the Company and the Company Subsidiaries are set forth on Section 4.16 of the Company Disclosure Letter (“Insurance Policies”). To the Knowledge of the Company, all such Insurance Policies or their replacements are in full force and effect with no notices of cancellation or modification pending, all premiums due have been paid to date. This Section 4.16 does not apply to Company Plans, which are covered in Section 4.9.

Section 4.17          Material Contracts.

(a)           Except for this Agreement, Section 4.17 of the Company Disclosure Letter sets forth a list as of the Agreement Date of each Contract to which the Company or any of the Company Subsidiaries is a party to or bound by (other than a Contract solely between or among the Company and its wholly owned Company Subsidiaries or a Company Plan) (each of the following Contracts being a “Company Material Contract”):

(i)               that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC;

(ii)              is with a “related person” (as defined in Item 404 of Regulation S-K of the Securities Act) that would be required to be disclosed in the Company SEC Reports;

(iii)             that relates to the formation, creation, governance, economics or control of any joint venture, partnership or other similar arrangement;

(iv)             that is for the acquisition or disposition of any material business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), or that contains a material right of first negotiation, right of first refusal or similar right, in each case entered into since January 1, 2020;

(v)             that provides another Person (or any manager, director or officer of the Company) with a power of attorney;

(vi)            that is between Company and Company Subsidiaries and any directors, officers or employees of the Company or Company Subsidiaries that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by, or triggered by the consummation of the Transactions;

(vii)           that is relating to the borrowing or lending of Indebtedness in a principal amount in excess of $200,000 (whether incurred, assumed, guaranteed or secured by any asset);

(viii)          (A) any Contract (excluding purchase orders entered into in the ordinary course of business the forms of which have been made available to Parent) that is one of the top 10 Contracts for the purchase of materials, supplies, goods, services, equipment or other assets, measured by aggregate payments made by the Company or the Company Subsidiaries during the fiscal year ended December 31, 2022 or (B) any Contract (excluding purchase orders entered into in the ordinary course of business the forms of which have been made available to Parent) with any customer of the Company or any Company Subsidiaries who in the fiscal year ended December 31, 2022, was one of the 10 largest sources of revenues for the Company and its Subsidiaries, based on amounts paid or payable;

(ix)             that contains (A) any covenant that purports to materially limit or otherwise restrict the ability of the Company or the Company Subsidiaries to compete in any business or geographic area or to use or exploit any material Company Intellectual Property, (B) “most favored nation” clause or other term providing preferential pricing or treatment to a third party, (C) material minimum purchase obligations on the Company or any of the Company Subsidiaries or (D) any right of first negotiation, right of first refusal or similar right;

(x)              that is with any Affiliate, director, executive officer (as such term is defined in the Exchange Act), holder of 5% or more of Equity Interests of the Company or, to the Knowledge of the Company, any of their Affiliates (other than the Company) or immediate family members;

(xi)             that is a settlement agreement that (A) requires payment by the Company or any of the Company Subsidiaries after the date hereof in excess of $200,000 or (B) imposes non-monetary obligations or restrictions on the Company or any of its Subsidiaries after the date of this Agreement which obligations or restrictions which would apply to Parent or its Affiliates following the Closing;

(xii)            that is a material Contract with a Governmental Authority;

(xiii)           any contract involving payment or receipt greater than $200,000;

(xiv)           that is a CBA; and

(xv)            any license agreement or other Contract (A) under which the Company or any of the Company Subsidiaries is granted any license or right under any Intellectual Property Rights of a third party that is material to its business, (B) under which the Company or any of the Company Subsidiaries grants to a third party any license or right under any Company Intellectual Property that is either (1) exclusive; or (2) material to its business, (C) under which a third party develops or assigns any material Intellectual Property Rights for the benefit of the Company or any of the Company Subsidiaries, provided, however, that none of the following is required to be scheduled on Section 4.17 of the Company Disclosure Letter, but shall constitute “Material Contracts” if they otherwise qualify: (u) incidental trademark licenses; (v) nondisclosure agreements entered in the ordinary course of business; (w) licenses of Open Source Software; (x) non-exclusive end user licenses of uncustomized, commercially available, off-the-shelf Software on standard terms with annual fees of less than $10,000 per copy, seat or user or aggregate fees of less than $100,000; (y) invention assignment agreements with employees or contractors on standard forms made available to Parent with no material exclusions of Intellectual Property Rights; or (z) non-exclusive licenses of Company Intellectual Property granted to customers or service providers in the ordinary course of business consistent with past practice.

(b)           The Company has made available to Parent true and correct copies of each Company Material Contract in effect as of the Agreement Date. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company Material Contracts is in full force and effect, and represents a valid and binding obligation of the Company or a Company Subsidiary, enforceable in accordance with its terms against the Company or the Company Subsidiary (as the case may be), to the Knowledge of the Company, each other party thereto, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in Law or equity), (ii) to the Knowledge of the Company, neither the Company nor any Company Subsidiary nor any other party to such Company Material Contract, is in breach of or default (or, to the Knowledge of the Company, has received notice of an alleged breach or default) under any Company Material Contract and, neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any other party to such Company Material Contract, has taken or failed to take any action that with or without notice, lapse of time or both would constitute a breach of or default under any Company Material Contract, (iii) since January 1, 2020 through the Agreement Date, neither the Company nor any Company Subsidiaries have received any written notice regarding any violation or breach or default under any Company Material Contract that has not since been cured and (iv) neither the Company nor any Company Subsidiaries have waived in writing any material rights under any Company Material Contract.

Section 4.18          Real Property.

(a)           Neither the Company nor any Company Subsidiary owns any real property.

(b)           Section 4.18(b) of the Company Disclosure Letter sets forth a true and correct list of all real property leased, subleased, licensed or occupied by the Company or a Company Subsidiary as of the Agreement Date (collectively, the “Leased Real Property”) and the Real Property Leases in connection therewith. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company or a Company Subsidiary has a valid leasehold interest in all of the Leased Real Property, free and clear of all Liens (except for Permitted Liens), (ii) each Real Property Lease is valid and binding on the Company or a Company Subsidiary and, to the Knowledge of the Company, each counterparty thereto, and is full force and effect, (iii) neither the Company nor any Company Subsidiary is in breach of or default under any Real Property Lease, nor, to the Knowledge of the Company, is any other party to such Real Property Lease, and (iv) neither the Company nor any Company Subsidiary has received any written notice from the counterparty under any Real Property Lease that such counterparty intends to terminate such Real Property Lease. The Company has delivered or made available to Parent complete and accurate copies of all Real Property Leases.

(c)           Except as set forth in Section 4.18(c) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has leased, subleased, licensed, transferred or mortgaged any portion of any Leased Real Property to any Person.

(d)           Neither the Company nor any Company Subsidiary has received any written notice of existing, pending or threatened (i) condemnation proceedings affecting the Leased Real Property, or (ii) zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to materially and adversely affect the ability to use and operate the Leased Real Property as currently used and operated.

Section 4.19         Environmental Matters. Except for those matters that would not reasonably be expected to have a Company Material Adverse Effect, (a) each of the Company and the Company Subsidiaries is, and since January 1, 2020 has been, in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Governmental Authorizations required under Environmental Laws for the operation of its business; (b) as of the date hereof, there is no investigation, suit, claim, action or Legal Proceeding relating to or arising under any Environmental Law that is pending or, to the Knowledge of the Company, threatened against the Company, any Company Subsidiaries or any Leased Real Property; (c) as of the date hereof, neither the Company nor any of the Company Subsidiaries has received any written notice, report or other information of or entered into any legally binding agreement, Order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved violations, liabilities or requirements on the part of the Company or any Company Subsidiaries relating to or arising under Environmental Laws; (d) to the Knowledge of the Company: (i) no Person has been exposed to any Hazardous Materials at a property or facility of the Company or any Company Subsidiaries at levels in excess of applicable permissible exposure levels; and (ii) there are and have been no Hazardous Materials present or Released on, at, under or from any property or facility, including the Leased Real Property, in a manner and concentration that would reasonably be expected to result in any claim against or liability of the Company or any Company Subsidiaries under any Environmental Law; and (e) neither the Company nor any Company Subsidiaries has assumed, undertaken, or otherwise become subject to any liability of another Person relating to Environmental Laws other than any indemnities in Company Material Contracts or Real Property Leases.

Section 4.20         Title to Assets. Each of the Company and the Company Subsidiaries has good and valid title to all material assets (excluding intellectual property, which is covered under Section 4.14) owned by it as of the date of this Agreement, including all material assets reflected on the Balance Sheet, except (a) for assets sold or otherwise disposed of in the ordinary course of business since the date of the Balance Sheet, (b) for Permitted Liens, and (c) except where such failure would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.21         Inapplicability of Anti-takeover Statutes. Assuming the accuracy of the representations and warranties of Merger Sub and Parent in Section 5.4, the Company Board has taken and will take all appropriate and necessary actions to render any and all limitations on mergers, business combinations and ownership of shares of the Company Common Stock as set forth in the Company Charter Documents or in any state takeover or anti-takeover statute or similar Law (including NRS 78.378 to 78.3793, inclusive, and NRS 78.411 to 78.444, inclusive) (collectively, the “Takeover Provisions”) to be inapplicable to this Agreement and the Transactions, including the Offer and the Merger. The Company is not, and at no time from and including the Agreement Date through and including the Offer Closing Date will the Company be, an “issuing corporation” (as defined in NRS 78.3788).

Section 4.22         No Other Parent Representations or Warranties. Except as and only to the extent expressly set forth in the representations and warranties made by the Parent and Merger Sub and contained in Article V, the Company hereby acknowledges and agrees that neither the Parent nor Merger Sub, or any of their respective Affiliates or Representatives or any other Person, has made or is making, and the Company has not relied upon, any express or implied representation or warranty, written or oral, at law or in equity, with respect to the Parent, Merger Sub, the Transactions, or any of the Parent or Merger Sub’s respective businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), which is not set forth in Article IV.

Article V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Merger Sub and Parent represents and warrants to the Company as follows:

Section 5.1           Organization. Each of Parent and Merger Sub is a corporation, limited liability company, limited partnership or other legal Entity duly organized, validly existing and, where applicable in good standing under the Laws of the jurisdiction of its organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so organized, existing, or in good standing would not reasonably be expected to have a material adverse effect on the ability of Merger Sub or Parent to consummate the Transactions. Each of Parent and Merger Sub has all requisite corporate or similar power and authority to enable it to own, operate and lease its properties and to carry on its business as now conducted. Parent has delivered or made available to the Company complete and correct copies of the articles of incorporation, bylaws or other constituent documents, as amended to the Agreement Date, of Merger Sub.

Section 5.2            Authorization; No Conflict.

(a)           The execution, delivery and performance by each of Parent and Merger Sub of this Agreement, and the consummation by each of Parent and Merger Sub of the Transactions are within the corporate or similar powers of Parent and Merger Sub, as applicable, and, subject to the completion of the actions contemplated by Section 6.12, have been duly authorized by all necessary corporate or similar action on the part of each of Parent and Merger Sub. Each of Parent and Merger Sub has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding agreement of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub, as applicable, in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)           The execution, delivery and performance by Merger Sub and Parent of this Agreement and the consummation by Merger Sub and Parent of the Transactions require no action by or in respect of or filing with any Governmental Authority, other than (i) the filing of articles of merger with respect to the Merger with the Office of the Nevada Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the Securities Act and the Exchange Act, and (iii) any additional actions or filings, except those that the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s or Merger Sub’s ability to consummate the Offer, the Merger and the Transactions.

(c)           The execution, delivery and performance by Merger Sub and Parent of this Agreement and the consummation of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or certificate of incorporation, as applicable, or bylaws or other constituent documents of Merger Sub and Parent, (ii) assuming compliance with the matters referred to in Section 5.2(b), contravene, conflict with or result in a violation or breach of any provision of any applicable Law or Order, (iii) assuming compliance with the matters referred to in Section 5.2(b), require any consent or other action by any Person under, result in any breach of, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or the loss of any benefit to which Parent or Merger Sub is entitled under, any Contract, or (iv) result in the creation or imposition of any Lien on any asset of Parent or Merger Sub, with only such exceptions, in the case of each of clauses (iii) and (iv), as would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on Parent’s or Merger Sub’s ability to consummate the Offer, the Merger and the Transactions.

Section 5.3           No Legal Proceedings Challenging the Merger. There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened, to which Parent or any Subsidiary of Parent is a party that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Parent’s ability to consummate the Merger and the Transactions. As of the Agreement Date, (a) there is no Legal Proceeding pending against Merger Sub or Parent challenging the Offer or the Merger; and (b) to the Knowledge of Parent, no Legal Proceeding has been threatened against Merger Sub or Parent challenging the Offer or the Merger.

Section 5.4           Ownership of Company Common Stock. Other than as a result of this Agreement, none of Parent, Merger Sub or any of their respective Subsidiaries beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) or owns (as such term is defined in the NRS) any shares of Company Common Stock or any options, warrants or other rights to acquire Company Common Stock or other securities of, or any other economic interest (through derivatives, securities or otherwise) in the Company. None of Merger Sub or Parent or any of their “affiliates” or “associates” are, or at any time during the two (2) years has been, an “interested stockholder” of the Company as defined in the NRS. Prior to the Agreement Date, neither Parent nor Merger Sub has taken, or authorized or permitted any Representatives of Parent or Merger Sub to take, any action that would reasonably be expected to cause, Parent, Merger Sub or any of their “affiliates” or “associates” to be deemed an “interested stockholder” as defined in the NRS.

Section 5.5            Broker’s or Finder’s Fees. No agent, broker, Person or firm acting on behalf of Parent or any of its Subsidiaries or under Parent’s or any of its Subsidiaries’ authority, other than Ernst & Young, is or will be entitled to any advisory or broker’s or finder’s or other similar fee or commission from any of the Parties hereto in connection with any of the Transactions.

Section 5.6            Activities of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions. Merger Sub has not and will not prior to the Effective Time engage in any activities other than those contemplated by this Agreement and has, and will have as of immediately prior to the Effective Time, no liabilities other than those incident to its formation and pursuant to the Transactions.

Section 5.7            Disclosure Documents. The Schedule TO and the other Offer Documents will, when filed with the SEC, and any amendments or supplements thereto, when filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company’s stockholders, as applicable, comply in all material respects with the applicable requirements of the Exchange Act. None of the information supplied or to be supplied by or on behalf of Merger Sub or Parent or any of its Subsidiaries expressly for inclusion or incorporation by reference in the Schedule TO and the other Offer Documents, and the Schedule 14D-9, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company’s stockholders, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The representations and warranties contained in this Section 5.7 shall not apply to statements or omissions included or incorporated by reference in the Schedule TO or other Offer Documents, as applicable, based upon information supplied by the Company or any of its Representatives specifically for use or incorporation by reference therein.

Section 5.8           Sufficient Funds. Parent currently has, and at all times from and after the date hereof and through the Acceptance Time and the Effective Time will have, available to it, and Merger Sub will have as of the Acceptance Time and at and as of the Effective Time, sufficient funds for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of the aggregate Offer Price, Merger Consideration, and Company RSU Merger Consideration, and to pay all related fees and expenses required to be paid by Parent or Merger Sub pursuant to the terms of this Agreement. Parent’s and Merger Sub’s obligations hereunder, including their obligations to consummate the Merger, are not subject to a condition regarding Parent’s or Merger Sub’s obtaining of funds to consummate the Transactions.

Section 5.9            Certain Arrangements. There are no Contracts or commitments to enter into Contracts between Parent, Merger Sub or any of their controlled Affiliates, on the one hand, and any director, officer or employee of the Company or any of the Company Subsidiaries, on the other hand.

Section 5.10          No Other Company Representations or Warranties. Except as and only to the extent expressly set forth in the representations and warranties made by the Company and contained in Article IV or the certificate to be provided pursuant to clause (b)(vii) of Annex A, each of Merger Sub and Parent hereby acknowledge and agree that (a) it has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and the Company Subsidiaries, and each acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company and the Company Subsidiaries for such purpose and in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon its own such investigation and (b) neither the Company nor any Company Subsidiaries, or any of their respective Affiliates or Representatives or any other Person, has made or is making, and Parent and Merger Sub have not relied upon, any express or implied representation or warranty, written or oral, at law or in equity, with respect to the Company or any Company Subsidiary, the Transactions, or any of the Company’s or Company Subsidiaries’ respective businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), which is not set forth in Article IV or the certificate to be provided pursuant to clause (b)(vii) of Annex A.

Article VI
COVENANTS

Section 6.1            Access and Investigation. Subject to the Confidentiality Agreement, during the period commencing on the Agreement Date and ending on the earlier of (a) the Effective Time and (b) the termination of this Agreement pursuant to Section 8.1 (such period being referred to herein as the “Interim Period”), the Company shall, and shall cause the Company Subsidiaries and its and their respective Representatives to, upon reasonable advance notice to the Company from Parent: (i) provide Parent and Parent’s Representatives with reasonable access during normal business hours to the Company’s and the Company Subsidiaries’ books, records, Tax Returns, material operating and financial reports, work papers, assets, officers, personnel, offices and other facilities, Contracts and other documents and information relating to the Company and the Company Subsidiaries and (ii) provide Parent and Parent’s Representatives with such copies of the books, records, Tax Returns, work papers, Contracts and other documents and information relating to the Company and the Company Subsidiaries, and with such additional financial, operating and other data and information regarding the Company and the Company Subsidiaries, as Parent may reasonably request; provided, however, that any such access shall be conducted at Parent’s expense, under the supervision of appropriate personnel of the Company and in such a manner not to unreasonably interfere with the normal operation of the business of the Company or create material risk of damage or destruction to any material assets or property of the Company. Any such access shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include invasive testing. Information obtained by Merger Sub or Parent pursuant to this Section 6.1 will constitute “Evaluation Material” under the Confidentiality Agreement and will be subject to the provisions of the Confidentiality Agreement. Nothing in this Section 6.1 will require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would: (A) violate any of its or its Affiliates’ respective obligations with respect to confidentiality; (B) result in a violation of applicable Law; or (C) result in the loss of a legal protection afforded by the attorney-client privilege or the attorney work product doctrine or similar privilege, in each case, so long as the Company has reasonably cooperated with Parent to either permit such inspection of or to disclose such information on a basis that does not waive such privilege with respect thereto, disclose such information subject to execution of a joint defense agreement in customary form, and/or limit disclosure to external counsel of Parent.

Section 6.2            Operation of the Company’s Business.

(a)           Except (i) as expressly contemplated, required or permitted by this Agreement, (ii) as required by applicable Law, (iii) as set forth in Section 6.2(a) or Section 6.2(b) of the Company Disclosure Letter, (iv) as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed) or (v) for any actions taken reasonably and in good faith in response to any COVID-19 Measure or COVID-19 (provided, that, with respect to actions taken or omitted to be taken in reliance on this clause (v), the Company shall provide prior notice to and consult in good faith with Parent prior to taking such action), during the Interim Period, the Company shall and shall cause the Company Subsidiaries to: (A) ensure that it conducts its and their respective businesses in the ordinary course in all material respects and in compliance in all material respects with all applicable Laws; (B) use commercially reasonable efforts to preserve intact its and their respective current business organizations, keep available the services of its and their respective current officers and employees and maintain its and their respective relations and goodwill with material customers, suppliers, landlords, Governmental Authorities and other Persons having material business relationships with the Company or the Company Subsidiaries; and (C) keep in full force and effect all appropriate Insurance Policies covering all material assets of the Company.

(b)           Except (x) as expressly contemplated, required or permitted by this Agreement, (w) as required by applicable Law, (y) as set forth in Section 6.2(a) or Section 6.2(b) of the Company Disclosure Letter or (z) as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed, other than with respect to clauses (i), (ii), (iii), (iv) (solely as it relates to the Company Charter Documents), (xviii), (xix) and (xx) (to the extent related to the foregoing), with respect to which Parent may withhold, condition or delay the consent in its sole discretion), during the Interim Period, the Company shall not and shall cause the Company Subsidiaries not to:

(i)               establish a record date for, declare, accrue, set aside or pay any dividend, make or pay any dividend or other distribution (whether in cash, stock, property or otherwise) in respect of any shares of capital stock or any other Company or Company Subsidiaries securities (other than dividends or distributions paid in cash from a direct or indirect wholly owned Company Subsidiary to the Company or another direct or indirect wholly owned Company Subsidiary); adjust, split, combine or reclassify any capital stock or otherwise amend the terms of any Company or Company Subsidiary securities; or acquire, redeem or otherwise reacquire or offer to acquire, redeem or otherwise reacquire any shares of capital stock or other securities, other than (1) the withholding or retirement of shares of Company Common Stock to satisfy Tax obligations with respect to Company Equity Awards outstanding on the Agreement Date and (2) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options outstanding on the Agreement Date to pay the exercise price thereof.

(ii)              sell, issue, grant or authorize the sale, issuance, or grant of any Equity Interests (including Company Equity Awards), except that the Company may issue shares of Company Common Stock pursuant to the exercise or settlement of Company Equity Awards;

(iii)             except as otherwise expressly required by Section 2.5 amend or otherwise modify any of the material terms of any Company Equity Award;

(iv)            amend or permit the adoption of any amendment to the Company Charter Documents or the articles or certificate of incorporation and bylaws (or other similar organizational documents) of any of the Company Subsidiaries;

(v)             acquire, by means of a merger, consolidation, recapitalization or otherwise, (1) any Equity Interest of any other Person or (2) any material assets (other than (x) purchases pursuant to commitments under Contracts of the Company or any Company Subsidiary as in effect on the date of this Agreement and made available to Parent or (y) acquisitions of raw materials or supplies in the ordinary course of business) or otherwise effect, propose, become a party to or adopt a plan with respect to any merger, liquidation or partial liquidation, dissolution, restructuring, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares, reorganization of the Company or similar transaction;

(vi)             form any Company Subsidiary or enter into any joint venture, partnership, limited liability corporation or similar arrangement;

(vii)           make or authorize any capital expenditure other than any capital expenditure that (A) is provided for in the Company’s 2023 Budget delivered to Parent prior to the date of this Agreement, which expenditures shall be in accordance with the categories set forth in such 2023 Budget, or (B) in an amount, in the aggregate, of less than $250,000;

(viii)          (A) amend or modify in any material respect, waive any rights (including any rights to renew) under, terminate, replace or release, settle or compromise any material claim, liability or obligation under any Company Material Contracts or (B) enter into any Contract which if entered into prior to the date hereof would have been a Company Material Contract;

(ix)             sell, assign, transfer or otherwise dispose of, lease or license or grant any right to, assets or property material to the Company and the Company Subsidiaries, taken as a whole, to any other Person, except for dispositions of inventory in the ordinary course of business;

(x)              (A) sell, lease, sublease, license, sublicense, assign or otherwise grant rights under any material Company Intellectual Property (except for non-exclusive licenses granted to third-parties in the ordinary course of business) or waive, transfer, cancel, abandon or fail to renew, maintain or diligently pursue applications for or otherwise dispose of any material Company Intellectual Property (other than non-exclusive licenses granted to third-parties in the ordinary course of business), (B) disclose any Trade Secrets to any third person who is not subject to an agreement sufficient to maintain the confidentiality thereof, and (C) subject any Software owned by the Company or Company Intellectual Property to Copyleft Terms;

(xi)             (A) lend money to, or make any advances to, capital contributions to or investments in, any Person (other than (x) advances to Company Employees for travel and other business related expenses in the ordinary course of business and (y) loans, advances, capital contributions or investments to or in a direct or indirect wholly owned Company Subsidiary), (B) guarantee any Indebtedness, or (C) incur any Indebtedness;

(xii)            except as required pursuant to the terms of any Company Plan in effect as of the Agreement Date or applicable Law, (A) establish, adopt, enter into, grant or amend in any respect, waive any rights or accelerate the vesting under, or modify any applicable actuarial assumption used in respect of, any Company Plan or any CBA; (B) except for annual merit increases in annual base salaries and cash bonuses made in the ordinary course of business to employees of the Company and the Company Subsidiaries in an amount which do not exceed 3% in the aggregate and 5% individually, grant any increase in compensation, bonuses or other benefits to any current directors, officers, employees or individual independent contractors of the Company and the Company Subsidiaries; (C) hire, terminate the employment or services of (other than for “cause”, as determined by the Company in good faith), or layoff (or give notice of any such actions to) any employee or individual independent contractor, other than in the ordinary course of business in respect of any employee or individual independent contractor with an annual base compensation that does not exceed $100,000, (D) waive or release any restrictive covenant obligation of any current or former employee of the Company or the Company Subsidiaries, or (E) enter into or amend any severance, termination, employment or consulting agreement with any current or former Company Employee, director or independent contractor of the Company or any Company Subsidiary;

(xiii)           other than as required by changes in GAAP or SEC rules and regulations, change any of its methods of financial accounting, cash management or financial accounting practices in any material respect;

(xiv)           (A) make, change or rescind any material Tax election; (B) settle or compromise any claim or assessment or enter into any closing agreement with respect to a material amount of Taxes; (C) change (or request to change) any material method of accounting for Tax purposes or annual Tax accounting period; (D) file any material amended Tax Return, (E) surrender any right to claim refund for a material amount of Taxes, or (F) or consent to any consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment;

(xv)           settle, release, waive or commence any Legal Proceeding, except with respect to: (A) routine matters in the ordinary course of business; (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided, that the Company consults with Parent and considers in good faith the views and comments of Parent with respect to any such Legal Proceeding prior to commencement thereof); or (C) in connection with a breach of this Agreement or any other agreements contemplated hereby;

(xvi)          (i) except as disclosed on Section 6.2(b)(xvi) of the Company Disclosure Letter, settle, release, waive or compromise any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim), other than (A) any Transaction Litigation (which shall instead be governed by Section 6.8) or (B) any Legal Proceeding relating to a breach of this Agreement or any other agreements contemplated hereby and (1) that results solely in a monetary obligation involving only the payment of monies by the Company of not more than $250,000 in the aggregate; (2) that results solely in a monetary obligation that is funded by an indemnity obligation to, or an insurance policy of, the Company and the payment of monies by the Company that together with any settlement made under clause (1) are not more than $250,000 in the aggregate (not funded by an indemnity obligation or through insurance policies); or (3) that results solely in a monetary obligation involving payment by the Company of an amount not greater than the amount specifically reserved in accordance with GAAP with respect to such Legal Proceedings or claim on the Balance Sheet;

(xvii)          adopt or implement any stockholder rights plan or similar arrangement;

(xviii)         enter into any Contract reasonably expected to cause the Company to abandon, terminate, delay, fail to consummate, materially impede or interfere with the Transactions;

(xix)           (A) negotiate, modify, extend or enter into any CBA or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company or the post-Closing Company Subsidiaries; or (B) implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could implicate the WARN Act; or

(xx)            authorize any of, or commit, resolve, propose or agree in writing or otherwise to take any of, the foregoing actions.

Section 6.3            Acquisition Proposals.

(a)           No Solicitation. From the Agreement Date until the earlier of the Acceptance Time and the termination of this Agreement in accordance with Article VIII, and except as expressly permitted by this Section 6.3, the Company shall not, and shall cause its Subsidiaries and its and their respective directors and officers not to, and shall direct other Representatives not to, directly or indirectly:

(i)               initiate, solicit, propose or knowingly encourage or knowingly facilitate any inquiries or the making of any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal (other than discussions solely to inform such Person of the provisions contained in this Section 6.3(a));

(ii)              engage in, continue or otherwise participate in any discussions (other than, in response to an unsolicited inquiry from any Person relating to an Acquisition Proposal, solely informing such Person of the provisions contained in this Section 6.3(a)) or negotiations regarding, or provide any non-public information or data to any Person (other than Parent, Merger Sub or their respective Representatives) relating to, any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;

(iii)             otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal;

(iv)             except as expressly permitted by Section 6.3(e), approve, endorse, recommend, or execute or enter into any letter of intent, agreement in principle, term sheet, memorandum of understanding, merger agreement, acquisition agreement, joint venture agreement or other similar Contract relating to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement);

(v)              furnish to any Person (other than Parent, Merger Sub or their respective Representatives) any non-public information relating to the Company or any of its Subsidiaries or afford to any such Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company and its Subsidiaries, in any such case with the intent to induce, or that would reasonably be expected to result in, the making, submission or announcement of an Acquisition Proposal; or

(vi)            grant any waiver or release under, or fail to enforce any standstill or similar agreement, except to the extent the Company Board in good faith, after consultation with financial advisors and outside legal counsel, determines that the failure to do so would be reasonably expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

(b)           Exceptions. Notwithstanding anything to the contrary in this Agreement, the Company and its Representatives may prior to the Acceptance Time (i) provide information in response to a request therefor by a Person who makes an unsolicited bona fide written Acquisition Proposal if (x) such Acquisition Proposal did not result from a violation of Section 6.3(a) in any material respects, (y) prior to providing such information, the Company receives from such Person an executed confidentiality agreement on terms that, taken as a whole, are no less favorable in the aggregate to the other party than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain a standstill provision or otherwise prohibit the making, or amendment, of an Acquisition Proposal and that does not prohibit the Company from providing any information to Parent or otherwise prohibit the Company from complying with its obligations under this Section 6.3 (any confidentiality agreement satisfying the criteria of this clause (y) being an “Acceptable Confidentiality Agreement”)) and (z) the Company promptly (and in any event within twenty-four (24) hours thereafter) makes available to Parent any material non-public information concerning the Company or the Company Subsidiaries that the Company provides to any such Person that was not previously made available to Parent; and (ii) engage or participate in any discussions or negotiations with any Person who has made such an Acquisition Proposal, if and only if, (A) prior to taking any action described in clause (i) or (ii) above, the Company Board determines in good faith, after consultation with financial advisors and outside legal counsel, that the failure to take such action would be reasonably expected to be inconsistent with the directors’ fiduciary duties under applicable Law and (B) prior to taking any action described in clause (i) or (ii) above, the Company Board has determined in good faith based on information then available that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal.

(c)           Notice of Acquisition Proposals. The Company agrees that it will promptly (and, in any event, within forty-eight (48) hours) notify Parent in writing (i) if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by the Company, its Subsidiaries or any of their respective Representatives and the identities of the Person(s) making such inquiry, proposal or offer, (ii) if any non-public information is requested from the Company in connection with an Acquisition Proposal and (iii) if any discussions or negotiations regarding an Acquisition Proposal are sought to be initiated or continued with the Company, or any of its Representatives, and in each case will provide, in connection with such notice, a summary of the material terms and conditions of any proposals, offers or requests (including, if applicable, any modifications to such proposals, offers or requests and unredacted copies of any material and relevant documents and agreements relating thereto, written requests, proposals or offers, including proposed agreements). Thereafter, the Company shall keep Parent reasonably informed, on a reasonably prompt basis (and, in any event, within forty-eight (48) hours), of the status and material terms of any such proposals, offers, or amendments in connection therewith and the status of any such discussions or negotiations.

(d)           No Change of Recommendation or Alternative Definitive Agreement. Subject to Section 6.3(e), the Company Board and each committee of the Company Board shall not:

(i)               (A) fail to make, withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify or modify), in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (B) approve, authorize, endorse, adopt or recommend (publicly or otherwise) (or publicly propose to approve, authorize, endorse, adopt or recommend) an Acquisition Proposal, (C) fail to recommend, in the solicitation/recommendation statement on Schedule 14D-9, against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act (other than any tender offer or exchange offer by Parent or Merger Sub) (including by taking no position with respect to the acceptance of such tender offer or exchange offer by the Company’s stockholders) within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer (or, if earlier, by the second Business Day before the then scheduled Offer Expiration Time) or (D) if any Acquisition Proposal has been publicly disclosed, fail to publicly reaffirm the Company Board Recommendation upon Parent’s written request, in each case, within ten (10) Business Days after public disclosure of the Acquisition Proposal; provided that, for purposes of this clause (D), Parent may make such request only once with respect to such Acquisition Proposal unless such Acquisition Proposal is subsequently materially modified, in which case Parent may make such request once each time such material modification is made (any action described in clauses (A) through (C), a “Change of Recommendation”); or

(ii)              cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, term sheet, commitment or definitive agreement (other than any Acceptable Confidentiality Agreement entered into in accordance with Section 6.3(b)) relating to any Acquisition Proposal.

(e)           Change of Recommendation/Superior Proposal Termination. Notwithstanding anything to the contrary in this Agreement, (x) the Company Board may make a Change of Recommendation at any time prior to the Acceptance Time (1) if the Company receives a bona fide unsolicited written Acquisition Proposal following the Agreement Date that did not result from a violation or breach of Section 6.3(a) in any material respects and has not been withdrawn and the Company Board determines in good faith (after consultation with the Company’s outside legal and financial advisors) based on the information then available that such Acquisition Proposal constitutes a Superior Proposal or (2) in response to a Company Intervening Event, in each case of (1) or (2), only if the Company Board determines in good faith that the failure to take such action would be reasonably expected to be inconsistent with the directors’ fiduciary duties under applicable Law and (y) if the Company Board is permitted to make a Change of Recommendation pursuant to clause (x)(1), the Company may also terminate this Agreement pursuant to Section 8.1(f) to concurrently enter into a definitive agreement with respect to the applicable Superior Proposal; provided, however, that neither the Company Board or the Company shall take any of the foregoing actions unless:

(i)               the Company shall have complied with its obligations under this Section 6.3(e);

(ii)              the Company shall have provided prior written notice (a “Determination Notice”) to Parent at least four (4) Business Days in advance (the “Notice Period”) to the effect that the Company Board intends to take such action and specifying in writing, in reasonable detail the circumstances giving rise to such proposed action, including, in the case such action is proposed to be taken in connection with an Acquisition Proposal, the information specified by Section 6.3(c) with respect to such Acquisition Proposal (it being understood and agreed that the delivery of a Determination Notice to Parent or Merger Sub in a confidential manner shall not, in and of itself, be deemed a Change of Recommendation);

(iii)             the Company shall have, during the Notice Period, negotiated with, Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement such that (A) the failure to take such action would no longer reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law and (B) with respect to any such action to be taken in connection with an Acquisition Proposal, such Acquisition Proposal ceases to constitute a Superior Proposal; provided, however, that in the event of any material revision to the terms of such Superior Proposal or any material changes to the event that the Company Board has determined to be a Company Intervening Event, as the case may be, the Company shall be required to deliver a new Determination Notice to Parent and to comply with the requirements of Section 6.3(e)(ii) and this Section 6.3(e)(iii) with respect to such new Determination Notice and the revised Superior Proposal or Company Intervening Event, as the case may be contemplated thereby (provided, that the Notice Period for any such successive written notices shall be two (2) Business Days instead of four (4) Business Days);

(iv)            at or following the end of such Notice Period, the Company Board shall have determined in good faith based on the information then available that (A) after consultation with the Company’s outside legal and financial advisors, failure to take such action would continue to be reasonably expected to be inconsistent with the directors’ fiduciary duties under applicable Law and (B) with respect to any such action to be taken in connection with an Acquisition Proposal, such Acquisition Proposal continues to constitute a Superior Proposal, in each case taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination pursuant to clause (iii) above; and

(v)              in the event of a termination of this Agreement to enter into a definitive agreement with respect to a Superior Proposal, the Company shall have validly terminated this Agreement in accordance with Section 8.1 and paid the Company Termination Fee in accordance with Section 8.4.

(f)           Certain Permitted Disclosure. Nothing contained in this Section 6.3 shall be deemed to prohibit the Company or the Company Board from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to the Company’s stockholders); provided, that any such disclosure shall be deemed to be a Change of Recommendation unless the Company Board expressly publicly reaffirms the Company Board Recommendation within five (5) Business Days following any written request by Parent, or (ii) making any “stop-look-and-listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the Company’s stockholders); provided, however, that the Company Board shall not make or resolve to make a Change of Recommendation except in accordance with Section 6.3(e) and any statement or disclosure by the Company or the Company Board pursuant to this Section 6.3(f) must be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or the Company Board and the rights of Parent under this Section 6.3.

(g)           Existing Discussions. Upon execution and delivery of this Agreement, the Company agrees that it will, and will cause its Subsidiaries and direct its and their respective Representatives, to (i) cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal, (ii) immediately cease providing any information to any such Person or its Representatives, and (iii) promptly terminate all access granted to any such Person and its Representatives to any physical or electronic data room. As soon as reasonably practicable after the date of this Agreement, the Company shall deliver a written notice to any Person that entered into a confidentiality agreement in anticipation of potentially making an Acquisition Proposal within the one hundred eighty (180) days prior to the Agreement Date, which notice shall request the prompt return or destruction of all confidential information previously furnished to any such Person for the purposes of evaluating a possible Acquisition Proposal.

(h)           Breach. The Company agrees that any breach of this Section 6.3 by any of its Subsidiaries or their respective Representatives shall be deemed to be a breach of this Agreement by the Company.

Section 6.4            Filings; Other Actions; Notification.

(a)           Cooperation. Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Offer and the Merger when required in accordance with this Agreement, and execute and deliver any additional instruments necessary to consummate the Offer, the Merger and the other Transactions and to fully carry out the purposes of this Agreement. The Company and Parent, and their respective Subsidiaries and Representatives, shall, unless prohibited by applicable Law or the applicable Governmental Authority, (i) keep one another promptly apprised of any substantive communications with a Governmental Authority concerning the Offer, the Merger or any of the other Transactions; (ii) respond as promptly as practicable to all requests for information from a Governmental Authority under any Antitrust Law concerning the Offer, the Merger or any of the other Transactions; (iii) provide each other in advance, with a reasonable opportunity for review and comment, drafts of contemplated substantive communications with any Governmental Authority concerning the Offer, Merger or any of the other Transactions; and (iv) provide each other advance notice of all pre-arranged and non-ministerial meetings and conferences, or substantive discussions, with a Governmental Authority concerning the Merger or any of the other Transactions, and, unless prohibited by the Governmental Authority, permit one another to attend and participate therein either directly or through counsel. Subject to applicable Laws relating to the exchange of information, and subject to reasonable confidentiality considerations, limiting disclosure to outside counsel and consultants retained by such counsel, and subject to redaction or withholding of documents as necessary (A) to comply with contractual arrangements, (B) to remove references to valuation of the Company, and (C) to protect confidential and competitively sensitive information, Parent and the Company shall have the right to review reasonably in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, any filing made with, or written materials submitted to, any third-party and/or any Governmental Authority in connection with the Offer, Merger and the other Transactions. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as reasonably practicable and advisable. Nothing in this Agreement shall require the Parties to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon Closing.

(b)           Information. Subject to applicable Laws, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its respective Subsidiaries, directors, officers and stockholders and such other matters, in each case, as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, Merger Sub, the Company or any of their respective Subsidiaries to any third-party and/or any Governmental Authority in connection with the Offer and the Merger, and shall provide the other party with final copies of any filings made with a Governmental Authority.

(c)           Status. Subject to applicable Laws and the instructions of any Governmental Authority, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the Offer and the Merger, including promptly furnishing the other with copies of filings, submissions, notices or other communications sent or received by Parent, Merger Sub, the Company or any of its Subsidiaries, as the case may be, to or from any third-party and/or any Governmental Authority with respect to the Transactions. Neither the Company nor Parent shall permit any of its officers or any other Representatives to participate in any non-ministerial meeting or substantive discussion with any Governmental Authority in respect of any filings, investigation or other inquiry with respect to the Transactions unless, to the extent legally permissible and reasonably practicable, (i) it consults with the other Party in advance and (ii) unless prohibited by such Governmental Authority, gives the other Party the opportunity to attend and participate in such meeting or substantive discussion.

(d)           Regulatory Matters. Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the other undertakings pursuant to this Section 6.4, each of the Company and Parent agree to provide or cause to be provided to each and every federal, state, local or foreign court or Governmental Authority of non-privileged information and documents requested by any Governmental Authority that is necessary for the consummation of the Transactions, as promptly as reasonably practicable and advisable and shall use reasonable best efforts to avoid entry of any permanent, preliminary or temporary injunction or other Order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions.

Notwithstanding anything to the contrary set forth in this Agreement, the use of reasonable best efforts to avoid entry of any permanent, preliminary or temporary injunction or other Order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions shall not include (A) the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any Governmental Authority, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of such transactions, or (B) the proffer and agreement by Parent and its Subsidiaries of their respective willingness to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, lease, license disposal and holding separate of, and to accept such conditions, limitations, obligations, or other restraints upon the conduct or operation of, any assets, rights, product lines, licenses, categories of assets or businesses or other operations, or interests therein. Furthermore, neither the Company, any of the Company Subsidiaries, Parent nor any of its Affiliates will be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or the provision of additional security (including a guaranty) in connection with the Merger, including in connection with obtaining any consent pursuant to any Company Material Contract, in each case unless such payment, consideration or security is contingent upon the occurrence of the Closing.

(e)           Without limiting in any respect Parent’s obligations under this Section 6.4, Parent shall have the right to (i) direct, devise and implement the strategy for obtaining any necessary approval of, for responding to any request from, inquiry or investigation by (including directing the timing, nature and substance of all such responses), and shall have the right to lead all meetings and communications (including any negotiations) with, any Governmental Authority that has authority to enforce any Antitrust Law and (ii) without limiting the generality of clause (i) of this Section 6.4(f) or the obligations of the Company under this Section 6.4, control the defense and settlement of any Legal Proceeding brought by or before any Governmental Authority that has authority to enforce any Antitrust Law. Parent shall consult with the Company in a reasonable manner and consider in good faith the views and comments of the Company in connection with the foregoing.

Section 6.5           Stock Exchange De-listing. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Company Common Stock from Nasdaq and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time. The Company shall cause the Company Common Stock to remain registered under the Exchange Act and listed for trading on the Nasdaq at all times prior to the Effective Time, including, for the avoidance of doubt, entering into one or more reverse stock split(s) in order to remain listed. If the Surviving Corporation is required to file any quarterly or annual report by a filing deadline that is imposed by the Exchange Act which falls on a date within the ten (10) days following the Closing Date, the Company will use its reasonable best efforts to deliver to Parent at least five (5) Business Days prior to the Closing a substantially final draft of any such annual or quarterly report reasonably likely to be required to be filed during such period.

Section 6.6           Public Announcements. The initial press release regarding this Agreement shall be a joint press release in mutually agreed form. Thereafter, the Company and Parent each shall consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the Transactions, and to the extent practicable shall give each other a reasonable opportunity to review and comment on any such press release or announcement, except in all cases (a) as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Authority, in which case the Party required to issue such press release or announcement shall use reasonable best efforts to provide the other Party with a reasonable opportunity to review and comment on any such press release or announcement, or (b) with respect to any communications by the Company in connection with a Change of Recommendation effected pursuant to and in accordance with Section 6.3(e) (or, prior to a Change of Recommendation, the applicable event that may give rise to a Change of Recommendation), or by Parent in response thereto.

Section 6.7            Directors and Officers Exculpation, Indemnification and Insurance.

(a)           Existing Agreements and Protections. The Surviving Corporation, its Subsidiaries and Parent shall honor and fulfill in all respects the indemnification, exculpation, and advancement obligations of the Company and the Company Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of the Company Subsidiaries prior to the Effective Time (the “Indemnified Persons”) for acts or omissions occurring at or prior to the Effective Time, in each case as provided in the Company Charter Documents, the articles or certificate of incorporation and bylaws (or other similar organizational documents) of the Company Subsidiaries and any indemnification agreement between any Indemnified Person and the Company or any Company Subsidiary (in each case, as in effect on the Agreement Date and, in the case of any indemnification agreement, as set forth in Section 6.7(a) of the Company Disclosure Letter). In addition, commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the articles or certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Company Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses with respect to acts or omissions prior to the Effective Time that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Company Charter Documents and the articles or certificate of incorporation and bylaws (or other similar organizational documents) of the Company Subsidiaries as of the Agreement Date, as applicable, and such provisions shall not be repealed, amended or otherwise modified (whether by operation of Law or otherwise) in any manner except as required by applicable Law.

(b)           Indemnification. Without limiting the generality of the provisions of Section 6.7(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify and hold harmless, to the extent permitted by applicable Law, each Indemnified Person from and against any costs, fees and expenses (including, to the extent applicable, a duty to advance reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of the Company Subsidiaries or other Affiliates that, in each instance, occurred prior to or at the Effective Time or (ii) any of the Transactions; provided, however, that if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification or advancement under this Section 6.7(b), then the claim asserted in such notice shall survive the sixth (6th) anniversary of the Effective Time until such time as such claim is fully and finally resolved. In the event of any such claim, the Surviving Corporation shall pay all and/or advance reasonable fees and expenses of any counsel retained by an Indemnified Person promptly after statements therefor are received, provided further such Indemnified Person agrees in advance to return any such funds so advanced to which a court of competent jurisdiction determines in final, nonappealable judgment that such Indemnified Person is not ultimately entitled to indemnification. No Indemnified Person shall be liable for any settlement effected without his or her prior express written consent.

(c)           Insurance. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to), at its option (i) during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect to acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to or more favorable than those of the D&O Insurance; or (ii) at the Effective Time, purchase a six (6) year prepaid “tail” policy with respect to the D&O Insurance from the Company’s current directors’ and officers’ liability insurance carrier (the “Tail Policy”). In satisfying its obligations pursuant to the first sentence of this Section 6.7(c), the Surviving Corporation shall not be obligated to pay an aggregate cost in excess of 300% of the annual premium paid by the Company for coverage for its last full fiscal year prior to the date hereof for the D&O Insurance (the “D&O Cap”); and if such amount is not sufficient to purchase insurance in such maximum amount, then the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) purchase such amount of insurance with the best coverage reasonably available as can be purchased for an aggregate amount that is equal to the D&O Cap. Parent shall cause the Surviving Corporation to comply with its obligations under such policies for the full term of at least six (6) years.

(d)           Successors and Assigns. If the Surviving Corporation (or Parent) or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of the Surviving Corporation (or Parent) set forth in this Section 6.7.

(e)           No Impairment; Third-Party Beneficiaries. The obligations set forth in this Section 6.7 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 6.7(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 6.7(c) (and their heirs and representatives). Each of the Indemnified Persons or other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 6.7(c) (and their heirs and representatives) are intended to be third-party beneficiaries of this Section 6.7, with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and other persons who are beneficiaries under the D&O Insurance or the Tail Policy (and their heirs and representatives)) under this Section 6.7 shall be in addition to, and not in substitution for, any other rights that such Persons may have under the articles or certificate of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of the Company Subsidiaries, or applicable Law (whether at law or in equity).

(f)            Joint and Several Obligations. The obligations and liability of the Surviving Corporation, its Subsidiaries, and Parent under this Section 6.7 shall be joint and several.

(g)           Preservation of Other Rights. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of the Company Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.7 is not prior to or in substitution for any such claims under such policies.

Section 6.8            Transaction Litigation. Prior to the earlier of the Effective Time or the date of termination of this Agreement pursuant to Section 8.1, the Company shall promptly notify Parent of all Legal Proceedings commenced or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries or any of their respective directors or officers, in each case in connection with, arising from or otherwise relating to the Offer, the Merger or any of the other Transactions (“Transaction Litigation”) (including by providing copies of all pleadings and other material documents with respect thereto) and thereafter keep Parent reasonably informed with respect to the status thereof. The Company shall (a) give Parent reasonable opportunity (at Parent’s sole expense and subject to a customary joint defense agreement) to participate in the defense, settlement or prosecution of any Transaction Litigation; (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation and (c) give due consideration, and consider in good faith, Parent’s view with respect to any Transaction Litigation. Further, the Company may not compromise, settle or come to an arrangement regarding, or propose or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). Rule 16b-3. The Company shall take all such steps as may be required to cause the Transactions, and any other dispositions of equity securities (including derivative securities) of the Company resulting from the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.9            Employee Matters.

(a)           For purposes of this Section 6.9, (i) the term “Covered Employee” means an individual who is employed by the Company or any Company Subsidiary as of immediately prior to the Effective Time; and (ii) the term “Continuation Period” means the period beginning at the Effective Time and ending on the date that is twelve (12) months after the Effective Time (or, if earlier, the employment termination date of the relevant Covered Employee).

(b)           During the Continuation Period, Parent shall provide, or cause to be provided, to each Covered Employee for so long as such Covered Employee remains employed by Parent, the Surviving Corporation or any Company Subsidiary during the Continuation Period,(i) a base salary (or base wages, if applicable) that are each on a basis no less favorable than those in effect immediately prior to the Effective Time, (ii) short-term or annual cash incentive compensation opportunities, and commission opportunities that are no less favorable in the aggregate than those in effect immediately prior to the Effective Time, and (iii) other benefits (other than defined pension, equity compensation, retiree welfare or fully subsidized health benefits or individual perquisites) that are substantially similar in the aggregate to the benefits provided to such employee immediately prior to the Effective Time or, commencing with the year immediately following the year in which the Effective Time occurs, that are substantially similar in the aggregate to the benefits provided to similarly situated employees of Parent. In addition, during the Continuation Period, Parent shall provide, or cause to be provided, each Covered Employee with severance payments and severance benefits that are no less favorable than the severance payments and severance benefits that are provided to similarly situated employees of Parent from time to time.

(c)           With respect to all benefit plans maintained by Parent, the Surviving Corporation or their respective Subsidiaries (including any vacation, paid time-off and severance plans) in which a Covered Employee is eligible to participate, for purposes of eligibility, participation, vesting, and level of benefits for severance, accrual of paid time-off, and statutory notice and severance benefits, Parent shall use commercially reasonable efforts to cause each Covered Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Subsidiary) to be treated as service with Parent, the Surviving Corporation or any of their respective Subsidiaries; provided, however, that such service need not be recognized (i) to the extent that such recognition would result in any duplication of benefits for the same period of service, (ii) with respect to benefit accrual under any defined benefit pension plan, or (iii) with respect to any newly established plan for which prior service is not taken into account for any employees of Parent or any of its Affiliates.

(d)           Parent shall use commercially reasonable efforts to cause to be waived any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent, the Surviving Corporation or any of their respective Subsidiaries in which Covered Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time. Parent shall use commercially reasonable efforts to cause to be recognized, and provide credit for, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Covered Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

(e)           Without limiting the generality of Section 9.4, nothing in this Section 6.9 shall (i) be construed to limit the right of Parent, the Company, or any of the Company Subsidiaries (including, following the Effective Time, the Surviving Corporation) to amend or terminate any Company Plan or other benefit or compensation plan, program, policy, agreement, Contract or arrangement, (ii) be construed as the adoption, establishment, amendment, modification or termination of any Company Plan, or any other Company or Parent benefit or compensation plan, program, policy, Contract, agreement or arrangement, (iii) be construed to require Parent, the Company, or any of the Company Subsidiaries (including, following the Effective Time, the Surviving Corporation) to retain the employment of any particular Person for any fixed period of time following the Effective Time or (iv) create any third-party beneficiary or other right in any Person, including any current or former director, officer, employee or other service provider or any participant in any Company Plan, or any other Company or Parent benefit or compensation plan, program, policy, arrangement, Contract or agreement, including any Covered Employee or dependent or beneficiary thereof.

Section 6.10          Confidentiality. The Parties hereto acknowledge that Parent and the Company have previously executed a confidentiality and non-disclosure agreement, dated as of May 25, 2022 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

Section 6.11         Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and, after the Closing, the Surviving Corporation to perform their respective obligations under this Agreement including the obligations hereunder to consummate the Offer, the Merger and the Transactions upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to and in accordance with this Agreement.

Section 6.12          Parent Vote. Immediately following the execution and delivery of this Agreement, Parent will or will cause the sole stockholder of Merger Sub, to execute and deliver to Merger Sub and the Company a written consent approving and adopting the Merger and this Agreement in accordance with applicable Law.

Section 6.13          Takeover Statutes. If any Takeover Provision or other “takeover” Law is or may become applicable to the Offer, the Merger or the other Transactions, the Company and the Company Board shall grant such approvals and take such actions (including amending the Company’s bylaws) as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Provision or such statute or regulation on such transactions.

Section 6.14          Notification of Certain Matters. Unless prohibited by applicable Law, Parent and the Company shall each promptly notify the other Party upon receiving notice of any event, effect, occurrence, fact, circumstance, condition or change that would reasonably be expected to give rise to a failure of a condition precedent in Article VII; provided, however, that the failure to make any such notification (in and of itself) shall not be taken into account in determining whether the conditions set forth in Article VII have been satisfied or give rise to any right of termination to any Party hereto under Article VIII.

Section 6.15          Merger Without a Stockholders’ Meeting. As promptly as practicable following the consummation of the Offer, the Parties shall take all necessary and appropriate actions to cause the Merger to become effective without a meeting of the stockholders of the Company, in accordance with NRS 92A.133 and the other applicable provisions of the NRS.

Section 6.16         Payoff Letters. The Company shall use reasonable best efforts to, at least three (3) Business Days prior to the Closing Date, deliver to Parent copies of customary payoff letters from the administrative agent under the Credit Facilities contemplating (i) the repayment in full of all principal, accrued and unpaid interest, fees and other amounts outstanding under such Credit Facilities on the Closing Date (but excluding any amounts constituting contingent obligations not then due and payable that by their terms survive the termination of such Credit Facilities and any related agreements), (ii) the termination of all commitments to extend credit under such Credit Facilities and (iii) the termination and/or release of any security interests and guarantees in connection with such Credit Facilities and related loan documents (the “Payoff Letters”).

Section 6.17          Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Transactions contemplated by this Agreement, including the Merger, (other than such Taxes required to be paid by reason of the payment of the Merger Consideration to a Person other than the Person in whose name the applicable surrendered Certificate or transferred Uncertificated Share is registered) shall be borne and paid by either Merger Sub or the Surviving Corporation (regardless of the Person liable for such Taxes under applicable Law) and the Company shall cooperate with Merger Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

Article VII
CONDITIONS TO MERGER

Section 7.1            Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to this Agreement to effect the Merger shall be subject to the satisfaction (or waiver by Parent and the Company, to the extent permitted by applicable Law) of each of the following conditions at or prior to the Closing:

(a)           No Legal Prohibition. No Governmental Authority of competent jurisdiction shall have announced, enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any applicable Law, or issued or granted any Order (whether temporary, preliminary or permanent) (any such Law or Order, a “Legal Restraint”), that is in effect and that has the effect of making the consummation of the Merger illegal or which has the effect of prohibiting, enjoining, preventing or restraining the consummation of the Merger.

(b)           The Offer. Merger Sub (or Parent or Subsidiary of Parent on Merger Sub’s behalf) shall have accepted for payment for all of the Shares validly tendered and not validly withdrawn pursuant to the Offer.

Article VIII
TERMINATION

Section 8.1            Termination. This Agreement may be validly terminated and the Merger may be abandoned at any time prior to the Offer Closing (except as provided herein), only as follows:

(a)           by mutual written agreement of Parent and the Company; or

(b)           by either Parent or the Company if the Offer Closing shall not have occurred on or before 11:59 p.m. Eastern Time on (A) July 31, 2023 (the “Termination Date”) or (B) the Offer shall have expired and not have been extended in accordance with Section 1.1(d) without accepting for payment of the Shares validly tendered (and not validly withdrawn); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party hereto whose failure to perform or comply with any obligation under this Agreement has been the principal cause of, or principally resulted in, the failure of the Offer Closing to have occurred on or before the Termination Date; or

(c)           by the Company, if (i) Merger Sub fails to commence (within the meaning of Rule 14d-2 under the Exchange Act) or extend the Offer in violation of Section 1.1, or (ii) if the Expiration Time shall have occurred, the Offer Conditions are satisfied and Merger Sub shall not have accepted for payment, within three (3) Business Days following the Expiration Time, the Shares validly tendered (and not validly withdrawn) pursuant to the Offer in accordance with the terms of this Agreement; provided, that the right to terminate this Agreement shall not be available to the Company if its breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the principal cause of, or principally resulted in, Merger Sub having failed to commence the Offer or to accept for payment the Shares validly tendered (and not validly withdrawn) pursuant to the Offer in accordance with the terms of this Agreement; provided, further, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.1(c) until the earlier of (A) the Termination Date and (B) the date that is two (2) Business Days after delivery to Parent of a written notice of any violation specified in this Section 8.1(c); provided, further, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.1(c)(i) at any time after Merger Sub has actually commenced (within the meaning of Rule 14d-2 under the Exchange Act) or extended the Offer; or

(d)           by either Parent or the Company if any Legal Restraint permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any Party hereto whose breach any representation, warranty, covenant or agreement set forth in this Agreement has been the principal cause of, or resulted in, such Legal Restraint; or

(e)           by the Company in the event (i) of a breach of any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement in any material respect or (ii) that any of the representations and warranties of Parent and Merger Sub set forth in this Agreement (without regard to any qualifications or exceptions contained therein as to materiality) shall have been inaccurate when made or shall have become inaccurate, in either case such that such breach or inaccuracy (x) would reasonably be expected to prevent or materially delay the Offer or the Merger and (y)(i) is not reasonably capable of being cured by Parent or Merger Sub by the Termination Date or (y)(ii) if reasonably capable of being cured by Parent or Merger Sub by the Termination Date, the Company has delivered to Parent a written notice of such breach or inaccuracy and such breach or inaccuracy is not cured by Parent or Merger Sub, as applicable, by the earlier of (A) the Termination Date and (B) the date that is thirty (30) days after delivery of such notice; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(e) shall not be available to the Company if it is in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that Parent would be entitled to terminate this Agreement pursuant to Section 8.1(g) (disregarding the notice and cure right therein); or

(f)            by the Company, prior to the Acceptance Time, if (i) the Company Board shall have determined to terminate this Agreement in accordance with Section 6.3 in order to concurrently with such termination enter into a definitive agreement with respect to a Superior Proposal; and (ii) the Company pays to Parent the Company Termination Fee in accordance with Section 8.4(a) prior to or substantially concurrently with such termination; or

(g)           by Parent in the event (i) of a breach of any covenant or agreement on the part of the Company set forth in this Agreement in any material respect or (ii) that any of the representations and warranties of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions set forth in Sections (b)(i), (b)(ii) or (b)(iii) of Annex A, as applicable, would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, as applicable (in each case, assuming such time is the Expiration Time), and (x)(i) is not reasonably capable of being cured by the Company by the Termination Date or (x)(ii) if reasonably capable of being cured by the Company by the Termination Date, Parent has delivered to the Company written notice of such breach and such breach is not cured by the Company by the earlier of (A) the Termination Date and (B) the date that is thirty (30) days after delivery of such notice; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(g) shall not be available to Parent if it is in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the Company would be entitled to terminate this Agreement pursuant to Section 8.1(e) (disregarding the notice and cure right therein);

(h)           by Parent in the event that, a Change of Recommendation shall have occurred; or

(i)            by Parent in the event of a Willful Breach of any covenant or agreement on the part of the Company set forth in Section 6.3(a).

Section 8.2           Notice of Termination. A Party terminating this Agreement pursuant to Section 8.1 (other than Section 8.1(a)) shall deliver a written notice to the other Party setting forth specific basis for such termination and the specific provision of Section 8.1 pursuant to which this Agreement is being terminated. A valid termination of this Agreement pursuant to Section 8.1 (other than Section 8.1(a)) shall be effective upon receipt by the non-terminating Party of the foregoing written notice, validly given.

Section 8.3           Effect of Termination. In the event of a valid termination of this Agreement pursuant to Section 8.1, this Agreement shall be of no further force or effect without liability of any Party or Parties hereto, as applicable (or any former, current or future stockholder, equityholder, Affiliate, director, manager, officer, employee, agent, consultant or other Representative of such Party or Parties) to the other Party or Parties hereto, as applicable. Notwithstanding anything to the contrary in this Agreement, (a) the terms of Section 6.10 this Section 8.3, Section 8.4, and Article IX shall survive the termination of this Agreement, (b) nothing herein shall relieve any Party or Parties hereto, as applicable, from liability for any Fraud committed in connection with this Agreement or any of the Transactions and (c) nothing herein shall relieve any Party or Parties hereto, as applicable, from liability for Willful Breach in connection with this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the Parties hereto set forth in the Confidentiality Agreement, all of which shall survive termination of this Agreement in accordance with their respective terms and remain fully enforceable in accordance with their respective terms. For purposes of this Agreement, “Willful Breach” means a material breach that is a consequence of an intentional act or intentional failure to act undertaken by the breaching Party with the actual knowledge that the taking of or the omission of taking such act would, or would reasonably be expected to, cause or constitute a material breach of this Agreement.

Section 8.4            Company Termination Fees.

(a)           In the event that this Agreement is terminated pursuant to Section 8.1(f) (Superior Proposal), then as a condition to such termination of this Agreement, prior to or concurrently with such termination, the Company shall pay to Parent (or its designee) the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent. “Company Termination Fee” means an amount equal to $850,000.

(b)           In the event that this Agreement is terminated pursuant to (i) Section 8.1(h) (Change of Recommendation) or Section 8.1(i) (Breach of No Shop), or (ii) Section 8.1(b) (Termination Date) and at the time Parent could have terminated this Agreement pursuant to Section 8.1(h) (Change of Recommendation) or Section 8.1(i) (Breach of No Shop), then within two (2) Business Days after the termination of this Agreement, the Company shall pay to Parent (or its designee) the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(c)           In the event that:

(i)               this Agreement is terminated by either Party pursuant to Section 8.1(b) (Termination Date) or by Parent pursuant to Section 8.1(g) (Company Breach) (each, an “Applicable Termination”);

(ii)              following the execution and delivery of this Agreement and prior to an Applicable Termination, an Acquisition Proposal has been publicly announced, known or disclosed; and

(iii)             within twelve (12) months of an Applicable Termination, the Company shall have entered into a definitive agreement with respect to any Acquisition Proposal or an Acquisition Transaction is consummated; provided, that for purposes of this Section 8.4(c)(iii), all references to “20%” in the definition of “Acquisition Transaction” shall be deemed to reference “50%”; then the Company will, prior to or concurrently with the earlier of the execution of such definitive agreement and the consummation of such Acquisition Transaction, pay to Parent (or its designee) the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(d)           The Parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(e)           Recovery. Parent, Merger Sub and the Company hereby acknowledge and agree that the covenants set forth in this Section 8.4 are an integral part of this Agreement and the Merger, and that, without these agreements, Parent, Merger Sub and the Company would not have entered into this Agreement. Accordingly, if the Company fails to pay any amounts due pursuant to Section 8.4 within five (5) Business Days of such amounts coming due and, in order to obtain such payment, Parent commences a Legal Proceeding that results in a judgment against the Company for the amount set forth in Section 8.4 or any portion thereof, the Company will pay to Parent its out of pocket costs and expenses (including reasonable attorneys’ and experts’ fees and costs) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the annual rate equal to the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made plus 1% through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law (all such foregoing expenses, costs and interests, the “Recovery Cost”).

(f)            Acknowledgement. Each of the Parties acknowledges and agrees that, subject to Section 8.3, the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable in accordance with Section 8.4 are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent in those circumstances for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions and the payment of the Company Termination Fee (together with the Recovery Cost) shall be the sole monetary remedy of Parent in the event of a termination of this Agreement where the Company Termination Fee is payable by the Company in accordance with Section 8.4 and the Company Termination Fee (together with the Recovery Cost) is actually paid to Parent.

Article IX
MISCELLANEOUS PROVISIONS

Section 9.1           Amendment or Supplement. This Agreement may be amended, modified and supplemented in any and all respects any time prior to the Effective Time with respect to any of the terms of this Agreement; provided, however, that (a) no such amendment, modification or supplement shall result in the per share Merger Consideration not being the same amount and kind of cash, property, rights or securities as the consideration being offered to holders of Shares in the Offer, (b) after the Offer Closing, no such amendment, modification or supplement shall adversely affect the rights of the holders of Company Common Stock (other than Parent, Merger Sub or their respective Affiliates) under this Agreement without the approval of such holders of Company Common Stock and (c) no amendment shall be made to this Agreement after the Effective Time. Any such amendment, modification or supplement shall be effective only if it is set forth in an instrument in writing executed by each Party.

Section 9.2            Extension of Time, Waiver, etc. At any time prior to the Offer Closing, any Party may, subject to applicable Law: (a) waive any inaccuracies in the representations and warranties of any other Party hereto; (b) extend the time for the performance of any of the obligations or acts of any other Party hereto; or (c) to the extent permitted by applicable Law, waive compliance by the other Party with any of the agreements contained in this Agreement. Notwithstanding the foregoing, no failure or delay by the Company, Merger Sub or Parent in exercising any right hereunder shall operate as a waiver of rights, nor shall any single or partial exercise of such rights preclude any other or further exercise of such rights or the exercise of any other right hereunder. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

Section 9.3           No Survival. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing. This Section 9.3 shall not limit the survival of any covenant or agreement of the Parties hereto contained in this Agreement which by its terms contemplates performance in whole or in part after the Closing.

Section 9.4            Entire Agreement; No Third-Party Beneficiary.

(a)           This Agreement, including the exhibits hereto, the Company Disclosure Letter and the documents and instruments relating to the Offer and the Merger referred to in this Agreement, constitutes, together with the Confidentiality Agreement, the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the Parties hereto with respect to the subject matter of this Agreement, provided, however, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (i) the Effective Time; and (ii) the date on which the Confidentiality Agreement is terminated in accordance with its terms.

(b)           EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT OR IN ANY CERTIFICATE DELIVERED IN CONNECTION WITH THE CONSUMMATION OF THE MERGER, NEITHER PARENT AND MERGER SUB, ON THE ONE HAND, NOR THE COMPANY, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES (EXPRESS OR IMPLIED), AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION MADE AVAILABLE WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

(c)           This Agreement is not intended, and shall not be deemed, to create any agreement of employment with any person, to confer any rights or remedies upon any person other than the Parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto, except (i) with respect to the Indemnified Persons who are express third-party beneficiaries of Section 6.7, (ii) after the Offer Closing, for the Company’s shareholders’ right to receive the Offer Price in accordance with Section 1.1, which is intended to be for the benefit of, and shall be enforceable by, each holder of Shares that validly tendered their Shares in the Offer, which holders are express third-party beneficiaries of Section 1.1 from and after the Offer Closing, (iii) after the Effective Time, which is intended to be for the benefit of, and shall be enforceable by, each holder of Company Common Stock to receive the Merger Consideration payable in accordance with Section 2.3, which holders are express third-party beneficiaries of Section 2.3, and (iv) after the Effective Time, for Section 2.5, which is intended to be for the benefit of, and shall be enforceable by, each holder of a Company RSU, as applicable, which holders are express third-party beneficiaries of Section 2.5.

Section 9.5            Applicable Law; Jurisdiction.

(a)           THIS AGREEMENT, AND ANY CLAIM, CAUSE OF ACTION OR LEGAL PROCEEDING (WHETHER AT LAW, IN CONTRACT OR IN TORT) THAT MAY BE BASED UPON, RELATED TO OR ARISE OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREUNDER, SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE CONFLICTS OF LAW PRINCIPLES; PROVIDED, HOWEVER, NOTWITHSTANDING THE FOREGOING, THE LAWS OF THE STATE OF NEVADA (REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE CONFLICTS OF LAW PRINCIPLES) SHALL GOVERN (I) THE MERGER (INCLUDING THE CONSUMMATION AND EFFECTS THEREOF) TO THE EXTENT THE APPLICATION OF NEVADA LAW IS REQUIRED AND (II) THE FIDUCIARY OBLIGATIONS AND/OR OF THE COMPANY BOARD OR OF THE OFFICERS, EMPLOYEES OR AGENTS OF THE COMPANY. The Parties hereto hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such Court of Chancery shall lack subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Litigation Division) or if such Superior Court lacks subject matter jurisdiction, the U.S. District Court for the District of Delaware and the appellate courts of said courts, solely in respect of the interpretation and enforcement of the provisions of (and any claim or cause of action arising under or relating to) this Agreement, whether in contract, tort or otherwise, and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties hereto irrevocably agree that all claims relating to such action, suit or proceedings shall be heard and determined in such courts. The Parties hereto hereby consent to and grant any such court jurisdiction over the person of such Parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.8 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HEREBY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 9.5.

Section 9.6           Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without the posting of a bond, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

Section 9.7           Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other Parties hereto, and any attempt to make any such assignment without such consent shall be null and void, except that each of Parent and Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any Affiliate or Parent or one or more direct or indirect wholly owned Subsidiaries of Parent without the consent of the Company, but no such assignment shall relieve Parent or Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective successors and assigns.

Section 9.8           Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with proof of delivery), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) if sent by email, on the date sent by e-mail unless a “bounce back” or similar error message is received by the sender, or (d) when received by the addressee if sent by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.8):

if to Merger Sub or Parent:

Biosynex SA

22 Blvd Sébastien Brant

Illkirch-Graffenstaden

Grand-Est, 67400

France

Attention: Larry Abensur

Email: [**]

with a copy to (which copy shall not constitute notice):

White & Case

1221 Avenue of the Americas

New York, New York 10020

Attention: James Hu

Email: [**]

White & Case

19 Pl. Vendome

75001 Paris, France

Attention: Marc Petitier and Olivier Pâris

Emails: [**]

if to the Company:

Chembio Diagnostics, Inc.

555 Wireless Boulevard,

Hauppauge, New York 11788

Attention: Richard Eberly, CEO

Email: [**]

with a copy to (which copy shall not constitute notice):

K&L Gates LLP
300 South Tryon Street
Suite 1000
Charlotte, North Carolina 28202
Attention: Sean M. Jones

Email: [**]

Section 9.9            Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 9.10         Fees and Expenses. Except as expressly provided for in this Agreement, including Section 1.1(h) and the next sentence in this Section 9.10, all fees and expenses shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated. On or promptly after the date of this Agreement, the Company shall pay Parent an amount equal to $250,000 for expenses incurred by Parent related to its due diligence investigation in connection with the Transactions.

Section 9.11          Construction.

(a)           For purposes of this Agreement, whenever the context requires: (i) the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders; (iii) the feminine gender shall include the masculine and neuter genders; and (iv) the neuter gender shall include the masculine and feminine genders.

(b)           The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c)           As used in this Agreement, (i) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”, (ii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”, (iii) the word “or” shall not be exclusive, (iv) the word “will” shall be construed to have the same meaning as the word “shall” and (v) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

(d)           Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement. The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e)           The phrases “made available to”, “provided to,” “furnished to,” by the Company, and phrases of similar import when used in this Agreement, unless the context otherwise requires, means that a copy of the information or material referred to (i) has been provided by the Company to Parent, including by means of being provided for review in the Electronic Data Room, in connection with this Agreement (ii) has been filed by the Company in the Electronic Data Gathering, Analysis, and Retrieval (EDGAR) Database for the SEC, in each case, as of 5 p.m. ET on the second day immediately prior to the date hereof.

(f)            When calculating the period of time before which, within which or after which any act is to be done or step taken pursuant to this Agreement, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. All references in this Agreement to a number of days are to such number of calendar days unless Business Days are specified.

(g)           Unless otherwise specifically indicated, any reference in this Agreement to $ means U.S. dollars.

(h)           References to a Person are also to its permitted successors and assigns.

(i)            References to any Law shall be deemed to refer to such Law as amended from time to time and to any rules or regulations promulgated thereunder

(j)            When used herein, references to “ordinary course” or “ordinary course of business” will be construed to mean “ordinary course of business, consistent with past practices.”

Section 9.12        Counterparts; Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties hereto and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BIOSYNEX SA

By:	/s/ Larry Abensur
Name:	Larry Abensur
Title:	Chief Executive Officer

PROJECT MERCI MERGER SUB, INC.

By:	/s/ Larry Abensur
Name:	Larry Abensur
Title:	President

CHEMBIO DIAGNOSTICS, INC.

By:	/s/ Richard L. Eberly
Name:	Richard L. Eberly
Title:	Chief Executive Officer & President

 [Signature Page]

EXHIBIT A

DEFINITIONS

1.1       Cross Reference Table. The following terms defined elsewhere in this Agreement in the Sections set forth below will have the respective meanings therein defined.

Terms	Definition

Acceptable Confidentiality Agreement	Section 6.3(b)

Acceptance Time	Section 1.1(b)

Agreement	Preamble

Agreement Date	Preamble

Applicable Termination	Section 8.4(c)(i)

Balance Sheet	Section 4.5(c)

Capitalization Date	Section 4.2(a)

Capitalization Representations	Annex A

CBAs	Section 4.15

Certificates	Section 2.3(a)

Change of Recommendation	Section 6.3(e)(i)

Closing	Section 2.1(b)

Closing Date	Section 2.1(b)

Company	Preamble

Company Board	Recitals

Company Board Recommendation	Section 4.3(b)

Company Charter Documents	Section 4.1

Company Disclosure Letter	Article IV

Company Financial Advisor	Section 4.8

Company Material Contract	Section 4.17(a)

Company Preferred Stock	Section 4.2(a)

Company Registered Intellectual Property	Section 4.14(a)

Company RSU Merger Consideration	Section 2.5(b)

Company SEC Reports	Section 4.5(a)

Company Subsidiaries	Section 4.1

Company Termination Fee	Section 8.4(a)

Confidentiality Agreement	Section 6.10

Continuation Period	Section 6.9(a)

Covered Employees	Section 6.9(a)

D&O Insurance	Section 6.7(c)

Determination Notice	Section 6.3(f)(ii)

Effective Time	Section 2.1(c)

Equity Interests	Section 4.2(b)

Exchange Agent	Section 2.3(a)

Exchange Fund	Section 2.3(a)

Expiration Time	Section 1.1(d)

Fundamental Representations	Annex A

Indemnified Persons	Section 6.7(a)

Initial Expiration Time	Section 1.1(d)

Insurance Policies	Section 4.16

Interim Period	Section 6.1

Leased Real Property	Section 4.18(b)

Legal Restraint	Section 7.1(b)

Merger	Recitals

Merger Consideration	Section 2.2(a)

Merger Sub	Preamble

Minimum Condition	Section 1.1(b)

Non-U.S. Company Plans	Section 4.9(a)

Notice Period	Section 6.3(f)(ii)

NRS	Recitals

Offer	Recitals

Offer Closing	Section 1.1(b)

Offer Closing Date	Section 1.1(b)

Offer Commencement Date	Section 1.1(a)

Offer Conditions	Section 1.1(b)

Offer Documents	Section 1.1(f)

Offer Price	Recitals

Parent	Preamble

Payoff Letters	Section 6.17

Permits	Section 4.12(c)

Schedule 14D-9	Section 1.2(a)

Schedule TO	Section 1.1(f)

SEC	Section 4.5(a)

Shares	Recitals

Surviving Corporation	Section 2.1(a)

Tail Policy	Section 6.7(c)

Takeover Provisions	Section 4.21

Termination Date	Section 8.1(b)

Transaction Litigation	Section 6.8

Transfer Taxes	Section 6.17

Uncertificated Shares	Section 2.3(a)

Willful Breach	Section 8.3

1.2       Certain Definitions. The following terms, as used herein, have the following meanings, which meanings shall be applicable equally to the singular and plural of the terms defined:

“Acquisition Proposal” means any offer, proposal or similar indication of interest contemplating or otherwise relating to an Acquisition Transaction (other than an offer, proposal or similar indication of interest by Parent, Merger Sub or one of Parent’s other Subsidiaries).

“Acquisition Transaction” means any transaction or series of related transactions (other than the Transactions) involving: (i) any acquisition or purchase by any Person, directly or indirectly, of more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Person beneficially owning more than twenty percent (20%) of the total voting power of the Company; (ii) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and any Person; or (iii) any sale, lease, exchange, transfer or other disposition to any Person of assets of the Company representing more than twenty percent (20%) of the consolidated assets, revenue or net income of the Company and the Company Subsidiaries (with assets being measured by the fair market value thereof); provided that, for the avoidance of doubt, all references to “Person” in this definition shall include any “group” as defined pursuant to Section 13(d) of the Exchange Act but shall exclude Parent or any of its Affiliates or Representatives.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977; the Anti-Kickback Act of 1986; the UK Bribery Act of 2010; and the anti-bribery Laws of the People’s Republic of China or any applicable Laws of similar effect, in each case, as amended and the related regulations and published interpretations thereunder; and any other anti-bribery, anti-corruption or anti-money laundering Laws promulgated by any Governmental Authority.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the HSR Act, and all other Laws, including merger control Laws and foreign Antitrust Laws, prohibiting, limiting, or promulgated or intended to govern conduct having the purpose or effect of monopolization, restraint of trade, or substantial lessening of competition.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York or Paris, France are authorized or required by Law to be closed for business.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020 (Pub. L. 116– 136) (including any changes in state or local law that are analogous to provisions of the CARES Act or adopted to conform to the CARES Act), including the Paycheck Protection Program Flexibility Act (P.L.116-142).

“Code” means Internal Revenue Code of 1986, as amended.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Employee” means any employee or officer of the Company or any of the Company Subsidiaries.

“Company Equity Awards” means the Company Options and Company RSUs issued under the Stock Plans.

“Company Intellectual Property” means all of the Intellectual Property Rights owned or purported to be owned by the Company or any Company Subsidiary (whether solely or jointly with one or more other Persons) or exclusively licensed to the Company or any Company Subsidiary.

“Company Intervening Event” means any event, development or change in circumstances that materially affects the business, assets or operations of the Company and that was neither known to the Company Board (or if known, the consequences of which were not known by the Company Board as of the date of this Agreement) nor reasonably foreseeable as of, or prior to, the date of this Agreement, which event, occurrence, fact or change becomes known to the Company Board, other than (a) any Acquisition Proposal or any consequence thereof, (b) the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (however, the underlying reasons for such events may be taken into account in determining a Company Intervening Event), or (c) such items listed on Schedule 1.2(a) of the Company Disclosure Letter.

“Company Material Adverse Effect” means any event, effect, occurrence, fact, circumstance, condition or change that, individually or in the aggregate, has had or would be reasonably likely to (a) have a material adverse effect the business, operations, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries or (b) prevent or materially delay the ability of the Company to consummate the Transactions; provided, however, that solely for purposes of clause (a), none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and except as provided below, none of the following shall be taken into account in determining whether there is, or would reasonably be likely to be, a Company Material Adverse Effect:

(i)               general economic or political conditions (or changes or disruptions in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(ii)              conditions (or changes or disruptions in such conditions) generally affecting the industries in which the Company and Company Subsidiaries operate;

(iii)             conditions (or changes or disruptions in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries, (B) any suspension of trading in equity, debt, derivative or hybrid securities, securities generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, and (C) any decline in the price or trading volume of any security (including Company Common Stock) or any market index (provided that the underlying causes of such decline with respect to the Company Common Stock (subject to the other provisions of this definition) shall not be excluded);

(iv)            political conditions (or changes or disruptions in such conditions) in the United States or any other country or region in the world or acts of war (whether or not declared), armed or unarmed hostilities or attacks, acts of terrorism, sabotage, or the escalation or worsening thereof in the United States or any other country or region in the world;

(v)              (A) any actions taken by Parent or any of its controlled Affiliate prohibited by this Agreement, (B) any actions taken by the Company or the Company Subsidiaries to which Parent has requested in writing or (C) the Company taking any action expressly required by this Agreement (other than the requirement to operate in the ordinary course of business);

(vi)             any changes in applicable Law (including COVID-19 Measures), accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof, in each case after the date hereof;

(vii)           other than for purposes of Section 4.3(c) and Section 4.3(d) (but subject to disclosure in the Company Disclosure Letter for such Sections) and clause (b)(iii) of Annex A, the announcement, pendency or completion of this Agreement, including, to the extent resulting therefrom, (A) the identity of Parent, (B) the termination of (or the failure or potential failure to renew or enter into) any Contracts with customers, suppliers, distributors or other business partners and (C) any other negative development in the Company’s and the Company Subsidiaries’ relationships with any of their employees, customers, suppliers, distributors, or other business partners;

(viii)          any natural hurricane, earthquake, flood, disaster, acts of God, pandemic (including COVID-19) or other force majeure events in the United States or any other country or region in the world;

(ix)             changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any internal or published forecasts, estimates, projections or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (provided that the underlying causes of such changes or failures (subject to the other provisions of this definition) shall not be excluded);

(x)              any legal action commenced on behalf of a Person’s stockholders and arising from this Agreement or the Transactions contemplated hereby; and

(xi)             with respect to the Company, the failure of it to be compliant with any financial covenants in the Credit Facilities in and of itself; provided, however, the underlying circumstances that resulted in such failure may be taken into account when evaluating whether a Company Material Adverse Effect has occurred.

except in the case of clauses (i) through (iv), (vi) and (viii), to the extent that any such event, effect, occurrence, fact, circumstance, condition or change has a disproportionate adverse effect on the Company and the Company Subsidiaries, taken as whole, relative to the adverse effect such event, effect, occurrence, fact, circumstance, condition or change has on other companies operating in the industries in which the Company and the Company Subsidiaries operate.

“Company Option” means a compensatory option to purchase Company Common Stock (i) granted under any of the Stock Plans, (ii) assumed by the Company in connection with any merger, acquisition or similar transaction, or (iii) otherwise issued or granted, in each case as amended from time to time. For purposes of this Agreement, a “warrant” does not constitute a Company Option.

“Company Plan” means an Employee Benefit Plan maintained, adopted, sponsored, contributed or required to be contributed to by the Company, any Company Subsidiary or any Entity with which the Company or any Company Subsidiary is considered a single employer under Section 414(b), (c) or (m) of the Code (a “Company ERISA Affiliate”) with respect to any current or former employee, officer, individual independent contractor or director of the Company or any of the Company Subsidiaries or any beneficiary or dependent thereof or with respect to which the Company, any of the Company Subsidiaries or any Company ERISA Affiliate would reasonably be expected to have any liability.

“Company Product(s)” means any and all products that currently are in development, marketed, offered, sold, licensed, provided or distributed by, or on behalf of, the Company or any Company Subsidiary.

“Company RSU” means restricted stock units issued pursuant to a Stock Plan or otherwise.

“Contract” means any agreement, contract, subcontract, lease, license, understanding, instrument, note, bond, mortgage, indenture, option, warranty, insurance policy, benefit plan or other legally binding commitment.

“Copyleft Terms” means any terms of a license of Open Source Software (including any Software licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla Public License, Affero General Public License, Eclipse Software License, or any other public Source Code license arrangement) or any similar license, in each case that require, as a condition of or in connection with any use, modification, reproduction, or distribution of any Software licensed thereunder (or any Software owned by the Company or the Company Subsidiaries or other Company Intellectual Property that is used by, incorporated into or includes, relies on, is linked to or with, is derived from, or is distributed with such Software), any of the following: (a) the disclosing, making available, distribution, offering or delivering of source code or any information regarding such Software owned by the Company or the Company Subsidiaries or other Company Intellectual Property for no or minimal charge; (b) the granting of permission for creating modifications to or derivative works of such Software owned by the Company or the Company Subsidiaries or other Company Intellectual Property; (c) the granting of a royalty-free license, whether express, implied, by virtue of estoppel or otherwise, to any third party under Intellectual Property Rights (including patents) regarding such Software owned by the Company or the Company Subsidiaries or other Company Intellectual Property (whether alone or in combination with other hardware or Software); or (d) the imposition of restrictions on future patent licensing terms, or other abridgement or restriction of exercise or enforcement of any Intellectual Property Rights through any means.

“COVID-19” means SARS-CoV-2 or COVID-19, and all evolutions, variations or mutations thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, reduced capacity, social distancing, shut down, closure, sequester, safety or any other guideline, recommendation, Law, Order or directive promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act.

“Credit Facilities” means the Credit Agreement and Guaranty dated as of September 3, 2019, among the Company, as the borrower, the guarantors from time to time party thereto, and Perceptive Credit Holdings II, LP, as amended, refinanced or replaced in accordance with its terms

“Electronic Data Room” means the online data room located at https://craighallum.firmex.com/projects/46/documents.

“Employee Benefit Plan” means (i) each “employee benefit plan” (as such term is defined in ERISA § 3(3)); and (ii) each other benefit or compensation plan, program, policy, Contract or arrangement, including any retirement, post-retirement, paid time-off, deferred compensation, profit sharing, unemployment compensation, welfare, fringe benefit, bonus, incentive, equity or equity-based compensation, severance, termination, retention, transaction bonus, employment, consulting or change in control plan, program, policy, Contract or arrangement (whether or not subject to ERISA § 3(3)).

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health, worker health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“FDA” means the United States Food and Drug Administration.

“Fraud” means the actual, knowing and intentional fraud of any Person in connection with the representations and warranties set forth in Article IV and Article V.

“GAAP” means United States generally accepted accounting principles, applied on a consistent basis, as in effect from time to time.

“Governmental Authority” means any federal, state, local, international, multinational, supranational or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority, or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law; or (b) right under any Contract with any Governmental Authority.

“Governmental Health Program” means any federal health program as defined in 42 U.S.C. § 1320a-7b(f), including Medicare, Medicaid, TRICARE, CHAMPVA, and state health care programs (as defined therein), and any health insurance program for the benefit of federal employees, including those under chapter 89 of title 5, United States Code.

“Hazardous Materials” means any waste, material, or substance that is listed, regulated or defined under any Environmental Law and includes any pollutant, chemical substance, hazardous substance, hazardous waste, special waste, solid waste, asbestos, mold, radioactive material, polychlorinated biphenyls, petroleum, petroleum-derived substance or waste, or per- or polyfluoroalkyl substance.

“Health Authority” means the Governmental Authorities that administer Health Laws, including the FDA, Centers for Medicare and Medicaid Services, and the U.S. Department of Health and Human Services Office of Inspector General.

“Health Law” means any Law applicable to the business of the Company or Company Products, including without limitation any applicable Law the purpose of which is to ensure the safety, efficacy and quality of biopharmaceutical or diagnostic Company Products by regulating the research, development, manufacturing and distribution of such products, any applicable Law relating to the import or export of the Company Products, any applicable Law relating to good laboratory practices, good clinical or diagnostic practices, investigational use, product marketing authorization, manufacturing facilities compliance, packaging, good manufacturing practices, labeling, advertising, promotional practices, safety surveillance, record keeping and filing of required reports, and any applicable Law relating to promotion and sales of pharmaceutical products to providers and facilities that bill or submit claims to a Governmental Health Program or Payor, or any and all Laws relating to the regulation, provision, management, administration of, ordering or arranging for, or payment or reimbursement for any health care items or services, including: (i) the Federal Food, Drug, and Cosmetic Act, as amended, 21 U.S.C. § 301 et seq., and all regulations and formal and informal guidance promulgated by the FDA pursuant thereto, (ii) the Public Health Service Act, (iii) the Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), (iv) the False Claims Act (31 U.S.C. § 3729 et seq.), (v) the Exclusion Laws (42 U.S.C. §§ 1320a-7 and 1320a-7a), (vi) the Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801-3812), (vii) the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), (viii) the Federal Health Care Fraud Law (18 U.S.C. § 1347), (ix) Physician Payments Sunshine Act (42 U.S.C. § 1320a–7h), (x) HIPAA, (xi) Medicare (Title XVIII of the Social Security Act), (xii) Medicaid (Title XIX of the Social Security Act), (xiii) the Occupational Safety and Health Act and (xiv) all applicable state privacy and confidentiality Laws.

“HIPAA” means the following, as the same may be amended, modified or supplemented from time to time, any successor statute thereto, and together with any and all rules or regulations promulgated from time to time thereunder: (i) the Health Insurance Portability and Accountability Act of 1996; and (ii) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, (a) all indebtedness for borrowed money (including the issuance of any debt security) to any Person (other than the Company or its Subsidiary), (b) other indebtedness of such Person evidenced by credit agreements, notes, bonds, indentures, securities, debentures or similar Contracts to any Person, and (c) any obligations in respect of letters of credit and bankers’ acceptances (other than letters of credit used as security for leases) and (d) all indebtedness of another Person referred to in clauses (a) through (c) above guaranteed by such Person.

“Intellectual Property Rights” means any and all intellectual property and all rights, title and interest therein or thereto in any jurisdiction throughout the world, of the following (and all statutory and/or common law rights throughout the world in, arising out of, or associated with any of the following): (i) all United States and foreign patents and utility models and applications therefor (including provisional applications) and all reissues, divisions, renewals, reexaminations, extensions, provisionals, substitutions, continuations, continuations in part and equivalents thereof (collectively, “Patents”); (ii) all Trade Secrets; (iii) copyrights, mask works, industrial designs (whether or not copyrightable) and copyrightable works, database and design rights, including data collections, and all other rights, including “moral” rights corresponding thereto in any works of authorship (including copyrights in Software), whether published or unpublished (collectively, “Copyrights”); (iv) all trademark rights and similar rights in trade names, trade dress, logos, trademarks and service marks, brand names, corporate names and other indicia of commercial source or origin, together with the goodwill associated with any of the foregoing (collectively, “Trademarks”); (v) all rights in databases and data collections (including knowledge databases, customer lists and customer databases); (vi) all rights to uniform resource locators, web site addresses and domain names (collectively, “Domain Names”); (vii) Software; (viii) social media usernames, accounts, identifiers and handles, (g) all other forms of intellectual property recognized under applicable Law; (ix) any similar, corresponding or equivalent rights to any of the foregoing; (x) all rights relating to any of the foregoing, including all causes of action, judgements, settlements, claims and demands related thereto, and rights to prosecute and recover damages for any past, present or future infringements, dilutions, misappropriations and other violations thereof; and (xi) any registrations of or applications to register any of the foregoing.

“IT Assets” means all computers (including, servers, firewalls, workstations, desktops, laptops and handheld devices), Software, websites, hardware, networks, firmware, middleware, routers, hubs, switches, data communications lines, data storage devices (including the content thereon), information security and telecommunications capabilities, data centers, operating systems and all other information technology equipment and other similar or related items of information technology systems, hardware and infrastructure, in each of the foregoing, owned, licensed or used by or for the Company or any of the Company Subsidiaries.

“Knowledge” means, with respect to the Company, the actual knowledge of those individuals set forth in Section 1.2(b) of the Company Disclosure Letter. With respect to Company Intellectual Property, “Knowledge” or “Known” includes reasonable inquiry of such Person’s direct reports but does not require the Company to conduct, have conducted, obtain, review or have reviewed any freedom to operate opinions or similar opinions of counsel.

“Law” means any statute, law, ordinance, regulation, rule, code, Order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Licensed Intellectual Property” means all of the Intellectual Property Rights owned by a third-party that is licensed to the Company or any Company Subsidiary pursuant to a written Contract to which Company or a Company Subsidiary is a party.

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, option, right of first refusal or offer, preemptive right, encumbrance or community property interest of any kind or nature whatsoever.

“Nasdaq” means The Nasdaq Capital Market.

“Object Code” means computer Software in binary form that, is intended to be directly executable by a computer after suitable Processing and linking but without the intervening steps of compilation or assembly.

“Open Source Software” means any Software that is licensed pursuant to: (a) any license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); (b) any license to Software that is considered “free” or “open source software” by the Open Source Foundation or the Free Software Foundation; or (c) any reciprocal license approved by the Open Source Initiative, in each case whether or not Source Code is available or included in such license.

“Order” means, with respect to any Person, any order, judgment, decision, decree, injunction, ruling, writ, assessment or other similar requirement issued, enacted, adopted, promulgated or applied by any Governmental Authority or arbitrator that is binding on or applicable to such Person.

“Payor” means any and all Governmental Health Programs and all other health care service plans, health maintenance organizations, health insurers and/or other private, commercial, or governmental third-party payors.

“Permitted Lien” means (i) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business that are not due and payable or that are being contested in good faith by appropriate proceedings; (ii) Liens for Taxes that are not due and payable or that are being contested in good faith by appropriate and for which adequate reserves have been established in accordance with GAAP; (iii) other than with respect to Intellectual Property Rights, minor defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar Liens that would not, individually or in the aggregate, reasonably be expected to materially impair the value of or continued use and operation of the properties and assets to which they relate; (iv) zoning, building and other similar Laws (excluding violations thereof); (v) Liens discharged at or prior to the Closing; (vi) statutory Liens to secure obligations to landlords, lessors or renters under leases or rental agreements that have not been breached; (vii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; (viii) non-exclusive licenses to Intellectual Property Rights granted in the ordinary course of business; and (ix) non-monetary Liens (excluding Liens on Intellectual Property Rights) that do not, individually or in the aggregate, materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property of the Company and the Company Subsidiaries, taken as a whole.

“Person” means any individual, Entity or Governmental Authority.

“Personal Data” means (i) any information defined as “personal data”, “personally identifiable information” or “personal information” under any Privacy and Data Security Requirement, (ii) any information that, alone or in combination with other information, can reasonably be used to identify an individual natural Person or relating to an identified or identifiable natural Person, directly or indirectly, including name, a unique identification number, government-issued identifier (including Social Security number and driver’s license number), physical address, gender and date of birth and (iii) individually identifiable health information constituting “protected health information” as defined under 45 C.F.R. § 160.103. Personal Data that has been pseudonymized shall also be considered Personal Data to the extent treated as such under any Privacy and Data Security Requirement.

“Privacy and Data Security Requirements” means (i) any Laws and self-regulatory guidelines (including of any applicable foreign jurisdiction) regulating the Processing of Personal Data; (ii) obligations under all Contracts to which the Company or any of the Company Subsidiaries is a party that relate to Personal Data including the use of payment cards; and (iii) all of the Company’s and the Company Subsidiaries’ internal and publicly posted policies and notices (including if posted on the Company’s or the Company Subsidiaries’ products or services) regarding the Processing of Personal Data.

“Process” or “Processing” with regard to Personal Data or IT Systems means the collection, receipt, use, storage, safeguarding, securing (technical, physical or administrative), maintenance, retention, transmission, access, processing, recording, distribution, transfer (including cross-border), sharing, import, export, protection (including security measures), deletion, disposal or disclosure or other activity regarding or performed on Personal Data or IT Systems (whether electronically or in any other form or medium).

“Real Property Leases” means the leases, subleases, licenses and occupancy agreements, together with all amendments thereto, underlying the Leased Real Property or otherwise affecting the Leased Real Property.

“Registered Intellectual Property” means all United States, international and foreign: (i) Patents; (ii) Trademarks; (iii) Copyrights; (iv) Domain Names; and (v) any other material Intellectual Property Rights, in each case, that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority.

“Regulatory Permits” means any and all licenses, franchises, permits, certificates, certifications, qualifications, notices, waivers, privileges, consents, approvals, clearances, enrollments, accreditations, letters of non-reviewability, certificates of need, supplier or provider numbers, exemptions, registrations, listing, concessions or other authorizations required to have been obtained from or submitted to, or filings required to have been made with, Governmental Authorities pursuant to a Health Law material to the operation of the business of the Company and Company Subsidiaries.

“Release” means any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

“Representatives” means officers, directors, employees, agents, attorneys, accountants, advisors and investment bankers.

“Sanctioned Country” means any country or region or government thereof that is, or has been in the last five years, the subject or target of a comprehensive embargo under Trade Control Laws (including Cuba, Iran, North Korea, Syria, Venezuela, and the Crimea, Donetsk, and Luhansk regions of Ukraine).

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Trade Control Laws including: (i) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons, or any other sanctions- or export-related restricted party list maintained by OFAC, the U.S. Department of Commerce Bureau of Industry and Security, or the U.S. Department of State; (ii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); or (iii) any Person located, organized, or resident in or a national of a Sanctioned Country.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended and the regulations promulgated thereunder.

“Securities Act” means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

“Software” means any and all (i) computer programs, applications, files, user interfaces, application programming interfaces, diagnostics, software development tools and kits, templates, menus, analytics and tracking tools, compilers, libraries, version control systems, operating systems, including any and all software implementations of algorithms, models and methodologies for any of the foregoing, whether in Source Code, Object Code or other form, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all user documentation, including user manuals and training materials, relating to any of the foregoing.

“Source Code” means computer Software and code, in form other than Object Code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“Stock Plans” means, collectively, the Company’s 2008 Stock Incentive Plan, the Company’s 2014 Stock Incentive Plan and the Company’s 2019 Omnibus Incentive Plan, each as amended.

“Subsidiary” An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record: (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) a majority of the outstanding equity or financial interests of such Entity.

“Superior Proposal” means a bona fide written Acquisition Proposal that did not result from a breach of Section 6.3 and if consummated would result in a Person owning, directly or indirectly, (a) more than 50% of the outstanding shares of the Company Common Stock or (b) more than 50% of the assets of the Company and the Company Subsidiaries, taken as a whole, in either case, which the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel: (i) to be reasonably likely to be consummated if accepted; and (ii) if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Merger, in each case, taking into account at the time of determination (A) any changes to the terms of this Agreement offered by Parent in writing in response to such Acquisition Proposal and (B) the financial, regulatory, legal, certainty, timing and other aspects of such Acquisition Proposal (including the likelihood of such Acquisition Proposal to be consummated on a timely basis).

“Tax” means any U.S. federal, state, local or non-U.S. tax (including, without limitation, any income tax, franchise tax, license tax, capital gains tax, capital stock tax, profits tax, gross receipts tax, value-added tax, surtax, alternative minimum tax, estimated tax, employment tax, workers compensation tax, unemployment tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, premium tax, windfall profits tax, withholding tax, disability tax, severance tax, social security tax, or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty, interest or addition thereto), imposed, assessed or collected by or under the authority of any Governmental Authority, whether payable directly or by withholding and whether or not requiring the filing of a Tax Return, and shall include any liability for such amounts as a result of (i) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group, or (ii) a contractual obligation to indemnify any person or other Entity (other than any commercial agreement the principal purpose of which is not Taxes).

“Tax Return” means any U.S. federal, state, local or non-U.S. return (including any information return), report, statement, declaration, disclosure, estimate, schedule, notice, notification, form, election, certificate, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Trade Control Laws” means all export, reexport, transfer, and import control Laws; U.S. anti-boycott Laws; and U.S. and applicable non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State) and the United Nations Security Council.

“Trade Secrets” means any and all inventions (whether or not patentable, reduced to practice or made the subject of a pending patent application), invention disclosures and improvements, all trade secrets, proprietary information, know-how and technology, Source Code, confidential or proprietary information, including ideas, compositions, specifications, schematics, technical information, customer and supplier lists, pricing and cost information, business and marketing plans, research and development information, processes, specifications, designs, plans, proposals and all documentation and materials therefore.

“Transactions” means the Merger and the other transactions contemplated by this Agreement.

EXHIBIT B

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF THE SURVIVING CORPORATION

FRANCISCO V. AGUILAR
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

# Instructions for Formation - Profit Corporation

**IMPORTANT: READ ALL INSTRUCTIONS CAREFULLY BEFORE COMPLETING FORM.**

TYPE or PRINT the following information and submit the filing with Customer Order Instruction Form and payment:

**Please select the entity type at the top of the form that is being created and follow the instructions below applicable to the filing.**

**1. NAME OF ENTITY:** A name appearing to be that of a natural person and containing a given name or initials must not be used as a corporate name except with the addition of a corporate ending such as Incorporated, Inc., Limited, Ltd., Company, Co., Corporation, Corp. or other words that identify it as not being a natural person.

The name selected must be distinguishable from the names of all other artificial persons formed, organized, registered or qualified pursuant to the provisions of this title that are on file in the Office of the Secretary of State. If it appears from the name and/or purpose of the entity being formed that it is to be regulated by the Financial Institutions Division, Insurance Division, State Board of Professional Engineers and Land Surveyors, State Board of Accountancy or Real Estate Division, the application will need to be approved by the regulating agency before it is filed with the Office of the Secretary of State.

**NRS 78A entities:** An entity name must be indicated within the title block to the form.

**NRS 80 entities:** Name must match as it is on file in home jurisdiction. A file stamped copy of the document most recently filed by the corporation in its home jurisdiction verifying the entity name and total authorized stock. If the name is not available for use a Modified Name Resolution form, electing a name to conduct business in Nevada may be submitted along with the Qualification to do Business in Nevada. (The Modified Name Resolution form is for electing a modified name for use in the state of Nevada, when the name of foreign corporation is not available for use or restricted word is denied by Nevada regulatory board.)

**NRS 89 entities (Corporation):** The corporate name must contain the last name of one or more of its current or former stockholders. The corporate name of a professional corporation must contain the words “Professional Corporation,” or the abbreviations of “Prof. Corp.,” or “P.C.,” or “PC,” or the word “Chartered,” or the abbreviation “Chtd.,” or the word “Limited,” or the abbreviation “Ltd.”

**2. REGISTERED AGENT:** Persons wishing to incorporate in the State of Nevada must designate a registered agent who resides or is located in this state. Every registered agent must have a street address in this state for service of process, and may have a separate Nevada mailing address such as a post office box, which may be different from the street address. Registered agent must sign certificate of acceptance within section 2. If the registered agent is unable to sign the Articles of Formation, submit a separate signed Registered Agent Acceptance form.

**3. GOVERNING BOARD:** Indicate whether the close corporation elects to be run by a board of directors. If so, set forth their names and addresses. Use a separate 8 ½ x 11 sheet as necessary for additional directors. Directors must be at least 18 years of age.

**4. NAMES AND ADDRESSES OF THE BOARD OF DIRECTORS/TRUSTEES, OR STOCKHOLDERS: NRS 78, NRS 78A and NRS 89:** State the names and addresses of the first governing board. Use a separate 8 ½ x 11 sheet as necessary for additional members. The governing board must be that of a natural person who is at least 18 years of age.

**NRS 89, Professional Corporation:** A certificate from the regulating board of the profession to be practiced showing that each of the directors, and each of the stockholders who is a natural person, is licensed to practice the profession must be attached.

**5. JURISDICTION OF FORMATION:** The name of the jurisdiction of its incorporation or the governmental acts or other instrument of authority by which the corporation was created and declare that the corporation is in good standing in the jurisdiction of its formation.

**6. BENEFIT CORPORATION:** By selecting “Yes” you are indicating that the corporation is organized as a benefit corporation organized pursuant to NRS Chapter 78B with a purpose of creating a general or specific public benefit. The purpose for which the benefit corporation is created must be disclosed within its formation filing.

**7. PURPOSE/PROFESSION TO BE PRACTICED:** The purpose is required for entities pursuant to NRS 80. Professional Corporation pursuant to NRS 89 must indicate the profession to be practiced. A corporation that has indicated to be a Benefit Corporation is required to state the purpose, please refer to NRS 78B for additional information.

**8. AUTHORIZED SHARES:** State the number of shares the corporation shall have the authority to issue with par value and its par value in appropriate space provided. State the number of shares without par value in the space provided for shares without par value.

**NRS 80:** Foreign corporations must file with the same amount of authorized shares indicating par value (if any) as what is on file in the home jurisdiction.

**9. OFFICER MAKING STATEMENT:** Name and signature of the officer(s) or authorized person(s) making the statement for the filing for the foreign corporation is required. Additional 8 ½ x 11 white sheet will be necessary if more than 1 person.

**10. INCORPORATOR:** Name and address of the incorporator(s) are required. Each incorporator must sign. Additional 8 ½ x 11 white sheet will be necessary if more than 1 incorporator. **NRS 89 entities:** Each person organizing the corporation must, except as otherwise provided in subsection 2 of NRS 89.050, be authorized to perform the professional service for which the corporation is organized.

Page 1 of 1
Revised: 12/12/2022

85

FRANCISCO V. AGUILAR
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

ABOVE SPACE IS FOR OFFICE USE ONLY

# Formation - Profit Corporation

☒ NRS 78 - Articles of Incorporation Domestic Corporation ☐ NRS 80 - Foreign Corporation ☐ NRS 89 - Articles of Incorporation Professional Corporation

## ☐ 78A Formation - Close Corporation

(Name of Close Corporation MUST appear in the below heading)

**Articles of Formation of** ______________________ **a close corporation (NRS 78A)**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

**1. Name of Entity:** (If foreign, name in home jurisdiction)

Chembio Diagnostics, Inc.

**2. Registered Agent for Service of Process:** (Check only one box)

☒ Commercial Registered Agent:(name only below) ☐ Noncommercial Registered Agent (name and address below) ☐ Office or Position with Entity (title and address below)

C T Corporation System
Name of Registered Agent **OR** Title of Office or Position with Entity

| Street Address | City | | Zip Code |
|---|---|---|---|
| 701 South Carson Street Suite 200 | Carson City | Nevada | 89701 |

| Mailing Address (if different from street address) | City | | Zip Code |
|---|---|---|---|
| | | Nevada | |

**2a. Certificate of Acceptance of Appointment of Registered Agent:**

*I hereby accept appointment as Registered Agent for the above named Entity. If the registered agent is unable to sign the Articles of Incorporation, submit a separate signed Registered Agent Acceptance form.*

X ______________________________
**Authorized Signature of Registered Agent or On Behalf of Registered Agent Entity** Date

**3. Governing Board:** (NRS 78A, close corporation only, check one box; if yes, complete article 4 below)

This corporation is a close corporation operating with a board of directors ☐ Yes **OR** ☐ No

**4. Names and Addresses of the Board of Directors/ Trustees or Stockholders**

(NRS 78: Board of Directors/ Trustees is required.

NRS 78a: Required if the Close Corporation is governed by a board of directors.

NRS 89: Required to have the Original stockholders and directors. A certificate from the regulatory board must be submitted showing that each individual is licensed at the time of filing. See instructions)

| | Name | Country |
|---|---|---|
| 1) | [**] | [**] |
| 2) | | |
| 3) | | |

| | Street Address | City | State | Zip/Postal Code |
|---|---|---|---|---|
| 1) | [**] | [**] | | [**] |
| 2) | | | | |
| 3) | | | | |

**5. Jurisdiction of Incorporation:** (NRS 80 only)

**5a.** Jurisdiction of incorporation:

**5b.** I declare this entity is in good standing in the jurisdiction of its incorporation. ☐

*This form must be accompanied by appropriate fees.*

Page 1 of 2
Revised: 12/12/2022

FRANCISCO V. AGUILAR
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

# Formation - Profit Corporation

Continued, Page 2

| | |
|---|---|
| **6. Benefit Corporation:** (For NRS 78, NRS 78A, and NRS 89, optional. See instructions.) | By selecting "Yes" you are indicating that the corporation is organized as a benefit corporation pursuant to NRS Chapter 78B with a purpose of creating a general or specific public benefit. The purpose for which the benefit corporation is created must be disclosed in the below purpose field. **Yes** ☐ |
| **7. Purpose/Profession to be practiced:** (Required for NRS 80, NRS 89 and any entity selecting Benefit Corporation. See instructions.) | |
| **8. Authorized Shares:** (Number of shares corporation is authorized to issue) | Number of Authorized shares with Par value: ____ Par value: $ ____<br>Number of Common shares with Par value: 1,000 Par value: $ 0.0100000000<br>Number of Preferred shares with Par value: ____ Par value: $ ____<br>Number of shares with no par value: ____<br>If more than one class or series of stock is authorized, please attach the information on an additional sheet of paper. |
| **9. Name and Signature of: Officer making the statement or Authorized Signer** for NRS 80. **Name, Address and Signature of** the **Incorporator** for NRS 78, 78A, and 89. NRS 89 - Each Organizer/ Incorporator must be a licensed professional. | I declare, to the best of my knowledge under penalty of perjury, that the information contained herein is correct and acknowledge that pursuant to NRS 239.330, it is a category C felony to knowingly offer any false or forged instrument for filing in the Office of the Secretary of State.<br>[**] Name — [**] Country<br>[**] Address — [**] City — [**] State — [**] Zip/Postal Code<br>**X** ______________________ (attach additional page if necessary) |

## AN INITIAL LIST OF OFFICERS MUST ACCOMPANY THIS FILING

**Please include any required or optional information in space below:**
(attach additional page(s) if necessary)

*This form must be accompanied by appropriate fees.*

Page 2 of 2
Revised: 12/12/2022

FRANCISCO V. AGUILAR
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

# Initial List and State Business License Application

## Initial List of Officers, Managers, Members, General Partners, Managing Partners, or Trustees:

Chembio Diagnostics, Inc.

NAME OF ENTITY

**TYPE OR PRINT ONLY - USE DARK INK ONLY - DO NOT HIGHLIGHT**

***IMPORTANT:*** *Read instructions before completing and returning this form.*

Please indicate the entity type (check only one):

☒ Corporation

☐ This corporation is publicly traded, the Central Index Key number is:

☐ Nonprofit Corporation (see nonprofit sections below)

☐ Limited-Liability Company

☐ Limited Partnership

☐ Limited-Liability Partnership

☐ Limited-Liability Limited Partnership (If formed at the same time as the Limited Partnership)

☐ Business Trust

Additional Officers, Managers, Members, General Partners, Managing Partners, Trustees or Subscribers, may be listed on a supplemental page.

**CHECK ONLY IF APPLICABLE**

Pursuant to NRS Chapter 76, this entity is exempt from the business license fee.

☐ 001 - Governmental Entity

☐ 006 - NRS 680B.020 Insurance Co, provide license or certificate of authority number

**For nonprofit entities formed under NRS Chapter 80:** entities without 501(c) nonprofit designation are required to maintain a state business license, the fee is $200.00. Those claiming an exemption under 501(c) designation must indicate by checking box below.

☐ Pursuant to NRS Chapter 76, this entity is a 501(c) nonprofit entity and is exempt from the business license fee. Exemption code 002

**For nonprofit entities formed under NRS Chapter 81:** entities which are Unit-owners' association or Religious, charitable, fraternal or other organization that qualifies as a tax-exempt organization pursuant to 26 U.S.C. § 501(c) are excluded from the requirement to obtain a state business license. Please indicate below if this entity falls under one of these categories by marking the appropriate box. If the entity does not fall under either of these categories please submit $200.00 for the state business license.

☐ Unit-owners' Association ☐ Religious, charitable, fraternal or other organization that qualifies as a tax-exempt organization pursuant to 26 U.S.C. § 501(c)

**For nonprofit entities formed under NRS Chapter 82 and 80:** **Charitable Solicitation Information - check applicable box**

Does the Organization intend to solicit charitable or tax deductible contributions?

☐ No – no additional form is required

☐ Yes – the “Charitable Solicitation Registration Statement” is required.

☐ The Organization claims exemption pursuant to NRS 82A.210 - the “Exemption From Charitable Solicitation Registration Statement" is required

**** Failure to include the required statement form will result in rejection of the filing and could result in late fees.****

Page 1 of 2
Revised: 12/12/2022

FRANCISCO V. AGUILAR
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

# Initial List and State Business License Application - Continued

## Officers, Managers, Members, General Partners, Managing Partners or Trustees:

CORPORATION, INDICATE THE PRESIDENT, OR EQUIVALENT OF: Title: President

| Name | Country |
|---|---|
| [**] | [**] |

| Address | City | State | Zip/Postal Code |
|---|---|---|---|
| [**] | [**] | | [**] |

CORPORATION, INDICATE THE SECRETARY, OR EQUIVALENT OF: Title: Secretary

| Name | Country |
|---|---|
| [**] | [**] |

| Address | City | State | Zip/Postal Code |
|---|---|---|---|
| [**] | [**] | | [**] |

CORPORATION, INDICATE THE TREASURER, OR EQUIVALENT OF: Title: Treasurer

| Name | Country |
|---|---|
| [**] | [**] |

| Address | City | State | Zip/Postal Code |
|---|---|---|---|
| [**] | [**] | | [**] |

CORPORATION, INDICATE THE DIRECTOR:

| Name | Country |
|---|---|
| [**] | [**] |

| Address | City | State | Zip/Postal Code |
|---|---|---|---|
| [**] | [**] | | [**] |

**None of the officers or directors identified in the list of officers has been identified with the fraudulent intent of concealing the identity of any person or persons exercising the power or authority of an officer or director in furtherance of any unlawful conduct.**

**I declare, to the best of my knowledge under penalty of perjury, that the information contained herein is correct and acknowledge that pursuant to NRS 239.330, it is a category C felony to knowingly offer any false or forged instrument for filing in the Office of the Secretary of State.**

**X** ______________________________

**Signature of Officer, Manager, Managing Member, General Partner, Managing Partner, Trustee, Member, Owner of Business, Partner or Authorized Signer** *FORM WILL BE RETURNED IF UNSIGNED.*

**Title** ____________ **Date** ____________

Page 2 of 2
Revised: 12/12/2022

FRANCISCO V. AGUILAR
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

# Registered Agent Acceptance/Statement of Change

(PURSUANT TO NRS 77.310, 77.340, 77.350, 77.380)

**TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT**

| | |
|---|---|
| **1. Entity information:** | Name of represented entity: ____<br>Entity or Nevada Business Identification Number (NVID): ____<br>(for entities currently on file) |
| **2. Registered Agent Acceptance:** | ☐ Registered Agent Acceptance |
| **3. Information Being Changed:** | Statement of Change takes the following effect: (select only one)<br>☐ Appoints New Agent (complete section 5)<br>☐ Update Represented Entity Acting as Registered Agent (complete sections 5)<br>☐ Update Registered Agent Name (complete sections 4 & 5)<br>☐ Update Registered Agent Address (complete sections 4 & 5) |
| **4. Registered Agent Information Before the Change:** (Non-commercial registered agents **ONLY**) | Name of Registered Agent **OR** Title of Office or Position with Entity<br>Street Address / City / Nevada / Zip Code<br>Mailing Address (if different from street address) / City / Nevada / Zip Code |
| **5. Newly Appointed Registered Agent or Registered Agent Information After the Change:** | ☐ Commercial Registered Agent:(name only below) ☐ Noncommercial Registered Agent (name and address below) ☐ Office or Position with Entity (title or position and address below)<br>Name of Registered Agent **OR** Title of Office or Position within Entity<br>Street Address / City / Nevada / Zip Code<br>Mailing Address (if different from street address) / City / Nevada / Zip Code |
| **6. Electronic Notification:** (Optional) | Email address for electronic notifications for "Non-Commercial" or "Office or Positions with Entity" registered agents only: |
| **7. Certificate of Acceptance of Appointment of Registered Agent:** (Required) | *I hereby accept appointment as Registered Agent for the above named Entity.*<br>X ____<br>**Authorized Signature of Registered Agent or On Behalf of Registered Agent Entity** Date |
| **8. Signature of Represented Entity:** (Required) | X ____<br>**Authorized Signature On Behalf of the Entity** Date |

**FEE: $60.00**

This form must be accompanied by appropriate fees.

Page 1 of 1
Revised: 12/12/2022

*230305*

FRANCISCO V. AGUILAR
Secretary of State
202 North Carson Street .
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

# Customer Order Instructions

**SUBMIT THIS COMPLETED FORM WITH YOUR FILING** | **USE BLACK INK ONLY - DO NOT HIGHLIGHT**

Processing Service Requested: ☐ Regular ☐ 24-Hour Expedite (additional fee included)

Name of Entity: ______ Date: ______

Return to: ______

Contact Name: ______ Phone: ______

**Return Delivery:** (email or fax options do not receive a copy via mail; must be ordered separately)

☐ Email to: ______ ☐ Fax to: ______

☐ Hold for Pick Up ☐ Mail to Address Above ☐ FedEx: Acct # ______

☐ Other: (explain below)

______

Order Description: (include items being ordered and fee breakdown)*

______

***PLEASE NOTE:** this office keeps the original paperwork. The first file stamped copy ordered at the time of filing is at no charge. Each additional copy is **$2.00** per page (plus **$30.00** for each certification).

Total Amount: ______

Method of Payment:

☐ Check/Money Order ☐ Credit Card (attach ePayment checklist) ☐ Trust Account: ______

☐ Use balance remaining in job # ______

Nevada Secretary of State Customer Order
Instructions Revised: 12/12/2022

*230405*

FRANCISCO V. AGUILAR
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

# 1 or 2-Hour Expedite Customer Order Instructions

**SUBMIT THIS COMPLETED FORM WITH YOUR FILING** — **USE BLACK INK ONLY - DO NOT HIGHLIGHT**

Processing Service Requested: ☐ 2-Hour Expedite (additional **$500.00** fee included) ☐ 1-Hour Expedite (additional **$1000.00** fee included)

Name of Entity: ______ Date: ______

Return to: ______

Contact Name: ______ Phone: ______

**Return Delivery:**

☐ Email to: ______ ☐ Fax to: ______

☐ Hold for Pick Up ☐ Mail to Address Above ☐ FedEx: Acct # ______

☐ Other: (explain below)

______

Order Description: (include items being ordered and fee breakdown)*

______

***PLEASE NOTE:** this office keeps the original paperwork. The first file stamped copy ordered at the time of filing is at no charge. Each additional copy is **$2.00** per page (plus **$30.00** for each certification).

Total Amount: ______

Method of Payment:

☐ Check/Money Order ☐ Credit Card (attach ePayment checklist) ☐ Trust Account: ______

☐ Use balance remaining in job # ______

Nevada Secretary of State 1-2 Hr Customer Order
Instructions Revised: 12/12/2022

FRANCISCO V. AGUILAR
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

# 24-hour, 2-hour and 1-hour Expedite Service Guidelines

***IMPORTANT: To ensure expedited service, please mark "Expedite" in a conspicuous place at the top of the service request. Please indicate method of delivery.***

## 24-HOUR EXPEDITE SERVICE

The Secretary of State offers a 24-hour expedite service on most filings processed by this office. If you choose to utilize this service, please enclose with your filing the additional expedite fee. Please note that this expedite fee is in addition to the standard fee charged on each filing and/or order. Check the 24-hour expedite box on your customer order instruction form. If not using our order form, state clearly in your cover letter that you are requesting 24-hour expedited service, include your telephone number and return information. Attach the order form or cover sheet to the *top* of your filing and submit to this office. Each filing will be returned by U.S.P.S. regular mail unless other arrangements are made. This office *does not* fax confirmation of a 24-hour expedite.

The fee for 24-hour handling ranges from $25.00 to $125.00. Please consult our fee schedules for the appropriate 24-hour expedite fee. If you require assistance, please contact this office.

**Time Constraints:** Each filing submitted receives same day filing date and may be picked up within 24-hours. Filings to be mailed the next business day if received by 2:00 pm of receipt date and no later than the 2nd business day if received after 2:00 pm. Expedite period begins when filing or service request is received in this office in fileable form.

## 2-HOUR EXPEDITE SERVICE

The Secretary of State offers a 2-hour expedite service on most filings processed by this office. If you choose to utilize the 2-hour expedite service, please enclose with your filing an additional $500.00 per filing and/or order. Please note that this expedite fee is in addition to the standard fee charged on each filing and/or order. Complete and submit the 2-hour customer order instruction form. If not using our order form, state clearly in your cover letter that you are requesting 2-hour expedited service and include your telephone number and return information. Attach the order form or cover sheet to the *top* of your filing and submit to this office. Each filing will be returned by U.S.P.S. regular mail unless other arrangements are made.

## 1-HOUR EXPEDITE SERVICE

The Secretary of State offers a 1-hour expedite service on most filings processed by this office. If you choose to utilize the 1-hour expedite service, please enclose with your filing an additional $1000.00 per filing and/or order. Please note that this expedite fee is in addition to the standard fee charged on each filing and/or order. Complete and submit the 1-hour customer order instruction form. If not using our order form, state clearly in your cover letter that you are requesting 1-hour expedited service and include your telephone number and return information. Attach the order form or cover sheet to the *top* of your filing and submit to this office. Each filing will be returned by U.S.P.S. regular mail unless other arrangements are made.

**1-Hour and 2-Hour Time Constraints:** Each filing submitted for either 1-hour or 2-hour expedite receives same day filing date and will be acknowledged by fax or e-mail within expedite service time. Failure to indicate method of acknowledgment (e-mail) or to provide a correct e-mail address may prevent the Secretary of State from acknowledging the filing of such documents. Filings may be picked up within the expedite service period. Filings to be mailed will be mailed out no later than the next business day following receipt. Expedite period begins when filing or service request is received in this office in complete filling condition.

**The Secretary of State reserves the right to extend the expedite period in times of extreme volume, staff shortages or equipment malfunction. These extensions are few and will rarely extend more than a few hours.**

Nevada Secretary of State Expedite Guidelines
Revised: 12/12/2022

FRANCISCO V. AGUILAR
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

# ePayment Checklist

All major credit cards are accepted. For security purposes, please do NOT email this authorization form. Email is NOT a secure form of transmittal to protect your card information.

## Processing Requested:

☐ **Regular** ☐ **24-HOUR** Expedite ☐ **4-HOUR** Expedite (Apostille only)

☐ **2-HOUR** Expedite ☐ **1-HOUR** Expedite ☐ **Same Day (**Domestic Partnership only)

## Order Information (required)

**Entity Name/Order Reference**:______________________________

**Cardholder Name** *(as shown on credit card)*: ______________________________

**Billing Street Address:**______________________________

**City:** ____________________ **State:**________ **Zip:** ________

**Contact Phone Number:** ________________________

**Last 4 Digits of Credit Card**: ________**Card Type:** ☐ VISA ☐ MasterCard ☐ Amex ☐ Discover

**Authorized Amount Not to Exceed:** ____________________

By signing this form, I authorize a one time payment not to exceed the amount listed above to be charged to my credit card and to be paid to the State of Nevada. I certify that I am the cardholder and that I am responsible for this payment in accordance with the issuing bank cardholder agreement. I further understand that I am responsible for any penalty fees that may be incurred if the credit card company denies my credit card payment.

**Authorized Signature**

*PRINT Completed Form*

ERASE / RESET FORM

**X**____**PRINT, Then SIGN and DATE this form. DO NOT EMAIL this form**____ **Date:**____________

**CREDIT CARD INFO: Your payment cannot be processed unless all fields are completed!**

| | |
|---|---|
| **1.** Credit Card Number: _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _<br>**2.** Expiration Date: ________________<br>**3.** Security Code:* ________________<br>*3-digit number found on the far right of the backside of VISA, MasterCard and Discover cards<br>4-digit number found on the front right side of American Express card. | All 3 fields **MUST** be completed!<br><br>This section will be destroyed after the payment is processed. |

Form: 230105 rev: 12/2022

**FRANCISCO V. AGUILAR**
**Secretary of State**
**202 North Carson Street**
**Carson City, Nevada 89701-4201**
**(775) 684-5708**
**Website: www.nvsos.gov**

# Profit Corporation Fee Schedule Effective 7-1-08

**Page 1**

**PROFIT CORPORATIONS <u>INITIAL FILING</u> FEE :** Pursuant to NRS 78, 80, 78A, and 89 Domestic and Foreign Corporations, Close Corporations and Professional Corporations.

Fees are based on the value of the total number of authorized shares stated in the Articles of Incorporation as prescribed by NRS 78.760:

| | |
|---|---|
| $75,000 or less | $75.00 |
| over $75,000 and not over $200,000 | $175.00 |
| over $200,000 and not over $500,000 | $275.00 |
| over $500,000 and not over $1,000,000 | $375.00 |
| **OVER $1,000,000** | |
| For the first $1,000,000 | $375.00 |
| For each additional $500,000 - or fraction thereof | $275.00 |
| Maximum fee | $35,000.00 |

For the purpose of computing the filing fee, the value (capital) represented by the total number of shares authorized in the Articles of Incorporation is determined by computing the:

A. total authorized shares multiplied by their par value or;
B. total authorized shares without par value multiplied by $1.00 or;
C. the sum of (a) and (b) above if both par and no par shares.

*Filing fees are calculated on a minimum par value of one-tenth of a cent (.001), regardless if the stated par value is less.*

**The 24-hour expedite fee for Articles of Incorporation for any of the above entities is $125.00 in addition to the filing fee based upon stock.**

**The 2-hour expedite fee is $500.00 in addition to the filing fee based upon stock.**

**The 1-hour expedite fee is $1000.00 in addition to the filing fee based upon stock.**

*PLEASE NOTE: the expedite fee is in addition to the standard filing fee charged on each filing and/or order.*

**<u>24-HOUR EXPEDITE TIME CONSTRAINTS</u>:**

Each filing submitted receives same day filing date and may be picked up within 24-hours. Filings to be mailed the next business day if received by 2:00 pm of receipt date and no later than the 2nd business day if received after 2:00 pm.

Expedite period begins when filing or service request is received in this office in fileable form.

The Secretary of State reserves the right to extend the expedite period in times of extreme volume, staff shortages, or equipment malfunction. These extensions are few and will rarely extend more than a few hours.

Nevada Secretary of State Fee Schedule-NF Profit Pg1
Revised: 12/12/2022

FRANCISCO V. AGUILAR
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

# Profit Corporation Fee Schedule
## Effective 7-1-08
Page 2

## OTHER PROFIT CORPORATION FEES:

| | |
|---|---|
| Articles of Association pursuant to NRS 89.210 (Professional Association) | $75.00 |
| Reinstatement Fee | $300.00 |
| Certificate of Amendment, minimum fee* | $175.00 |
| Certificate pursuant to NRS 78.209 (stock split), minimum fee* | $175.00 |
| Certificate pursuant to NRS 78.1955 (stock designation) | $175.00 |
| Amendment to Certificate pursuant NRS 78.1955 (stock designation) | $175.00 |
| Amendment of Modified Name | $175.00 |
| Restated Articles, minimum fee* | $175.00 |
| Certificate of Correction, minimum fee* | $175.00 |
| Certificate of Termination (includes filings pursuant to NRS 78.209, 78.380 and 78.390) | $175.00 |
| Termination Pursuant to NRS 92A | $350.00 |
| Articles of Merger* or Exchange | $350.00 |
| Dissolution of Corporation | $100.00 |
| Withdrawal of Foreign Corporation | $100.00 |
| Preclearance of any Document | $125.00 |
| Articles of Conversion; Articles of Domestication – contact office for fee information | |
| Revival of Corporation – contact office for fee information | |
| Ceremonial Charter | $100.00 |
| Certificate of Good Standing | $50.00 |
| Ceremonial Certificate of Good Standing | $100.00 |
| Initial List of Officers and Directors | $150.00 |
| Annual or Amended List of Officers and Directors | See List Fee Schedule |
| Annual List of Officers and Directors (Professional Association) | $150.00 |
| **24-Hour Expedite fee for above filings** | **$125.00** |
| | |
| Apostille | $20.00 |
| **24-Hour Expedite fee for above filing** | **$75.00** |
| | |
| Name Reservation | $25.00 |
| **24-Hour Expedite fee for above filing** | **$50.00** |
| | |
| Change of Noncommercial Registered Agent | $60.00 |
| Change of Registered Agent by Represented Entity | $60.00 |
| Resignation of Director or Officer | $75.00 |
| Resignation of Registered Agent (plus $1.00 for each additional entity listed) | $100.00 |
| **24-Hour Expedite fee for above filings** | **$25.00** |
| | |
| Certification of Documents – per certification | $30.00 |
| Copies – per page | $2.00 |
| Late Fee for List of Officers | $75.00 |
| Business License Fee (Professional Corporation created pursuant to NRS Chapter 89 - $200.00) | $500.00 |

*Fee will be higher if stock is increased a significant amount, according to the initial filing fee schedule on page 1 of the profit corporation fee schedule. Maximum fee for an increase in stock is $35,000.00.

**2-Hour Expedite is available on all of the above filings at the fee of $500.00 per item.**

**1-Hour Expedite is available on all of the above filings at the fee of $1000.00 per item.**

***PLEASE NOTE:*** *the expedite fee is in addition to the standard filing fee charged on each filing and/or order.*

**24-HOUR EXPEDITE TIME CONSTRAINTS:** Each filing submitted receives same day filing date and may be picked up within 24-hours. Filings to be mailed the next business day if received by 2:00 pm of receipt date and no later than the 2nd business day if received after 2:00 pm. Expedite period begins when filing or service request is received in this office in fileable form. The Secretary of State reserves the right to extend the expedite period in times of extreme volume, staff shortages, or equipment malfunction. These extensions are few and will rarely extend more than a few hours.

Nevada Secretary of State Fee Schedule-Profit Pg2
Revised: 12/12/2022

**FRANCISCO V. AGUILAR**
**Secretary of State**
**202 North Carson Street**
**Carson City, Nevada 89701-4201**
**(775) 684-5708**
**Website: www.nvsos.gov**
**www.nvsilverflume.gov**

# Commercial Recordings Copies and Certification Services Fee Schedule

The following is a list of copies and certification services and the associated fees for Commercial Recording and apostille/certification services. Fees are per document unless otherwise noted.

## ***SERVICE REQUESTED:***

| | |
|---|---|
| Copies | $2.00 per page |
| Certification of Document | $30.00 |
| Search | $50.00 |
| Certificate of Existence (evidence of good standing – short form) | $50.00 |
| Certificate of Existence (listing amendments – long form) | $50.00 |
| Ceremonial Certificate of Good Standing | $100.00 |
| Certificate Evidencing Name Change | $50.00 |
| Certificate of Fact of Merger | $50.00 |
| Certificate of Default | $50.00 |
| Certificate of Revocation | $50.00 |
| Certificate of Dissolution | $50.00 |
| Certificate of Withdrawal | $50.00 |
| Certificate of Cancellation | $50.00 |
| Certificate of Non-Existence | $50.00 |
| Miscellaneous Certificates | $50.00 |
| Apostille (Hague Treaty Nations)/Certification (Non-Hague Treaty Nations) | $20.00 |
| Corporate Charter | $50.00 |
| Ceremonial Charter | $100.00 |

## ***EXPEDITE SERVICE:***

Expedite service is available for copies, certificate and certification services. Fees for expedite service are in addition to the fees as listed above.

### ***24 Hour Expedite Service:* Order may be picked up or mailed out within 24-hours.**

| | |
|---|---|
| Apostille | $75.00 |
| Copies: Per entity name | $125.00 |
| Certificates: Per entity name and certificate type | $125.00 |
| Search: Expedite fee on search only; additional expedite fee required for copies | $125.00 |

### ***2-Hour Expedite Service:* Order may be picked up or mailed within 2-hours.**

| | |
|---|---|
| 1 or more certificates (per entity name and certificate type) | $500.00 |
| 1 or more copies (per entity name) | $500.00 |

### ***1-Hour Expedite Service:* Order may be picked up or mailed within 1-hour.**

| | |
|---|---|
| 1 or more certificates (per entity name and certificate type) | $1000.00 |
| 1 or more copies (per entity name) | $1000.00 |

## ***BASIC INSTRUCTIONS:***

1. All orders may be submitted via mail to the above address with all fees enclosed. Payment by VISA, Mastercard, Discover or American Express are accepted.
2. Orders can be emailed back on most occasions. All orders not specified as a pick-up are mailed out via first-class mail, unless a Federal Express number is provided, or other major courier pickup arrangement is made.
3. Fax back service is only available for certificates or copies of 50 pages or less. This service must be requested at time of order with complete fax information provided.
4. Each order will be returned to one address only.
   Our office can no longer accept credit card payment via Fax or Email.

Nevada Secretary of State Fee Schedule-Copies
12/12/2022

EXHIBIT C

AMENDED AND RESTATED

BYLAWS

OF THE SURVIVING CORPORATION

BY-LAWS

OF

CHEMBIO DIAGNOSTICS, INC.
 (the “Corporation”)

ARTICLE I

STOCKHOLDERS

Section 1.          Annual Meeting. The annual meeting of the stockholders of the Corporation (the “Stockholders”) shall be held either within or without the State of Nevada, at such place as the Board of Directors of the Corporation (the “Board of Directors”) may designate in the call or in a waiver of notice thereof, at such date and time as shall be designated from time to time by the Board of Directors, for the purpose of electing directors and for the transaction of such other business as may properly be brought before the meeting.  Participation of one or more Stockholders by conference telephone allowing all persons participating in the meeting to hear each other at the same time shall constitute presence at a meeting.

Section 2.          Special Meetings. Special meetings of the Stockholders may be called by the Board of Directors or by the President, and shall be called by the President or by the Secretary upon the written request of the holders of record of at least twenty-five per cent (25%) of the shares of stock of the Corporation, issued and outstanding and entitled to vote, at such times and at such place either within or without the State of Nevada as may be stated in the call or in a waiver of notice thereof.  Participation of one or more Stockholders by telephone conference allowing all persons participating in the meeting to hear each other at the same time shall constitute presence at a meeting.

Section 3.          Notice of Meetings. Notice of the time, place and purpose of every meeting of Stockholders shall be delivered personally or mailed not less than ten (10) days nor more than sixty (60) days previous thereto to each Stockholder of record entitled to vote, at such Stockholder’s post office address appearing upon the records of the Corporation or at such other address as shall be furnished in writing by him or her to the Corporation for such purpose.  Such further notice shall be given as may be required by law or by these By-Laws.  Any meeting may be held without notice if all Stockholders entitled to vote are present in person or by proxy, or if notice is waived in writing, either before or after the meeting, by those not present.

Section 4.          Quorum. The holders of record of at least a majority of the shares of the stock of the Corporation, issued and outstanding and entitled to vote, present in person or by proxy, shall, except as otherwise provided by law or by these By-Laws, constitute a quorum at all meetings of the Stockholders; if there be no such quorum, the holders of a majority of such shares so present or represented may adjourn the meeting from time to time until a quorum shall have been obtained.

Section 5.          Organization of Meetings. Meetings of the Stockholders shall be presided over by the Chairman of the Board, if there be one, or if the Chairman of the Board is not present by the President, or if the President is not present, by a chairman to be chosen at the meeting.  The Secretary of the Corporation, or in the Secretary of the Corporation’s absence, an Assistant Secretary, shall act as Secretary of the meeting, if present.

Section 6.          Voting. At each meeting of Stockholders, except as otherwise provided by statute or the Articles of Incorporation of the Corporation (the “Articles of Incorporation”), every holder of record of stock entitled to vote shall be entitled to one vote in person or by proxy for each share of such stock standing in his or her name on the records of the Corporation.  Elections of directors shall be determined by a plurality of the votes cast and, except as otherwise provided by statute, the Articles of Incorporation, or these By-Laws, all other action shall be determined by a majority of the votes cast at such meeting.  Each proxy to vote shall be in writing and signed by the Stockholder or by such Stockholder’s duly authorized attorney.

At all elections of directors, the voting shall be by ballot or in such other manner as may be determined by the Stockholders present in person or by proxy entitled to vote at such election.  With respect to any other matter presented to the Stockholders for their consideration at a meeting, any Stockholder entitled to vote may, on any question, demand a vote by ballot.

A complete list of the Stockholders entitled to vote at each such meeting, arranged in alphabetical order, with the address of each, and the number of shares registered in the name of each Stockholder, shall be prepared by the Secretary and shall be open to the examination of any Stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held.  The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Stockholder who is present.

Section 7.          Inspectors of Election. The Board of Directors in advance of any meeting of Stockholders may appoint one or more Inspectors of Election (“Inspectors of Elections”) to act at the meeting or any adjournment thereof.  If Inspectors of Election are not so appointed, the chairman of the meeting may, and on the request of any Stockholder entitled to vote shall, appoint one or more Inspectors of Election.  Each Inspector of Election, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of an Inspector of Election at such meeting with strict impartiality and according to the best of his or her ability.  If appointed, Inspectors of Election shall take charge of the polls and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by law.

Section 8.          Action by Consent. Any action required or permitted to be taken at any meeting of Stockholders, including the annual meeting, may be taken without a meeting, without prior notice and without a vote, if, prior to such action, a written consent or consents thereto, setting forth such action, is signed by the holders of record of shares of the stock of the Corporation, issued and outstanding and entitled to vote thereon, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

ARTICLE II

DIRECTORS

Section 1.          Number, Quorum, Term, Vacancies, Removal. The Board of Directors shall consist of one person, as determined by the Board of Directors.  The number of directors may be changed by a resolution passed by a majority of the whole Board of Directors or by a vote of the holders of record of at least a majority of the shares of stock of the Corporation, issued and outstanding and entitled to vote.

A majority of the members of the Board of Directors then holding office (but not less than one-third of the total number of directors) shall constitute a quorum for the transaction of business provided, that if at any meeting of the Board of Directors there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time until a quorum shall have been obtained.

Directors shall hold office until the next annual election and until their successors shall have been elected and shall have qualified, unless sooner displaced.

Whenever any vacancy shall have occurred in the Board of Directors, by reason of death, resignation, or otherwise, other than removal of a director with or without cause by a vote of the Stockholders, it shall be filled by a majority of the remaining directors, though less than a quorum (except as otherwise provided by law), or by the Stockholders, and the person so chosen shall hold office until the next annual election and until a successor is duly elected and has qualified.

Any one or more of the directors of the Corporation may be removed either with or without cause at any time by a vote of the holders of record of at least two-thirds of the shares of stock of the Corporation, issued and outstanding and entitled to vote, and thereupon the term of the director or directors who shall have been so removed shall forthwith terminate and there shall be a vacancy or vacancies in the Board of Directors, to be filled by a vote of the Stockholders as provided in these By-Laws.

Section 2.          Meetings, Notice. Meetings of the Board of Directors shall be held at such place either within or without the State of Nevada, as may from time to time be fixed by resolution of the Board of Directors, or as may be specified in the call or in a waiver of notice thereof.  Regular meetings of the Board of Directors shall be held at such times as may from time to time be fixed by resolution of the Board of Directors, and special meetings may be held at any time upon the call of one director, the Chairman of the Board, if one be elected, or the President, by oral, telegraphic or written notice, duly served on or sent or mailed to each director not less than two days before such meeting.  A meeting of the Board of Directors may be held without notice immediately after the annual meeting of Stockholders at the same place at which such meeting was held.  Notice need not be given of regular meetings of the Board of Directors.  Any meeting may be held without notice, if all directors are present, or if notice is waived in writing, either before or after the meeting, by those not present.  Participation of one or more directors by conference telephone allowing all persons participating in the meeting to hear each other at the same time shall constitute presence at a meeting.

Section 3.          Committees. The Board of Directors may, in its discretion, by resolution passed by a majority of the whole Board of Directors, designate from among its members one or more committees which shall consist of one or more directors.  The Board of Directors may designate one or more directors as alternate members of any such committee, who may replace any absent or disqualified member at any meeting of the committee.  Such committees shall have and may exercise such powers as shall be conferred or authorized by the resolution appointing them.  A majority of any such committee may determine its action and fix the time and place of its meetings, unless the Board of Directors shall otherwise provide.  The Board of Directors shall have power at any time to change the membership of any such committee, to fill vacancies in it, or to dissolve it.

Section 4.          Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting, if prior to such action a written consent or consents thereto is signed by all members of the Board of Directors, or of such committee as the case may be, and such written consent or consents is filed with the minutes of proceedings of the Board of Directors or committee, as applicable.

Section 5.          Compensation. The Board of Directors may determine, from time to time, the amount of compensation which shall be paid to its members.  The Board of Directors shall also have power, in its discretion, to allow a fixed sum and expenses for attendance at each regular or special meeting of the Board of Directors, or of any committee of the Board of Directors.  In addition, the Board of Directors shall also have power, in its discretion, to provide for and pay to directors rendering services to the Corporation not ordinarily rendered by directors, as such, special compensation appropriate to the value of such services, as determined by the Board of Directors from time to time.

ARTICLE III

OFFICERS

Section 1.          Titles and Election. The officers of the Corporation, who shall be chosen by the Board of Directors at its first meeting after each annual meeting of Stockholders, shall be a President, a Treasurer and a Secretary.  The Board of Directors from time to time may elect a Chairman of the Board, one or more Vice Presidents, Assistant Secretaries, Assistant Treasurers and such other officers and agents as it shall deem necessary, and may define their powers and duties.  Any number of offices may be held by the same person.

Section 2.          Terms of Office. Officers shall hold office until their successors are chosen and qualify.

Section 3.          Removal. Any officer may be removed, either with or without cause, at any time, by the affirmative vote of a majority of the Board of Directors.

Section 4.          Resignations. Any officer may resign at any time by giving written notice to the Board of Directors or to the Secretary.  Such resignation shall take effect at the time specified therein, and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 5.          Vacancies. If the office of any officer or agent becomes vacant by reason of death, resignation, retirement, disqualification, removal from office or otherwise, the directors may choose a successor, who shall hold office for the unexpired term in respect of which such vacancy occurred.

Section 6.          Chairman of the Board. The Chairman of the Board of the Board of Directors (the “Chairman of the Board”), if one be elected, shall preside at all meetings of the Board of Directors and of the Stockholders, and the Chairman of the Board shall have and perform such other duties as from time to time may be assigned to the Chairman of the Board by the Board of Directors.

Section 7.          President. The President of the Corporation (the “President”) shall be the chief executive officer of the Corporation and, in the absence of the Chairman of the Board, shall preside at all meetings of the Board of Directors, and of the Stockholders.  The President shall exercise the powers and perform the duties usual to the chief executive officer and, subject to the control of the Board of Directors, shall have general management and control of the affairs and business of the Corporation; the President shall appoint and discharge employees and agents of the Corporation (other than officers elected by the Board of Directors) and fix their compensation; and the President shall see that all orders and resolutions of the Board of Directors are carried into effect.  The President shall have the power to execute bonds, mortgages and other contracts, agreements and instruments of the Corporation, and shall do and perform such other duties as from time to time may be assigned to the President by the Board of Directors.

Section 8.          Vice Presidents. If chosen, the Vice Presidents of the Corporation (the “Vice President”), in the order of their seniority, shall, in the absence or disability of the President, exercise all of the powers and duties of the President.  The Vice Presidents shall have the power to execute bonds, notes, mortgages and other contracts, agreements and instruments of the Corporation, and shall do and perform such other duties incident to the office of Vice President and as the Board of Directors, or the President shall direct.

Section 9.          Secretary. The Secretary of the Corporation (the “Secretary”) shall attend all sessions of the Board of Directors and all meetings of the Stockholders and record all votes and the minutes of proceedings in a book to be kept for that purpose.  The Secretary shall give, or cause to be given, notice of all meetings of the Stockholders and of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors.  The Secretary shall affix the corporate seal to any instrument requiring it, and when so affixed, it shall be attested by the signature of the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer who may affix the seal to any such instrument in the event of the absence or disability of the Secretary.  The Secretary shall have custody of the stock records and all other books, records and papers of the Corporation (other than financial) and shall see that all books, reports, statements, certificates and other documents and records required by law are properly kept and filed.

Section 10.          Treasurer. The Treasurer of the Corporation (the “Treasurer”) shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys, and other valuable effects in the name and to the credit of the Corporation, in such depositories as may be designated by the Board of Directors.  The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the directors whenever they may require it, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation.

Section 11.          Duties of Officers may be Delegated. In case of the absence or disability of any officer of the Corporation, or for any other reason that the Board of Directors may deem sufficient, the Board of Directors may delegate, for the time being, the powers or duties, or any of them, of such officer to any other officer, or to any director.

ARTICLE IV

INDEMNIFICATION; INSURANCE

Section 1.          Indemnification

a.          Actions Other than Those Actions by or in the Right of the Corporation.  To the maximum extent permitted by Nevada law from time to time in effect and, subject to the provisions of paragraph (c) of this Section 1, the Corporation shall indemnify any person (the “Indemnitee”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the Indemnitee is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection with such action, suit or proceeding if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation (or such other corporation or organization), and, with respect to any criminal action or proceeding, had no reasonable cause to believe the Indemnitee’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the Indemnitee did not act in good faith and in a manner which the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation; and with respect to any criminal action or proceeding, any such termination shall not create a presumption that the Indemnitee had reasonable cause to believe that the Indemnitee’s conduct was unlawful.

b.          Actions by or in the Right of the Corporation.  To the maximum extent permitted by Nevada law from time to time in effect and subject to the provisions of paragraph (c) of this Section 1, the Corporation shall indemnify any person (the “Indemnitee”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the Indemnitee is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the Indemnitee in connection with the defense or settlement of such action or suit if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation (or such other corporation or organization) and except that no indemnification shall be made in respect of any claim, issue or matter as to which the Indemnitee shall have been adjudged to be liable to the Corporation unless - and only to the extent that - the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such expenses which such other court shall deem proper.

c.          Successful Defense of Action.  Notwithstanding, and without limitation of, any other provision of this Section 1, to the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in sub-paragraph (a) or (b) of this Section 1, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

d.          Advancement of Expenses; Nonexclusivity; Duration.  Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation pursuant to this Section 1.  Such expenses (including attorneys’ fees) incurred by other employees and agents may be so paid by the Corporation upon such terms and conditions, if any, as the Board deems appropriate. The indemnifications, advancement of expenses and rights provided by, or granted pursuant to, this Article IV shall not be deemed exclusive of any other indemnifications, advancement of expenses, rights or limitations of liability to which any person seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, vote of Stockholders or disinterested directors or otherwise, either as to action in such person’s official capacity or as to action in another capacity while holding office, and any such indemnifications, advancements of expenses, rights, and limitations of liability shall continue although such person has ceased to be a director, officer, employee or agent, and shall inure to the benefit of such person’s heirs, executors and administrators. The authorization to purchase and maintain insurance set forth in Section 2 below shall likewise not be deemed exclusive.

e.          Determination Required.  Any indemnification under Section 1 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such director, officer, employee or agent has met the applicable standard of conduct set forth in this Section 1.  Such determination shall be made: (i) by the Board by a majority vote of those directors who were not parties to the particular action, suit or proceeding, or (ii) if there are no such non-party directors, or , even if there are, and a majority of such non-party directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.

f.          Right of Indemnitee to bring Suit.  If a claim for which the Corporation is responsible under Section 1 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee also shall be entitled to be paid the expense of prosecuting or defending such suit. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances nor an actual determination by the Corporation (including its Board, independent legal counsel, or its stockholders) that the Indemnitee is not entitled to indemnification shall create a presumption that the Indemnitee is not so entitled or in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, shall be on the Corporation.

Section 2.          Insurance.  The Corporation may, when authorized by the Board, purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify that person against such liability under the provisions of this Article IV. The risks insured under any insurance policies purchased and maintained on behalf of any person as aforesaid or on behalf of the Corporation shall not be limited in any way by the terms of this Article IV, and to the extent compatible with the provisions of such policies, the risks insured shall extend to the fullest extent permitted by law, both statutory and common.

Section 3.          Amendments.  Any repeal or amendment of this Article IV by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this Article IV, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Section 4.          Procedures for the Submission of Claims.  The Board may establish additional reasonable procedures pursuant to this Article IV for the submission of claims for indemnification, determination of the entitlement of any person thereto, and review of any such determination.

ARTICLE V

CAPITAL STOCK

Section 1.          Certificates.  The interest of each Stockholder shall be evidenced by certificates for shares of stock in such form as the Board of Directors may from time to time prescribe.  The certificates of stock shall be signed by the President or a Vice President and by the Secretary, or the Treasurer, or an Assistant Secretary, or an Assistant Treasurer, sealed with the seal of the Corporation or a facsimile thereof, and countersigned and registered in such manner, if any, as the Board of Directors may by resolution prescribe.  Where any such certificate is countersigned by a transfer agent other than the Corporation or its employee, or registered by a registrar other than the Corporation or its employee, the signature of any such officer may be a facsimile signature.  In case any officer or officers who shall have signed, or whose facsimile signature or signatures shall have been used on, any such certificate or certificates shall cease to be such officer or officers of the Corporation, whether because of death, resignation or otherwise, before such certificate or certificates shall have been delivered by the Corporation, such certificate or certificates may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature or signatures shall have been used thereon had not ceased to be such officer or officers of the Corporation.

Section 2.          Transfer.  The shares of stock of the Corporation shall be transferred only upon the books of the Corporation by the holder thereof in person or by his or her attorney, upon surrender for cancellation of certificates for the same number of shares, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require.

Section 3.          Record Dates.  The Board of Directors may fix in advance a date, not less than ten (10) nor more than sixty (60) days preceding the date of any meeting of Stockholders, or the date for the payment of any dividend, or the date for the distribution or allotment of any rights, or the date when any change, conversion or exchange of capital stock shall go into effect, as a record date for the determination of the Stockholders entitled to notice of, and to vote at, any such meeting, or entitled to receive payment of any such dividend, or to receive any distribution or allotment of such rights, or to exercise the rights in respect of any such change, conversion or exchange of capital stock, and in such case only such Stockholders as shall be Stockholders of record on the date so fixed shall be entitled to such notice of, and to vote at, such meeting, or to receive payment of such dividend, or to receive such distribution or allotment or rights or to exercise such rights, as the case may be, notwithstanding any transfer of any stock on the books of the Corporation after any such record date fixed as aforesaid.

Section 4.          Lost Certificates.  In the event that any certificate of stock is lost, stolen, destroyed or mutilated, the Board of Directors may authorize the issuance of a new certificate of the same tenor and for the same number of shares in lieu thereof.  The Board of Directors may in its discretion, before the issuance of such new certificate, require the owner of the lost, stolen, destroyed or mutilated certificate, or the legal representative of the owner to make an affidavit or affirmation setting forth such facts as to the loss, destruction or mutilation as it deems necessary, and to give the Corporation a bond in such reasonable sum as it directs to indemnify the Corporation.

ARTICLE VI

CHECKS, NOTES, ETC.

Section 1.          Checks, Notes, Etc.  All checks and drafts on the Corporation’s bank accounts and all bills of exchange and promissory notes, and all acceptances, obligations and other instruments for the payment of money, may be signed by any director of the Corporation, the President, any Vice President or the Treasurer and may also be signed by such other officer or officers, agent or agents, as shall be thereunto authorized from time to time by the Board of Directors.

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 1.          Offices.  The registered office of the Corporation shall be located at C T Corporation System, 701 South Carson Street, Suite 200, Carson City, Nevada 89701 and the C T Corporation System shall be the registered agent of this Corporation in charge thereof.  The Corporation may have other offices either within or without the State of Nevada at such places as shall be determined from time to time by the Board of Directors or the business of the Corporation may require.

Section 2.          Fiscal Year.  The fiscal year of the Corporation shall end on December 31st of each year.

Section 3.          Corporate Seal.  The seal of the Corporation shall be circular in form and contain the name of the Corporation, and the year and state of its incorporation.  Such seal may be altered from time to time at the discretion of the Board of Directors.

Section 4.          Books.  There shall be kept at such office of the Corporation as the Board of Directors shall determine, within or without the State of Nevada, correct books and records of account of all its business and transactions, minutes of the proceedings of its Stockholders, Board of Directors and committees, and the stock book, containing the names and addresses of the Stockholders, the number of shares held by them, respectively, and the dates when they respectively became the owners of record thereof, and in which the transfer of stock shall be registered, and such other books and records as the Board of Directors may from time to time determine.

Section 5.          Voting of Stock.  Unless otherwise specifically authorized by the Board of Directors, all stock owned by the Corporation, other than stock of the Corporation, shall be voted, in person or by proxy, by the President or any Vice President of the Corporation on behalf of the Corporation.

Section 6.          Election Not to Be Governed by Certain Provisions of Nevada Revised Statutes.  The Corporation elects not to be governed by the provisions of Nevada Revised Statutes 78.378 to 78.3793, inclusive, and Nevada Revised Statutes 78.378 to 78.3793, inclusive, do not apply to the Company or to an acquisition of a controlling interest in the Company by all existing stockholders and classes of stockholders of the Company and all future stockholders and classes of stockholders of the Company.

ARTICLE VIII

AMENDMENTS

Section 1.          Amendments.  The vote of the holders of at least a majority of the shares of stock of the Corporation, issued and outstanding and entitled to vote, shall be necessary at any meeting of Stockholders to amend or repeal these By-Laws or to adopt new by-laws.  These By-Laws may also be amended or repealed, or new by-laws adopted, at any meeting of the Board of Directors by the vote of at least a majority of the entire Board of Directors; provided that any by-law adopted by the Board of Directors may be amended or repealed by the Stockholders in the manner set forth above.

Any proposal to amend or repeal these By-Laws or to adopt new by-laws shall be stated in the notice of the meeting of the Board of Directors or the Stockholders, or in the waiver of notice thereof, as the case may be, unless all of the directors or the holders of record of all of the shares of stock of the Corporation, issued and outstanding and entitled to vote, are present at such meeting.

*          *          *

ANNEX A

CONDITIONS TO THE OFFER

Capitalized terms used in this Annex A and not otherwise defined herein will have the meanings assigned to them in the Agreement and Plan of Merger to which it is attached (the “Agreement”).

Notwithstanding any other term of the Offer or this Agreement, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act (relating to the obligation of Merger Sub to pay for or return tendered Shares promptly after termination or withdrawal of the Offer)), to pay for any Shares validly tendered and not validly withdrawn prior to any then-scheduled Expiration Time in connection with the Offer and, to the extent permitted by this Agreement, Merger Sub may extend, terminate or amend the Offer if:

(a)           the Minimum Condition is not satisfied; or

(b)           any of the following conditions shall not be satisfied as of the Expiration Time:

(i)               the representations and warranties of the Company set forth in Section 4.2(a) and Section 4.2(b) of the Agreement (the “Capitalization Representations”) shall be true and correct as of the Agreement Date and as of the Expiration Time with the same force and effect as if made on and as of such date, except for any de minimis inaccuracies (it being understood that the accuracy of those representations and warranties that address matters only as of a specified date shall be measured as set forth in this clause (b)(i) only as of such date);

(ii)              (A) The representations and warranties of the Company set forth in Section 4.1, Section 4.3(a), Section 4.3(b), Section 4.3(d)(i), Section 4.4(a) and (b), Section 4.8, Section 4.10 and Section 4.21 of the Agreement (the “Fundamental Representations”) shall be true and correct in all material respects as of the Agreement Date and as of the Expiration Time with the same force and effect as if made on and as of such date (it being understood that the accuracy of those representations and warranties that address matters only as of a specified date shall be measured as set forth in this clause (b)(ii) only as of such date); and (B) the representations and warranties of the Company set forth in Section 4.6(c) shall be true and correct in all respects as of the Agreement Date and as of the Expiration Time with the same force and effect as if made on and as of such date; provided, however, that for purposes of determining the accuracy of the Fundamental Representations for purposes of clause (b)(ii)(A), all qualifications in the representations and warranties based on a “Company Material Adverse Effect” and all materiality qualifications and other qualifications based on the word “material” or similar phrases (but not dollar thresholds) contained in such representations and warranties shall be disregarded;

(iii)             The representations and warranties of the Company set forth in the Agreement (other than the Capitalization Representations, the Fundamental Representations and the representations and warranties set forth in Section 4.6(c)) shall be true and correct as of the Agreement Date and as of the Expiration Time with the same force and effect as if made on and as of such date, except for any failure to be so true and correct which has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (it being understood that the accuracy of those representations and warranties that address matters only as of a specified date shall be measured as set forth in this clause (b)(iii) only as of such date); provided, however, that for purposes of determining the accuracy of the representations and warranties of the Company set forth in this Agreement for purposes of this clause (b)(iii), all qualifications in the representations and warranties based on a “Company Material Adverse Effect” and all materiality qualifications and other qualifications based on the word “material” or similar phrases (but not dollar thresholds) contained in such representations and warranties shall be disregarded;

(iv)             the Agreement shall not have been terminated in accordance with its terms;

(v)              the Company shall have complied with or performed in all material respects its covenants, agreements and obligations required to be complied with or performed by it on or prior to the Expiration Time under the Agreement;

(vi)            since the date hereof, there has not been any event, effect, occurrence, fact, circumstance, condition or change that, individually or in the aggregate, has had or would be reasonably likely to have a Company Material Adverse Effect;

(vii)           the Company shall have delivered to Parent a certificate, signed on behalf of the Company by its chief executive officer and chief financial officer, to the effect that the conditions set forth in clauses (i), (ii), (iii), (v) and (vi) of paragraph (b) above shall not have occurred and be continuing as of immediately prior to the Expiration Time; and

(viii)          no Governmental Authority of competent jurisdiction has announced, enacted, issued, promulgated, entered, enforced or deemed applicable to the Offer or the Merger any applicable Law, or issued or granted any Legal Restraint that is in effect and that has the effect of making the consummation of the Offer or the Merger illegal or which has the effect of prohibiting, enjoining, preventing or restraining the consummation of the Offer or the Merger.

The foregoing conditions shall be in addition to, and not a limitation of, the rights and obligations of Merger Sub and Parent to extend, terminate or modify the Offer pursuant to the terms and conditions of the Agreement. The foregoing conditions are for the sole benefit of Merger Sub and Parent and, subject to the terms and conditions of the Agreement and applicable Law, may be waived by Merger Sub or Parent, in whole or in part at any time and from time to time prior to the Expiration Time in the sole discretion of Merger Sub or Parent (other than the Minimum Condition, which may be waived by Merger Sub and Parent only with the prior written consent of the Company). The failure by Merger Sub or Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time, subject to the applicable rules and regulations of the SEC.